Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MUDRICK CAPITAL ACQUISITION CORPORATION II,

TITAN MERGER SUB I, INC.,

TITAN MERGER SUB II, LLC,

TOPPS INTERMEDIATE HOLDCO, INC.

and

TORNANTE-MDP JOE HOLDING LLC

dated as of

April 6, 2021

EXECUTION VERSION

EXHIBITS

Exhibit A	–	Form of Buyer Charter
Exhibit B	–	Form of Buyer Bylaws
Exhibit C	–	Form of Investor Rights Agreement
Exhibit D	–	Form of Registration Rights Agreement
Exhibit E	–	Sponsor Support Agreement
Exhibit F	–	Form of Tax Receivable Agreement
Exhibit G	–	Form of First Merger Certificate
Exhibit H	–	Form of Second Merger Certificate
Exhibit I	–	Accredited Investor Questionnaire

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 6, 2021, by and among Mudrick Capital Acquisition Corporation II, a Delaware corporation (“Buyer”), Titan Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Buyer (“First Merger Sub”), Titan Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Buyer (“Second Merger Sub”), Topps Intermediate Holdco, Inc., a Delaware corporation (the “Company”), and Tornante-MDP Joe Holding LLC, a Delaware limited liability company (“Holdings”). Buyer, First Merger Sub, Second Merger Sub, the Company and Holdings are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Buyer is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which: (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, prior to the Closing Date and the consummation of the Mergers, the Company will consummate the Pre-Closing Recapitalization;

WHEREAS, for U.S. federal income Tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment), each of the Parties intends that (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and (ii)  this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable, (ii) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of the Company;

WHEREAS, Holdings, in its capacity as the sole stockholder of the Company, has, by its execution and delivery hereof, approved and adopted this Agreement, the First Merger and the other Transactions in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”);

WHEREAS, the board of directors of Buyer has unanimously (i) determined that it is in the best interests of Buyer and the stockholders of Buyer, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable, (ii) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Buyer (the “Buyer Board Recommendation”);

WHEREAS, prior to the First Effective Time and the closing of the PIPE Investment, Buyer shall (i) subject to obtaining the approval of the Buyer Stockholder Matters, amend and restate the Existing Buyer Certificate of Incorporation to be substantially in the form of Exhibit A attached hereto (the “Buyer Charter”) and (ii) amend and restate the bylaws of Buyer to be substantially in the form of Exhibit B attached hereto (the “Buyer Bylaws”);

WHEREAS, at the Closing, Buyer, Holdings, certain Holders and certain other parties will execute and deliver an Investor Rights Agreement, substantially in the form attached as Exhibit C hereto (as amended, restated, modified, supplemented or waived from time to time, the “Investor Rights Agreement”);

WHEREAS, at the Closing, the Sponsor, Buyer, Holdings, certain Holders and certain other parties will execute and deliver an Amended and Restated Registration Rights Agreement, substantially in the form attached as Exhibit D hereto (as amended, restated, modified, supplemented or waived from time to time, the “Registration Rights Agreement”);

WHEREAS, on or prior to the date hereof, Buyer has obtained commitments in the aggregate amount of $250,000,000 (the “PIPE Financing Amount”) from certain investors (including an Affiliate (or Affiliates) of the Sponsor) for a private placement of shares of Buyer Class A Common Stock at the Per Share Price (the “PIPE Investment”) pursuant to the terms of subscription agreements (as amended, restated, modified or supplemented from time to time, each, a “PIPE Subscription Agreement”), with such private placements to be consummated prior to the consummation of the Transactions;

WHEREAS, concurrently with execution and delivery of this Agreement, (a) as part of the PIPE Investment, an Affiliate (or Affiliates) of the Sponsor has delivered a PIPE Subscription Agreement pursuant to which such Person(s) has agreed to purchase (as part of the PIPE Investment) shares of Buyer Class A Common Stock at Closing for an aggregate purchase price of up to approximately $100,000,000 (the “Mudrick Backstop Amount”) at the Per Share Price on the terms and subject to the conditions set forth therein and (b) the Sponsor and Buyer have executed and delivered that certain Sponsor Support Agreement, a copy of which is attached as Exhibit E hereto (as amended, restated, modified or supplemented from time to time, the “Sponsor Support Agreement”), pursuant to which, among other things, (i) the Sponsor has agreed to appear at the Special Meeting (including any adjournment or postponement thereof) for purposes of constituting a quorum, voting in favor of each of the Buyer Stockholder Matters and voting against any proposal that would impede the consummation of the Transaction, (ii) Sponsor has agreed not to seek redemption of any of its Buyer Common Stock, (iii) the Sponsor has agreed to waive any anti-dilution protections applicable to the Buyer Class B Common Stock issued and outstanding, and (iv) the Sponsor has agreed to the forfeiture of up to 2,635,416 shares of Buyer Class B Common Stock under the circumstances specified therein; and

WHEREAS, in connection with the Closing, 7,684,730 Holder Earnout Shares in the aggregate will be issued to the Holders, subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets as further set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01.     Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Accredited Investor” means an “accredited investor” as defined and determined pursuant to Rule 501(a) of the Securities Act.

“Accredited Investor Questionnaire” has the meaning specified in Section 3.02(b).

“Acquisition Transaction” has the meaning specified in Section 10.03(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Acquired Companies” means the Company and each of its Subsidiaries.

“Acquired Company Representative” has the meaning specified in Section 6.22.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that, other than with respect to references to Affiliates of the Sponsor in the Recitals hereto, in no event shall the Buyer Parties or the Sponsor be considered an Affiliate of any portfolio company or any investment fund affiliated with or managed by Mudrick Capital Management, L.P. nor shall any portfolio company or any investment fund affiliated with or managed by Mudrick Capital Management, L.P. be considered an Affiliate of Buyer or the Sponsor; provided, further, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Acquired Companies) of any investment fund affiliated with any direct or indirect equityholder of Holdings nor shall any portfolio company (other than the Acquired Companies) of any investment fund affiliated with any equityholder of Holdings be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries.

“Aggregate Cash Cap” means an amount equal to 60% of the Closing Merger Consideration.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” means a schedule, dated as of the Closing Date, and executed by Tornante and MDP setting forth for each Holder (i) the name and payment instructions for such Holder, (ii) the number and type of Company Common Stock held as of the Closing Date by such Holder, (iii) the Base Allocable Percentage for such Holder, (iv) the portion of the Closing Class A-2 Share Consideration, Closing Class B Share Consideration or Closing Class E Consideration, as applicable, allocable to such Holder, (v) the portion of the Closing Cash Consideration allocable to such Holder, (vi) the portion of the Closing Merger Consideration allocable to such Holder, and (vii) the Earnout Allocable Percentage for such Holder, as applicable.

“Audited Financial Statements” has the meaning specified in Section 6.05(a).

“Available Closing Buyer Cash” means an amount equal to (i) the aggregate cash proceeds from the Trust Account (after reduction for the aggregate amount required to be paid in connection with the Buyer Stockholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with Buyer or its designee pursuant to the PIPE Subscription Agreements as of immediately prior to the Closing.

“Base Allocable Percentage” means, with respect to each Holder, the percentage to be set forth across from such Holder’s name on the Allocation Schedule under the heading “Base Allocable Percentage,” which percentage shall be determined based on the amount of the Closing Merger Consideration payable to each Holder in accordance with Section 3.1 of the Holdings LLC Agreement and accounting for the Buyer Common Stock at a price per share equal to the Per Share Price. The aggregate Base Allocable Percentages in respect of all Holders shall be equal to one hundred percent (100%).

“Book-Entry Shares” has the meaning specified in Section 3.08(c).

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 10.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer” has the meaning specified in the Preamble hereto.

“Buyer Arrangements” has the meaning specified in Section 8.06.

“Buyer Board Recommendation” has the meaning specified in the Recitals hereto.

“Buyer Bylaws” has the meaning specified in the Recitals hereto.

“Buyer Charter” has the meaning specified in the Recitals hereto.

“Buyer Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Buyer. When used herein, any reference to Buyer Class A Common Stock (a) with respect to periods prior to the Closing and the effective amendment and restatement of the Existing Buyer Certificate of Incorporation in the form of the Buyer Charter, shall be a reference to Buyer Class A Common Stock having the rights, powers and preferences set forth in the Existing Buyer Certificate of Incorporation and (b) with respect to periods from and after the Closing and the effectiveness of the Buyer Charter, shall be a reference to Buyer Class A Common Stock having the rights, powers and preferences set forth in the Buyer Charter.

“Buyer Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Buyer, including the Series B-1 Common Stock of the Buyer (the “Buyer Series B-1 Common Stock”) and the Series B-2 Common Stock of the Buyer (the “Buyer Series B-2 Common Stock”). When used herein, any reference to Buyer Class B Common Stock (a) with respect to periods prior to the Closing and the effective amendment and restatement of the Existing Buyer Certificate of Incorporation in the form of the Buyer Charter, shall be a reference to Buyer Class B Common Stock having the rights, powers and preferences set forth in the Existing Buyer Certificate of Incorporation and (b) with respect to periods from and after the Closing and the effectiveness of the Buyer Charter, shall be a reference to Buyer Class B Common Stock having the rights, powers and preferences set forth in the Buyer Charter.

“Buyer Class E Common Stock” means the Class E common stock, par value $0.0001 per share, of Buyer.

“Buyer Closing Statement” has the meaning specified in Section 4.03.

“Buyer Common Stock” means, as applicable, the Buyer Class A Common Stock, Buyer Class B Common Stock and/or the Buyer Class E Common Stock.

“Buyer Cure Period” has the meaning specified in Section 12.01(d).

“Buyer Organizational Documents” means the Certificate of Incorporation and Buyer’s bylaws, as amended and in effect on the date hereof.

“Buyer Parties” means Buyer, First Merger Sub and Second Merger Sub.

“Buyer Party Representations” means the representations and warranties of Buyer, First Merger Sub and Second Merger Sub expressly and specifically set forth in ARTICLE VII of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Buyer Party Representations are solely made by Buyer, First Merger Sub and Second Merger Sub.

“Buyer Stockholder Matters” has the meaning specified in Section 10.02(a)(i).

“Buyer Stockholder Redemption” has the meaning specified in Section 10.02(a)(i).

“Buyer Stockholders” means the holders of shares of Buyer Common Stock.

“Buyer Transaction Expenses” means all accrued fees, costs and expenses of Buyer incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Buyer, whether paid or unpaid prior to the Closing.

“Buyer Warrant” means a warrant entitling the holder to purchase one share of Buyer Class A Common Stock per warrant.

“Cash and Cash Equivalents” means, for any Person, all cash and cash equivalents (including marketable securities, checks and bank deposits, but excluding all amounts payable or held for payment to the gift card customers of the Acquired Companies), in each case (including the components thereof) calculated consistent with Schedule 1.01(b) attached hereto.

“Certificate” has the meaning specified in Section 3.08(c).

“Closing” has the meaning specified in Section 4.01.

“Closing Cash and Cash Equivalents” means Cash and Cash Equivalents of the Company as of 12:01 a.m. Eastern Time on the Closing Date.

“Closing Cash Cap” means an amount equal to the Aggregate Cash Cap, minus the sum of (a) any dividend paid by the Company after the date hereof and prior to the Closing, plus (b) any amounts reasonably expected to be paid under Section 10.04(f), as determined by Holdings in good faith, plus (c) any amounts reasonably expected to be paid under the Tax Receivable Agreement, as determined by Holdings in good faith.

“Closing Cash Consideration” means an amount equal to the lesser of (a) the result equal to (i) the amount of Distributable Cash to the extent not used for a Permitted Use by the Company prior to the Closing, plus (ii) the Available Closing Buyer Cash, minus (iii) the Buyer Transaction Expenses (provided that for purposes of this calculation the Buyer Transaction Expenses shall not exceed $25,000,000 in the aggregate), minus (iv) the Company Transaction Expenses, minus (v) the amount (if any) that is the greater of (A) the amount by which Closing Cash and Cash Equivalents is less than $50,000,000 and (B) the amount by which the Closing Net Indebtedness of the Company exceeds $144,000,000, minus (vi) the Remaining Termination Payments and (b) the Closing Cash Cap; provided, that if such Closing Cash Consideration would result in (i) 5,001,125 minus (ii) the number of shares of Buyer Class A Common Stock constituting the Closing Class B Share Consideration, being a number greater than zero (such number, the “Base Number”), then the Closing Cash Consideration shall be reduced by the product of (A) the Base Number, multiplied by (B) $10.15.

“Closing Cash Percentage” means the percentage determined by dividing the Closing Cash Consideration (determined without regard to any reduction in such amount arising as a result of the proviso to the definition thereof) by the Closing Merger Consideration.

“Closing Class A-2 Cash Consideration” means an amount equal to the Closing A-2 Merger Consideration multiplied by Closing Cash Percentage.

“Closing Class A-2 Merger Consideration” means the Topps Management Base Allocable Percentage multiplied by the Closing Merger Consideration.

“Closing Class A-2 Share Consideration” means a number of shares (rounded down in the aggregate to the nearest whole share) of Buyer Class A Common Stock determined by dividing (i) the Closing Class A-2 Merger Consideration minus the Closing Class A-2 Cash Consideration by (ii) the Per Share Price.

“Closing Class B Cash Consideration” means an amount equal to (i) the Closing Cash Consideration minus (ii) the Closing Class A-2 Cash Consideration.

“Closing Class B Merger Consideration” means the Remaining Base Allocable Percentage multiplied by the Closing Merger Consideration.

“Closing Class B Share Consideration” means a number of shares (rounded down in the aggregate to the nearest whole share) of Buyer Class A Common Stock determined by dividing (i) an amount equal to (a) the Closing Class B Merger Consideration, minus the Closing Class B Cash Consideration by (ii) the Per Share Price. For the avoidance of doubt, in no event shall the Closing Class B Share Consideration be less than 5,001,125 shares of Buyer Class A Common Stock.

“Closing Class E Consideration” means a number of shares (rounded down in the aggregate to the nearest whole share) of Buyer Class E Common Stock equal to the quotient of (i) the Tornante Closing Merger Consideration, divided by (ii) the Per Share Price.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Merger Consideration” means (a) the Purchase Enterprise Value, minus (b) the Closing Net Indebtedness, minus (c) the sum of the Buyer Transaction Expenses and the Company Transaction Expenses (in the case of this clause (c), up to a maximum aggregate amount of $50,000,000; provided that for purposes of this calculation the amount of the Buyer Transaction Expenses shall not exceed $25,000,000 in the aggregate), minus (d) the Remaining Termination Payments. For the avoidance of doubt, the Closing Merger Consideration does not include the Earnout Consideration.

“Closing Net Indebtedness” means, as of 12:01 a.m. Eastern Time on the Closing Date, an amount equal to (i) the indebtedness of the Acquired Companies for borrowed money (including any such indebtedness for borrowed money outstanding as of such time as part of any Permitted Debt Financing), minus (ii) the Cash and Cash Equivalents of the Acquired Companies after giving effect to any use of Distributable Cash in accordance with the Permitted Uses prior to such time, in each case (including the component parts thereof) calculated consistent with Schedule 1.01(b) attached hereto.

“Closing Stock Amount” means an amount equal to the Closing Merger Consideration minus the Closing Cash Consideration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Class A-1 Common Stock” means the Class A-1 common stock, par value $0.01 per share, of the Company.

“Company Class A-2 Common Stock” means the Class A-2 common stock, par value $0.01 per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

“Company Closing Statement” has the meaning specified in Section 4.04.

“Company Common Stock” means the Company Class A-1 Common Stock, Company Class A-2 Common Stock and the Company Class B Common Stock.

“Company Cure Period” has the meaning specified in Section 12.01(c).

“Company Employee” means any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries.

“Company Intellectual Property” has the meaning specified in Section 6.10(a).

“Company Plans” has the meaning specified in Section 6.14(a).

“Company Products” has the meaning specified in Section 6.10(b).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in ARTICLE VI of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Stockholder Approval” has the meaning specified in the Recitals hereto.

“Company Trade Secrets” has the meaning specified in Section 6.10(d).

“Company Transaction Expenses” means all accrued fees, costs and expenses of Holdings and the Acquired Companies incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, whether paid or unpaid prior to the Closing, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Holdings and the Acquired Companies.

“Confidentiality Agreement” has the meaning specified in Section 13.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders and all amendments, modifications and supplements thereto.

“Counsel” has the meaning specified in Section 13.17.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Credit Facility” means that certain Credit Agreement dated as of October 2, 2013, among The Topps Company, Inc., Topps Intermediate Holdco, Inc., the several banks and other financial institutions or entities party thereto from time to time as lenders, Deutsche Bank AG New York Branch, as Administrative Agent, Deutsche Bank Securities Inc. and BMO Capital Markets, as Joint Lead Arrangers and Bookrunners, and BMO Capital Markets, as Documentation Agent, as amended by the First Amendment to Credit Agreement, dated as of August 25, 2016 the Second Amendment to Credit Agreement, dated as of September 30, 2019, the Third Amendment to Credit Agreement, dated as of October 18, 2019, the Fourth Amendment to Credit Agreement, dated as of October 23, 2020, and the Fifth Amendment to Credit Agreement, dated as of March 24, 2021, and as may be further amended, restated, amended and restated, supplemented or otherwise modified, extended or refinanced in connection with a Permitted Debt Financing.

“D&O Tail” has the meaning specified in Section 9.02(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Distributable Cash” means an amount of cash of the Acquired Companies equal to the lesser of (a) the amount of Closing Cash and Cash Equivalents of the Acquired Companies as of 12:01 a.m. Eastern Time on the Closing Date in excess of $50,000,000 and (b) the amount by which the Closing Net Indebtedness of the Acquired Companies is less than $144,000,000.

“DLLCA” has the meaning specified in the Recitals hereto.

“Earnout Allocable Percentage” means, with respect to each Holder, the percentage to be set forth across from such Holder’s name on the Allocation Schedule under the heading “Earnout Allocable Percentage,” which percentage shall be determined based on the portion of a distribution to which such Holder is entitled under Section 3.1(a)(xi) of the Holdings LLC Agreement.

“Earnout Consideration” means 7,684,730 Holder Earnout Shares, consisting of 3,842,365 shares of Buyer Series B-1 Common Stock and 3,842,365 shares of Buyer Series B-2 Common Stock.

“Earnout Notice” has the meaning specified in Section 9.02(b)(ii)

“Earnout Restrictions” has the meaning specified in Section 9.02(b)(iv)

“Earnout Termination Date” has the meaning specified in Section 9.02(b)

“Enforceability Exceptions” has the meaning specified in Section 5.02(a)

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment, natural resources or human health and safety (as it relates to exposure to Hazardous Materials), each as in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.08(a).

“Exchange Fund” has the meaning specified in Section 3.08(b).

“Excluded Share” has the meaning specified in Section 3.02(e).

“Existing Buyer Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Buyer, filed with the Secretary of State of the State of Delaware on December 7, 2020, as amended and in effect on the date hereof.

“Export Approvals” has the meaning specified in Section 6.20.

“Extended Termination Date” has the meaning specified in Section 12.01(c).

“FDA” has the meaning specified in Section 6.19(c)(ii).

“Financial Statements” has the meaning specified in Section 6.05(a).

“First Certificate of Merger” has the meaning specified in Section 2.02.

“First Effective Time” has the meaning specified in Section 2.02.

“First Merger” has the meaning specified in the Recitals hereto.

“First Merger Sub” has the meaning specified in the Preamble hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Government Closure” has the meaning specified in Section 8.03(a).

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” or words of similar meaning and regulatory effect under applicable Environmental Laws including asbestos, polychlorinated biphenyls, radon, urea formaldehyde, per- and polyfluoroalkyl substances, petroleum, petroleum hydrocarbons, petroleum products or petroleum by-products.

“Holder” means an equityholder of Holdings as of the date hereof. As of immediately prior to the Closing, the Holders shall directly hold all of the outstanding shares of Company Class A-1 Common Stock, Company Class A-2 Common Stock and Company Class B Common Stock, as applicable.

“Holder Earnout Shares” means shares of Buyer Class B Common Stock issued as Holder Earnout Shares pursuant to Section 3.06.

“Holdings” has the meaning specified in the Preamble hereto.

“Holdings Liquidation” has the meaning specified in Section 3.05.

“Holdings Liquidation Date” has the meaning specified in Section 3.05.

“Holdings LLC Agreement” means that certain Second Amended and Restated Operating Agreement of Holdings, dated as of July 22, 2009, as amended, modified, supplemented or waived from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICE” has the meaning specified in Section 6.21(d).

“Incentive Equity Plan” has the meaning specified in Section 9.10.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security of such Person, (iii) obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP, (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (viii) all obligations of the type referred to in clauses (i) - (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliate” has the meaning specified in Section 9.02(c).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.

“Insurance Policies” has the meaning specified in Section 6.15.

“Intellectual Property” means all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (i) patents and patent applications, including all continuations, divisionals, continuations-in-part, provisionals and patents issuing on any of the foregoing (collectively, “Patents”), (ii) trademarks, service marks, trade names, brand names, logos, corporate names, trade styles and other source of business identifiers, together with all of the goodwill associated with any of the foregoing, and all registrations, applications for registration, renewals and extensions of any of the foregoing (collectively, “Trademarks”), (iii) copyrights and rights in works of authorship, compilations, data, database and design rights, whether or not registered or published, and all registrations, applications for registration, renewal, extensions and reversions of any of the foregoing, (iv) internet domain names and social media accounts, (v) trade secrets rights and rights in confidential information and other non-public or proprietary information (whether or not patentable), including ideas, formulas, recipes, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how, customer lists and information (collectively, “Trade Secrets”), and (vi) intellectual property rights arising from or related to software or technology, and (vii) moral rights, rights of attribution, rights of privacy and publicity.

“Intended Income Tax Treatment” has the meaning specified in Section 10.04(b).

“Interim Period” has the meaning specified in Section 8.01.

“Investor Rights Agreement” has the meaning set forth in the Recitals hereto.

“IT Systems” means all information technology, computer systems, networks, servers, hardware, technology, software, databases, websites, and computer equipment owned, purported to be owned, leased or licensed by any of the Acquired Companies.

“JOBS Act” has the meaning specified in Section 9.11.

“Law” means any statute, law, ordinance, rule, regulation, Governmental Order, or other legal requirement (including common law) in each case, of any Governmental Authority.

“Lease” has the meaning specified in Section 6.07(c).

“Leased Real Property” has the meaning specified in Section 6.07(c).

“Licensed Intellectual Property” means any Intellectual Property used, held for use or practiced by an Acquired Company (other than Owned Intellectual Property).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Material Adverse Effect” means, with respect to the Company, any change, event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, assets, results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole with respect to clause (i) above: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 6.03 and, to the extent related thereto, the condition in Section 11.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the taking of any action expressly required by this Agreement or with the prior written consent of Buyer (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 6.03 and, to the extent related thereto, the condition in Section 11.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Acquired Companies, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) and (i) COVID-19 or COVID-19 Measures; provided that, in the case of clauses (a), (b), (d), (f), (g) and (i), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Acquired Companies, taken as a whole, as compared to other industry participants.

“MDP” means Madison Dearborn Partners, LLC and the investment funds it advises.

“Mergers” has the meaning specified in the Recitals hereto.

“Mudrick Backstop Amount” has the meaning set forth in the Recitals hereto.

“Multiemployer Plan” means any “multiemployer plan” subject to ERISA that is described in Section 3(37) of ERISA.

“NASDAQ” means the Nasdaq Capital Markets LLC.

“Organizational Documents” of a Person means its articles of incorporation, certificate of incorporation, articles of organization, articles of association, memorandum of association, certificate of formation, by-laws, limited liability company agreement and/or other organizational documents, as applicable.

“Overpayment Credit” means any overpayment of Taxes from a Pre-Closing Tax Period or any prepayment of Taxes in a Pre-Closing Tax Period applied to reduce Taxes in a tax period (or the portion of a Straddle Period) beginning after the Closing Date.

“Owned Intellectual Property” means any Intellectual Property that is owned or purported to be owned by an Acquired Company, including all Scheduled Intellectual Property.

“Owned Real Property” means all real property owned by the Company or its Subsidiaries.

“Party” has the meaning specified in the Preamble hereto.

“Patents” has the meaning specified in the definition of Intellectual Property.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Price” means $10.15, as the same may be adjusted in accordance with Section 1.04 hereof.

“Permits” means any approvals, authorizations, registrations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Debt Financing” has the meaning specified in Section 8.08.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions and only to the extent appropriate reserves have been established in accordance with GAAP, if required (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) the impact of which are not material to any of the Acquired Companies, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens securing any Indebtedness of the Acquired Companies as of the date of this Agreement (including pursuant to the Credit Facility) and in connection with any Permitted Debt Financing and (viii) Liens described on Schedule 1.01(a).

“Permitted Uses” has the meaning on Schedule 8.01.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, or by any of the Acquired Companies in any of their privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person.

“Personnel IP Contracts” has the meaning specified in Section 6.10(d).

“PIPE Financing Amount” has the meaning specified in the Recitals hereto.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investor” means an investor party to a PIPE Subscription Agreement.

“PIPE Subscription Agreement” has the meaning specified in the Recitals hereto.

“Plans” means any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and other employment, individual consulting, stock purchase, stock option, equity or equity-based awards, severance, retention, change in control, fringe benefit, bonus, incentive, commission, health and welfare, retirement, supplemental retirement, nonqualified deferred compensation, employee loan, retiree medical, life insurance, tuition reimbursement, employee assistance, pension and all other employee benefit plans, programs, policies, arrangements, or agreements (in each case, other than any Multiemployer Plan or governmental or statutory benefit or compensation plans and plans, programs, policies or agreements required to be maintained by applicable Law or are maintained by any Governmental Authority).

“Pre-Closing Recapitalization” has the meaning specified in Section 3.04.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion through the end of the Closing Date.

“Privacy Laws” means any and all applicable Laws and self-regulatory guidelines to which any of the Acquired Companies is bound (including of any applicable foreign jurisdiction), relating to the receipt, collection, compilation, use, storage processing, sharing, safeguarding, or security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, but not limited to, as applicable, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation (GDPR), Telephone Consumer Protection Act (TCPA), and the Children’s Online Privacy Protection Act (COPPA), and any and all applicable Laws relating to breach notification or marketing in connection with Personal Information, and any applicable Laws relating to the use of biometric identifiers.

“Privileged Communications” has the meaning specified in Section 13.17.

“Proxy Clearance Date” has the meaning specified in Section 10.02(a)(i).

“Proxy Statement” has the meaning specified in Section 10.02(a)(i).

“Publicly Available Software” means each of: (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or similar licensing and distribution models; and (b) any software that requires as a condition of use, modification, or distribution of such software that such software or other software or technology incorporated into, derived from, or distributed with such software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no or minimal charge. Publicly Available Software includes software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (A) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g. PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

“Purchase Enterprise Value” means $1,227,000,000.

“Refund Consideration” has the meaning specified in Section 10.04(e).

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Remaining Base Allocable Percentage” means 100% minus the Tornante Base Allocable Percentage minus the Topps Management Base Allocable Percentage.

“Remaining Earnout Allocable Percentage” means 100% minus the Tornante Earnout Allocable Percentage minus the Topps Management Earnout Allocable Percentage.

“Remaining Termination Payments” has the meaning given to such term in Section 8.09.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Sale Transaction” has the meaning specified in Section 3.06(c)(i)(2).

“Sanctions Laws” means (a) the economic sanctions Laws, rules, regulations and executive orders of the United States, including the International Emergency Economic Powers Act (50 U.S.C. §§1701 et seq.), the Trading with the Enemy Act (50 App. U.S.C. §§1 et seq.), and any economic sanctions administered by OFAC; and (b) any other applicable economic sanctions Laws, rules or regulations of a Governmental Authority with applicable jurisdiction over the Company or its Subsidiaries.

“Scheduled Intellectual Property” has the meaning specified in Section 6.10(a).

“Schedules” means (i) in the case of the Company, the disclosure schedules of the Company and Holdings and (ii) in the case of Buyer, the disclosure schedules of the Buyer Parties.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 7.08(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02.

“Second Effective Time” has the meaning specified in Section 2.02.

“Second Merger” has the meaning specified in the Recitals hereto.

“Second Merger Sub” has the meaning specified in the Preamble hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Group” has the meaning specified in Section 13.17.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 10.02(b).

“Specified Representations” means (a) in the case of the Company, the representations and warranties contained in Section 6.01 (Organization and Corporate Power); Section 6.02 (Subsidiaries); Section 6.03(a) (Authorization); Section 6.04 (Capitalization); and Section 6.18 (Brokerage); and (b) in the case of Buyer, the representations and warranties contained in Section 7.01 (Corporate Organization); Section 7.02 (Due Authorization); Section 7.07 (Brokers’ Fees); Section 7.11 (Capitalization).

“Sponsor” means Mudrick Capital Acquisition Holdings II LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning set forth in the Recitals hereto.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surrender Documentation” has the meaning specified in Section 3.08(c).

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 12.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement to be entered into by Buyer, the Company, Holdings, and the Holders on the Closing Date substantially in the form attached hereto as Exhibit F.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Terminating Buyer Breach” has the meaning specified in Section 12.01(d).

“Terminating Company Breach” has the meaning specified in Section 12.01(c).

“Termination Date” has the meaning specified in Section 12.01(c).

“Topps Company” means The Topps Company, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company.

“Topps Management Base Allocable Percentage” means the Base Allocable Percentage for Topps Management, LLC (prior to giving effect to any distribution to its members) as determined in accordance with the Allocation Schedule.

“Topps Management Earnout Allocable Percentage” means the Earnout Allocable Percentage for Topps Management, LLC (prior to giving effect to any distribution to its members) as determined in accordance with the Allocation Schedule.

“Tornante” means Tornante Topps LLC.

“Tornante Base Allocable Percentage” means the Base Allocable Percentage for Tornante as determined in accordance with the Allocation Schedule.

“Tornante Closing Merger Consideration” means product of (i) the Closing Merger Consideration multiplied by (ii) the Tornante Base Allocable Percentage.

“Tornante Earnout Allocable Percentage” means the Earnout Allocable Percentage for Tornante as determined in accordance with the Allocation Schedule.

“Trade Secrets” has the meaning specified in the definition of Intellectual Property.

“Trademarks” has the meaning specified in the definition of Intellectual Property.

“Transaction Agreements” shall mean this Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the Sponsor Support Agreement, the PIPE Subscription Agreements, the Buyer Charter, the Buyer Bylaws, the Tax Receivable Agreement, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers and the Pre-Closing Recapitalization; provided, that notwithstanding anything to the contrary herein, none of the Buyer Parties, the board of directors of any Buyer Party, nor the officers of any Buyer Party shall be deemed to be making any representation or warranty with respect to, or shall be deemed to have approved, the Pre-Closing Recapitalization or the Holdings Liquidation; provided, further, without limiting any rights of Holdings and the Company hereunder with respect thereto, that the boards of directors of Buyer Parties have neither reviewed nor approved any agreements, resolutions or other documents related to the Pre-Closing Reorganization or the Holdings Liquidation.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event” has the meaning specified in Section 3.06(c).

“Trust Account” has the meaning specified in Section 7.06(a).

“Trust Agreement” has the meaning specified in Section 7.06(a).

“Trustee” has the meaning specified in Section 7.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 6.05(a).

“Volume Weighted Average Share Price” means the volume-weighted average price of a share of Buyer Class A Common Stock as displayed on the Buyer’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

“Waived 280G Benefits” has the meaning specified in Section 8.06.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar laws.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 7, 2020, between Buyer and Continental Stock Transfer & Trust Company, a New York corporation.

Section 1.02.       Construction.

(a)         Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)        When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c)         Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)        Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)        The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)        All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)        The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 8:00 p.m. Eastern Time on the day that is one (1) day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail.

Section 1.03.       Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge, following reasonable inquiry of their respective direct reports, of, in the case of the Company, Mike Brandstaedter, John Mueller, Jason Thaler, Dan Carus and, in the case of the Buyer Parties, Jason Mudrick and David Kirsch.

Section 1.04.       Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock (other than in connection with the Pre-Closing Recapitalization) or shares of Buyer Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or shares of Buyer Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock or the holders of Buyer Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Buyer, the Company, First Merger Sub or Second Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

THE MERGERS

Section 2.01.       The Mergers.

(a)         At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Buyer (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b)        At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Buyer (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02.       Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and First Merger Sub shall cause the First Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit G attached hereto (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Buyer and specified in the First Certificate of Merger, being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit H attached hereto (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Buyer and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.03.       Effect of the Mergers.

(a)        At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(b)        At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Surviving Entity and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 2.04.       Governing Documents. Subject to Section 9.02, at the First Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of First Merger Sub as in effect immediately prior to the First Effective Time, except that the name of the Surviving Corporation shall be “Topps Intermediate Holdco, Inc.” Subject to Section 9.02, at the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Entity shall be “Topps Intermediate Holdco LLC.”

Section 2.05.       Directors/Managers and Officers of the Surviving Corporation and the Surviving Entity. Immediately after the First Effective Time, the board of directors and officers of the Surviving Corporation shall be the board of directors and officers of First Merger Sub immediately prior to the First Effective Time. Immediately after the Second Effective Time, the board of managers and officers of the Surviving Entity shall be the board of managers and officers as set forth in the amended and restated operating agreement of the Surviving Entity.

Section 2.06.       Further Assurances. If, at any time after the First Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger and the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, First Merger Sub and Second Merger Sub, the applicable directors, officers, members and managers of the Company, First Merger Sub and Second Merger Sub (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 3.01.       Merger Consideration. The total consideration to be paid to the Holders in respect of the First Merger shall equal (a) the Closing Merger Consideration, plus (b) the Earnout Consideration plus (c) the rights under the Tax Receivable Agreement, plus (d) the right to receive the Refund Consideration. The Closing Merger Consideration, in the form of the Closing Cash Consideration and the Closing Stock Amount, and the Earnout Consideration (subject to the vesting terms set forth herein) shall be paid to the Holders at the Closing in accordance with the Allocation Schedule and the terms herein.

Section 3.02.       Effect of First Merger on Company Common Stock. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Buyer, the following shall occur:

(a)         (i) each share of Company Class A-1 Common Stock issued and outstanding as of immediately prior to the First Effective Time (other than Excluded Shares) will be cancelled and automatically deemed for all purposes to represent the right to receive (A) a number of shares of Buyer Class E Common Stock equal to the quotient of the Closing Class E Consideration, divided by the number of shares of Company Class A-1 Common Stock issued and outstanding as of immediately prior to the First Effective Time, (B) a number of shares of each of Buyer Series B-1 Common Stock and Buyer Series B-2 Common Stock equal to the quotient of (x) the product of (1) the Tornante Earnout Allocable Percentage multiplied by (2) 3,842,365, divided by (y) the number of shares of Company Class A-1 Common Stock issued and outstanding as of immediately prior to the First Effective Time, (C) the right to receive a pro rata portion of proceeds that may become payable to the Holders under the Tax Receivable Agreement equal to the quotient of (x) the product of (1) the Tornante Earnout Allocable Percentage, multiplied by (2) the applicable proceeds that become payable thereunder (if any), divided by (y) the number of shares of Company Class A-1 Common Stock outstanding as of immediately prior to the First Effective Time and (D) the right to receive a pro rata portion of the Refund Consideration equal to the quotient of (x) the product of (1) the Tornante Earnout Allocable Percentage, multiplied by (2) the amount of the Refund Consideration (if any), divided by (y) the number of shares of Company Class A-1 Common Stock outstanding as of immediately prior to the First Effective Time;

(ii)         each share of Company Class A-2 Common Stock issued and outstanding as of immediately prior to the First Effective Time (other than Excluded Shares) will be cancelled and automatically deemed for all purposes to represent the right to receive (A) a number of shares of Buyer Class A Common Stock equal to the quotient of the Closing Class A-2 Share Consideration, divided by the number of shares of Company Class A-2 Common Stock issued and outstanding as of immediately prior to the First Effective Time, (B) an amount of cash equal to the quotient of the Closing Class A-2 Cash Consideration, divided by the number of shares of Company Class A-2 Common Stock issued and outstanding as of immediately prior to the First Effective Time, (C) a number of shares of each of Buyer Series B-1 Common Stock and Buyer Series B-2 Common Stock equal to the quotient of (x) the product of (1) the Topps Management Earnout Allocable Percentage, multiplied by (2) 3,842,365, divided by (y) the number of shares of Company Class A-2 Common Stock issued and outstanding as of immediately prior to the First Effective Time, (D) the right to receive a pro rata portion of proceeds that may become payable to the Holders under the Tax Receivable Agreement equal to the quotient of (x) the product of (1) the Topps Management Earnout Allocable Percentage, multiplied by (2) the applicable proceeds that become payable thereunder (if any) divided by (y) the number of shares of Company Class A-2 Common Stock outstanding as of immediately prior to the First Effective Time and (E) the right to receive a pro rata portion of the Refund Consideration equal to the quotient of (x) the product of (1) the Topps Management Earnout Allocable Percentage, multiplied by (2) the amount of the Refund Consideration (if any), divided by (y) the number of shares of Company Class A-2 Common Stock outstanding as of immediately prior to the First Effective Time;

(iii)        each share of Company Class B Common Stock issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares) will be cancelled and automatically deemed for all purposes to represent the right to receive (A) a number of shares of Buyer Class A Common Stock equal to the quotient of the Closing Class B Share Consideration, divided by the number of shares of Company Class B Common Stock issued and outstanding as of immediately prior to the First Effective Time, (B) an amount of cash equal to the quotient of the Closing Class B Cash Consideration, divided by the number of shares of Company Class B Common Stock issued and outstanding as of immediately prior to the First Effective Time, (C) a number of shares of each of Buyer Series B-1 Common Stock and Buyer Series B-2 Common Stock equal to the quotient of (x) the product of (1) the Remaining Earnout Allocable Percentage multiplied, by (2) 3,842,365, divided by (y) the number of shares of Company Class B Common Stock issued and outstanding as of immediately prior to the First Effective Time, (D) the right to receive a pro rata portion of proceeds that may become payable to the Holders under the Tax Receivable Agreement equal to the quotient of (x) the product of (1) the Remaining Earnout Allocable Percentage, multiplied by (2) the applicable proceeds that become payable thereunder (if any), divided by (y) the number of shares of Company Class B Common Stock outstanding as of immediately prior to the First Effective Time and (E) the right to receive a pro rata portion of the Refund Consideration equal to the quotient of (x) the product of (1) the Remaining Earnout Allocable Percentage, multiplied by (2) the amount of the Refund Consideration (if any), divided by (y) the number of shares of Company Class B Common Stock outstanding as of immediately prior to the First Effective Time.

(b)        Any payment of Buyer Class A Common Stock to a Holder pursuant to Section 3.02(a) shall be expressly conditioned upon such Holder providing written evidence reasonably satisfactory to Buyer that such Holder is an Accredited Investor (including by delivery of an Accredited Investor Questionnaire in the form attached hereto as Exhibit I (each, an “Accredited Investor Questionnaire”) completed in a manner reasonably satisfactory to Buyer).

(c)         From and after the First Effective Time, Holdings and the Holders shall cease to have any other rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the consideration set forth in Section 3.02(a). At the First Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Common Stock shall be made thereafter.

(d)        Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of First Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e)         Each share of Company Common Stock held in the Company’s treasury or owned by Buyer, First Merger Sub, Second Merger Sub or the Company immediately prior to the First Effective Time (each, an “Excluded Share”) shall be cancelled and no consideration shall be paid or payable with respect thereto.

(f)         Notwithstanding anything to the contrary herein, no fraction of a share of Buyer Common Stock will be issued by virtue of the First Merger, and each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock of the same class and series that otherwise would be received by such holder of Company Common Stock) shall not receive from Buyer any shares of Buyer Common Stock or other consideration in lieu of such fractional share.

Section 3.03.       Effect of Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any securities of Buyer or the Surviving Corporation: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the limited liability company interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the limited liability company interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.04.       Pre-Closing Recapitalization. Prior to the First Effective Time, without breach of any representation, warranty, covenant or agreement of Holdings or the Company under any Transaction Agreement and notwithstanding anything to the contrary contained herein, the Company will undergo a recapitalization duly authorized in accordance with its Organizational Documents, whereby (i) the aggregate number of authorized shares of Company Common Stock will be increased, (ii) the authorized shares of Company Common Stock will consist of shares of Company Class A-1 Common Stock, Company Class A-2 Common Stock, and Company Class B Common Stock, and (iii) each existing share of Company Common Stock as of immediately prior to such recapitalization will be exchanged (which may be by merger of a newly formed wholly owned subsidiary with and into the Company) for such new shares of Company Class A-1 Common Stock, Company Class A-2 Common Stock and Company Class B Common Stock (the “Pre-Closing Recapitalization”). The Company shall consider in good faith any comments to the definitive documentation with respect to the Pre-Closing Recapitalization provided by Buyer, which comments Buyer shall deliver to the Company promptly (and in any event within ten (10) Business Days) after receipt of drafts thereof, and the Company shall revise such definitive documentation to incorporate any changes the Parties determine are necessary or appropriate given such comments.

Section 3.05.       Holdings Liquidation and Distribution. At any time prior to the Closing Date, without breach of any representation, warranty, covenant or agreement of Holdings or the Company under any Transaction Agreement and notwithstanding anything to the contrary contained herein, Holdings shall be permitted to adopt a plan of liquidation and dissolution and distribution agreement and to effect the complete liquidation and dissolution of Holdings in accordance with the Delaware Limited Liability Company Act (the “Holdings Liquidation” and the date of such Holdings Liquidation being the “Holdings Liquidation Date”). The Holdings Liquidation shall occur immediately following the consummation of the Pre-Closing Recapitalization and in any event prior to the Closing. The Parties acknowledge and agree that the Holdings Liquidation shall result in the distribution of Company Class A-1 Common Stock, Company Class A-2 Common Stock and Company Class B Common Stock to the members of Holdings as of immediately prior to the effectiveness of the Holdings Liquidation. Holdings shall consider in good faith any comments to the definitive documentation with respect to the Holdings Liquidation provided by Buyer, which comments Buyer shall deliver to Holdings promptly (and in any event within ten (10) Business Days) after receipt of drafts thereof, and Holdings shall revise such definitive documentation to incorporate any changes the Parties determine are necessary or appropriate given such comments.

Section 3.06.       Earnout.

(a)         Holder Earnout Shares. When issued in accordance with the terms herein, the Holder Earnout Shares will be subject to (i) restrictions on transfer, as more fully described in Section 3.06(b)(iv), the Buyer Charter and the Investor Rights Agreement, as applicable, and (ii) forfeiture in the event such Holder Earnout Shares are not earned in accordance with Section 3.06(c) on or prior to the third (3rd) anniversary of the Closing Date (the “Earnout Termination Date”).

(b)        Procedures Applicable to the Holder Earnout Shares.

(i)         At the Closing, the Buyer shall place the restrictive legends, in substantially the form set forth in Section 3.06(b)(i)(A), on the certificates or book entries representing the Holder Earnout Share:

(A)            “THESE SECURITIES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THAT CERTAIN AGREEMENT AND PLAN OF MERGER, DATED APRIL 6, 2021 (THE “MERGER AGREEMENT”), BY AND AMONG TOPPS INTERMEDIATE HOLDCO, INC., MUDRICK CAPITAL ACQUISITION CORPORATION II, TITAN MERGER SUB I, INC., TITAN MERGER SUB II, LLC AND TORNANTE-MDP JOE HOLDING LLC, AS THE SAME MAY BE AMENDED, RESTATED OR AMENDED & RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE MERGER AGREEMENT HAVE BEEN FULFILLED.”

(ii)        As soon as practicable after Buyer becomes aware of the occurrence of a Triggering Event (including as a result of the receipt of written notice of a Triggering Event from MDP or Tornante), Buyer shall prepare and deliver, or cause to be prepared and delivered, in consultation with MDP and Tornante, a mutually agreeable written notice to the Holders (each, an “Earnout Notice”), which Earnout Notice shall set forth in reasonable detail the Triggering Event giving rise to the Holder Earnout Shares becoming earned, and the number of Holder Earnout Shares that have been so earned.

(iii)        Promptly following the later of (x) the date of delivery of an Earnout Notice and (y) the date on which the Lock Up Period (as defined in the Buyer Charter or the Investor Rights Agreement, as applicable) expires with respect to the applicable Holder Earnout Shares, the Buyer shall cause the legend set forth in Section 3.06(b)(i)(A) to be removed from certificates or book entries representing Holder Earnout Shares to which the Earnout Restrictions have ceased to apply.

(iv)       Subject to, and without limitation of, the terms of the Buyer Charter, the Buyer Bylaws and the Investor Rights Agreement, as applicable, the holders of the Holder Earnout Shares shall not directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Holder Earnout Shares (such restrictions, the “Earnout Restrictions”), in each case, until the date on which the relevant Triggering Event(s) has been satisfied as described in Section 3.06(c) below, and thereafter, such Holder Earnout Shares shall continue to be subject to the terms and restrictions of the Buyer Charter, the Buyer Bylaws and the Investor Rights Agreement, including any applicable Lock Up Period thereunder.

(v)        For the avoidance of doubt, no additional shares of the Buyer Common Stock will be subject to the Earnout Restrictions in this Section 3.06, and upon the earlier of (i) all of the Holder Earnout Shares becoming earned in accordance with this Section 3.06, and (ii) the Earnout Termination Date, the provisions of this Section 3.06 shall no longer have any force or effect. Notwithstanding the foregoing, any Holder Earnout Shares that are not earned in accordance with the terms of Section 3.06 as of the end of the day on the Earnout Termination Date shall be automatically forfeited to the Buyer, in each case without any further action by any Person, and shall be cancelled and retired, and the Holders shall not have any rights with respect thereto.

(c)         Triggering Events. The Holder Earnout Shares shall be earned, and as a result no longer subject to the Earnout Restrictions, as follows (each such event, a “Triggering Event”):

(i)          with respect to shares of Buyer Series B-1 Common Stock that constitute Holder Earnout Shares, the earlier to occur of the following (but only if occurring on or prior to the eighteen (18) month anniversary of the Closing Date):

(1)            the Volume Weighted Average Share Price equals or exceeds $14.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading day period following the Closing; and

(2)            if Buyer, the Surviving Entity or any of its Subsidiaries consummates a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially all of its assets (each, a “Sale Transaction”) and the consideration (other than contingent consideration) payable in respect of each outstanding share of Buyer Class A Common Stock exceeds $14.00 per share; and/or

(ii)         with respect to any shares of Buyer Series B-1 Common Stock for which a Triggering Event has not previously occurred and any shares of Buyer Series B-2 Common Stock that constitute Holder Earnout Shares, the earlier to occur of the following (but only if occurring on or prior to the Earnout Termination Date):

(1)            the Volume Weighted Average Share Price equals or exceeds $16.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading day period following the Closing; and

(2)            if Buyer, the Surviving Entity or any of its Subsidiaries consummates a Sale Transaction and the consideration (other than contingent consideration) payable in respect of each outstanding share of Buyer Class A Common Stock exceeds $16.00 per share.

(d)        Achievement of Multiple of Triggering Events. For the avoidance of doubt, each Triggering Event pursuant to Section 3.06(c) will only be deemed to occur once, if at all, and in no event shall the Holders or any other Person, in the aggregate, be entitled to more than 7,684,730 Holder Earnout Shares.

(e)        Adjustments. If the Buyer at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the applicable Organizational Documents, scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leveraged recapitalization), each of the applicable per share prices in Section 3.06(c) shall be equitably adjusted by the Buyer in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment of the applicable Organizational Documents, scheme, arrangement or extraordinary dividend or other applicable transaction.

(f)         Forfeiture. Notwithstanding anything to the contrary contained in this Section 3.06, in the event of any Sale Transaction that does not constitute a Triggering Event, any outstanding Holder Earnout Shares for which a Triggering Event has not occurred as of the consummation of such Sale Transaction shall be automatically forfeited to Buyer, without any further action by any Person, and shall be cancelled and retired, and the Holders shall not have any rights with respect thereto.

Section 3.07.      Allocation Schedule. At least one (1) Business Day prior to the Closing Date, the Company shall deliver the Allocation Schedule to Buyer and the Exchange Agent. The Allocation Schedule and the calculations and determinations contained therein shall be prepared in accordance with the Organizational Documents of the Company, the DGCL and the applicable definitions contained in this Agreement.

Section 3.08.       Surrender of Company Common Stock and Disbursement of Consideration.

(a)         Prior to the First Effective Time, Buyer shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purposes of exchanging shares of Company Common Stock for the portion of the Closing Merger Consideration and the Holder Earnout Shares payable to each Holder pursuant to Section 3.01.

(b)        At the First Effective Time, Buyer shall deposit with the Exchange Agent to be held in trust the aggregate amount of the cash equal to the Closing Cash Consideration and make available the aggregate amount of equity equal to the Closing Stock Amount and the Holder Earnout Shares, in each case, required pursuant to the Allocation Schedule to fund the payments set forth in Section 3.02(a)(i), Section 3.02(a)(ii) and Section 3.02(a)(iii). Such cash and equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. At the First Effective Time, Buyer shall deliver irrevocable instructions to the Exchange Agent to deliver the Closing Merger Consideration out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this ARTICLE III.

(c)         No later than five (5) days prior to the anticipated Closing Date, Buyer shall deliver or cause to be delivered to each Holder: a letter of transmittal in customary form mutually agreed between Buyer and the Company as soon as practicable after the date hereof (the “Letter of Transmittal”) specifying that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon delivery to the Exchange Agent of (x) the stock certificates representing all of such shares of Company Common Stock (“Certificates”) (or affidavits of loss in lieu of the Certificates as provided in Section 3.08(f)) or (y) any shares of Company Common Stock in book-entry form (“Book-Entry Shares””)(clauses (x) or (y), together with the Letter of Transmittal, the “Surrender Documentation”). Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.08(f)) or Book-Entry Shares to the Exchange Agent in accordance with the terms of the Surrender Documentation, the Exchange Agent will deliver to the holder of such Certificate or Book-Entry Shares in exchange therefor such holder’s portion of the Closing Merger Consideration and Holder Earnout Shares as determined in accordance with Section 3.02(a) hereof, with: (A) any cash portion of the Closing Merger Consideration being delivered in accordance with instructions provided by such Holder in the Letter of Transmittal and (B) the equity portion of the Closing Merger Consideration and Holder Earnout Shares being delivered via book-entry issuance, in each case, less any required Tax withholdings as provided in Section 3.09; provided, however, that if the holder of such Certificate or Book-Entry Shares delivers to the Exchange Agent the Surrender Documentation with respect to such Holder’s Certificates or Book-Entry Shares at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate or Book-Entry Shares in exchange therefor such holder’s portion of the Closing Merger Consideration and Holder Earnout Shares covered by such Surrender Documentation in accordance with clauses (A) and (B) of this sentence on the Closing Date or as promptly as practicable thereafter. The Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate or Book-Entry Share shall represent after the First Effective Time for all purposes only the right to receive the applicable portion of the consideration set forth in Section 3.02(a) attributable to such Certificate or Book-Entry Share. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the applicable portion of the Closing Merger Consideration and Holder Earnout Shares to be delivered upon due surrender of the Certificate or Book-Entry Shares may be issued to such transferee if the Certificate or Book-Entry Shares formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(d)        From and after the First Effective Time, there shall be no transfers on the transfer books of the Company of any shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, the Surviving Entity, Buyer or the Exchange Agent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 3.09) the portion of the consideration set forth in Section 3.02(a) represented by such Certificate or Book-Entry Share, as applicable.

(e)         Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Company for one hundred and eighty (180) days after the First Effective Time may be delivered to the Surviving Entity upon the Surviving Entity’s instruction. Any Holder who has not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Entity for payment of their respective portion of the consideration set forth in Section 3.02(a) (after giving effect to any required Tax withholdings as provided in Section 3.09) upon due surrender of its Certificates (or affidavits of loss in lieu of such certificates as provided in Section 3.08(f) or other applicable documentation) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Surviving Entity, Buyer, the Exchange Agent or any other Person shall be liable to any Holder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)         In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed; and (ii) if required by Buyer, the posting by such Person of a bond in customary amount and upon such terms as may be required by Buyer as indemnity against any claim that may be made against it, the Surviving Corporation or the Surviving Entity with respect to such Certificate, the Exchange Agent will deliver to such Person the portion of the Closing Merger Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 3.09).

Section 3.09.       Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Buyer, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of any such payment under applicable Law. If Buyer, First Merger Sub, Second Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment to Holdings hereunder is subject to deduction and/or withholding, then Buyer shall (i) provide notice to Holdings as soon as reasonably practicable after such determination and (ii) cooperate with Holdings to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

ARTICLE IV

CLOSING TRANSACTIONS; ADJUSTMENT TO MERGER CONSIDERATION

Section 4.01.       Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE XI (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Buyer and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02.       Closing Deliverables.

(a)         Company and Holdings Closing Deliverables. At the Closing, the Company or Holdings shall deliver to Buyer:

(i)          evidence that the Pre-Closing Recapitalization and the Holdings Liquidation have been effectuated substantially as described in Section 3.04 and Section 3.05;

(ii)         the Tax Receivable Agreement, duly executed by the Holders party thereto;

(iii)        the Investor Rights Agreement, duly executed by the Holders party thereto; and

(iv)        the Registration Rights Agreement, duly executed by the Holders party thereto.

(b)         Buyer Closing Deliverables. At the Closing, Buyer shall;

(i)         deposit (or cause to be deposited) with the Exchange Agent the Exchange Fund;

(ii)        deliver to the Holders and the Company, the Tax Receivable Agreement, duly executed by Buyer;

(iii)       deliver to the Holders and the Company, the Investor Rights Agreement, duly executed by Buyer; and

(iv)       deliver to the Holders and the Company the Registration Rights Agreement, duly executed by the Buyer and the Sponsor.

Section 4.03.       Buyer Closing Statement. At least two (2) Business Days prior to the Closing Date, and in any event not earlier than the time that holders of Buyer Class A Common Stock may no longer elect redemption in accordance with the Buyer Stockholder Redemption, Buyer shall prepare and deliver to the Company a statement (the “Buyer Closing Statement”) setting forth in good faith: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Buyer Stockholder Redemption) and the PIPE Investment proceeds received and to be received by Buyer prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the Buyer Stockholder Redemption; (c) the Available Closing Buyer Cash resulting therefrom; (d) the amount of the Buyer Transaction Expenses (including copies of invoices for third party Buyer Transaction Expenses (whether paid or unpaid prior to Closing), together with applicable Tax forms for any unpaid Buyer Transaction Expenses), (e) the number of shares of Buyer Class A Common Stock to be outstanding as of immediately prior to the Closing after giving effect to the Buyer Stockholder Redemption and the issuance of shares of Buyer Class A Common Stock pursuant to the PIPE Subscription Agreements and (f) the number of shares of Buyer Class A Common Stock that may be issued upon the exercise of all Buyer Warrants issued and outstanding as of immediately prior to the Closing and the exercise prices therefor; in each case, including reasonable supporting detail therefor. The Buyer Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Buyer Closing Statement until the Closing, Buyer shall (x) cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within Buyer’s or its Representatives’ possession or control in connection with the Company’s review of the Buyer Closing Statement and (y) consider in good faith any comments to the Buyer Closing Statement provided by the Company, which comments the Company shall deliver to Buyer no less than one (1) Business Day prior to the Closing Date, and Buyer shall revise such Buyer Closing Statement to incorporate any changes Buyer determines are necessary or appropriate given such comments.

Section 4.04.       Company Closing Statement. At least four (4) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a statement (the “Company Closing Statement”) setting forth its good faith estimate as of the Closing Date of: (a) the Company’s calculation of Closing Cash and Cash Equivalents; (b) the amount of the Company Transaction Expenses (including copies of invoices for third party Company Transaction Expenses (whether paid or unpaid prior to Closing), together with applicable Tax forms for any unpaid Company Transaction Expenses); and (c) the Company’s calculation of the Closing Net Indebtedness, in each case, including reasonable supporting detail therefor. The Company Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Company Closing Statement until the Closing, the Company shall (x) reasonably cooperate with and provide Buyer and its Representatives information reasonably requested by Buyer or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with Buyer’s review of the Company Closing Statement and (y) consider in good faith any comments to the Company Closing Statement provided by Buyer, which comments Buyer shall deliver to the Company no less than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are necessary or appropriate given such comments or relating to updated information after initial delivery thereof (and as so revised or updated shall thereafter be deemed the Company Closing Statement). The Buyer Parties shall be entitled to rely (without any duty of inquiry) upon the Company Closing Statement and the Allocation Schedule. The Company and Holdings hereby waive, and the Letter of Transmittal that shall be required to be delivered by the Holders as a condition to receipt of any consideration hereunder shall include a waiver of, any and all claims (x) that the Allocation Schedule did not accurately reflect the terms of the Company Organizational Documents, and (y) in connection with the issuance of any securities of the Company (including any rights to indemnities from the Company or any of its Affiliates pursuant to any Contract entered into by such holder in connection with such issuance).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings represents and warrants to Buyer that the statements in this ARTICLE V are true and correct, except as set forth in the Schedules accompanying this ARTICLE V. The Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of this ARTICLE V; however, information disclosed on one section of the Schedules shall be deemed to be disclosed on another section of the Schedules or be deemed to be an exception to another representation and warranty in this ARTICLE V, in each case, if the relevance of such information to such other section of the Schedules is reasonably apparent on its face. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement:

Section 5.01.          Organization and Corporate Power. Holdings has been duly organized, and is validly existing and in good standing, under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own and operate its properties and to carry on its businesses as now conducted. The copies of the Organizational Documents of Holdings certified by the Secretary of the State of Delaware (to the extent applicable), as in effect on the date hereof, previously made available by Holdings to Buyer are (i) true, correct and complete, (ii) in full force and effect and (iii) have not been further amended in any respect other than in connection with the Pre-Closing Recapitalization. Holdings is qualified to do business and is in good standing as a foreign entity in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Effect. Holdings is not in violation of any of the provisions of its Organizational Documents.

Section 5.02.          Authorization; No Conflicts.

(a)         Holdings has full limited liability company, power and authority to execute and deliver this Agreement and each Transaction Agreement that is to be executed by Holdings, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Transaction Agreements to be executed by Holdings and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of management of Holdings, and Holdings, in its capacity as the sole stockholder of the Company, has, by its execution and delivery hereof irrevocably delivered the Company Stockholder Approval, and no other corporate proceedings on the part of Holdings are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Transaction Agreements to be executed by Holdings will be, at or prior to the Closing, duly and validly authorized, executed and delivered by Holdings, and assuming that this Agreement and each of the Transaction Agreements to be executed by Holdings is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Transaction Agreements to be executed by Holdings when so executed and delivered will constitute, legal, valid and binding obligations of Holdings, enforceable against Holdings, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity (the "Enforceability Exceptions").

(b)        The execution, delivery and performance of this Agreement and any Transaction Agreement to which Holdings is a party by Holdings and the consummation of the transactions contemplated hereby or thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Organizational Documents of Holdings, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Holdings or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Holdings is a party or by which any of its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Holdings except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Holdings to enter into and perform its obligations under this Agreement or any Transaction Agreement to which Holdings is a party.

Section 5.03.          Title to the Company Common Stock. (i) As of the date hereof and through the Holdings Liquidation, Holdings has good and valid title to and owns, beneficially and of record, all of the outstanding shares of Company Common Stock free and clear of all Liens other than with respect to applicable securities Laws and (ii) following the Holdings Liquidation, the Holders will have, good and valid title to and own, beneficially and of record, all of the outstanding shares of Company Common Stock free and clear of all Liens other than with respect to applicable securities Laws.

Section 5.04.        Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings, threatened against or affecting Holdings at law or in equity, or before or by any Governmental Authority, which would adversely affect Holdings’ performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 5.05.        Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Holdings.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that the statements in this ARTICLE VI are true and correct, except as set forth in the Schedules accompanying this ARTICLE VI. The Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of this ARTICLE VI; however, information disclosed on one section of the Schedules shall be deemed to be disclosed on another section of the Schedules or be deemed to be an exception to another representation and warranty in this ARTICLE VI, in each case, if the relevance of such information to such other section of the Schedules is reasonably apparent on its face. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement:

Section 6.01.          Organization and Corporate Power. The Company has been duly incorporated, and is validly existing and in good standing, under the Laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted. The copies of the Organizational Documents of the Company certified by the Secretary of the State of Delaware, as in effect on the date hereof, previously made available by the Company to Buyer are (i) true, correct and complete, (ii) in full force and effect and (iii) have not been amended in any respect. The Company is qualified to do business and is in good standing as a foreign entity in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Effect. The Company is not in violation of any of the provisions of its Organizational Documents.

Section 6.02.        Subsidiaries. Except as set forth on Schedule 6.02, the Company does not own or hold the right to acquire any shares, stock, partnership interest or joint venture interest or other equity interest in any other corporation, organization or entity. Except as set forth on Schedule 6.02, the Company owns, directly or indirectly, of record and beneficially, all shares, capital stock and other equity interests in each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens and Liens arising under applicable securities Laws), and all such shares, capital stock and other equity interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such shares, capital stock and other equity interests). Each of the Subsidiaries of the Company is duly incorporated, formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of incorporation, formation or organization, and each of the Subsidiaries of the Company has all requisite corporate (or comparable) power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of the Subsidiaries of the Company is qualified to do business and is in good standing (or its equivalent, if applicable) as a foreign entity in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Effect. The respective jurisdiction of incorporation or organization of each Subsidiary of the Company is set forth on Schedule 6.02.

Section 6.03.          Authorization; No Conflicts.

(a)            The Company has full corporate power and authority to execute and deliver this Agreement and each Transaction Agreement that is to be executed by the Company, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Transaction Agreements to be executed by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Company, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Transaction Agreements to be executed by the Company will be, at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Transaction Agreements to be executed by the Company is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Transaction Agreements to be executed by the Company when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.

(b)            Except for compliance with the requirements under the HSR Act, Securities Laws, the rules and regulations of NASDAQ and any other regulations applicable to the consummation of the transactions contemplated hereby and set forth on Section 6.13 and as set forth on Schedule 6.03, the execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquired Company is a party by such Acquired Company and the consummation of the transactions contemplated hereby or thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Organizational Documents of any Acquired Company, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to the Acquired Companies or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract required to be set forth on Schedule 6.09 (other than with respect to any Plan), or (d) result in the creation of any Lien upon any of the properties or assets of any Acquired Company, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Acquired companies, taken as a whole.

Section 6.04.          Capitalization.

(a)            All of the outstanding shares of capital stock or other equity interests of the Company (i) have been duly authorized and are validly issued, fully paid and non-assessable, (ii) were issued in compliance with Law, (iii) were not issued in breach or violation of any Contract or right of first refusal, rights of first offer or similar rights, and (iv) prior to the Holdings Liquidation Date, are owned by Holdings free and clear of all Liens other than with respect to applicable securities Laws. Except as set forth on Schedule 6.04, there are no outstanding options, warrants, redemption rights, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares or securities containing any equity features of the Company, or Contracts, commitments, understandings or arrangements, by which the Company is or may become bound to issue additional shares or other equity interests or options, warrants, scrip, rights to subscribe to, purchase rights, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares or other equity interests.

(b)         All of the outstanding shares of capital stock or other equity interests of each of the Acquired Companies have been duly authorized and are validly issued and are fully paid and nonassessable. Except as set forth on Schedule 6.04, there are no securities or rights of any of the Acquired Companies, or Contracts, commitments, understandings or arrangements by which any of the Acquired Companies is bound obligating any of the Acquired Companies to redeem or otherwise acquire any shares, shares of capital stock or other equity interests of the Acquired Companies. Except as set forth on Schedule 6.04, none of the Acquired Companies has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exchangeable or exercisable for shares or securities having the right to vote) with the share or equity holders of any of the Acquired Companies on any matter. Except as set forth on Schedule 6.04, there are no voting trusts or other agreements or understandings to which any of the Acquired Companies is a party with respect to the voting of the shares, shares of capital stock or other equity interests of the Acquired Companies.

Section 6.05.          Financial Statements.

(a)          Attached as Schedule 6.05 are the (i) audited consolidated balance sheets, consolidated statements of operations and comprehensive income, consolidated statements of members’ equity and consolidated statements of cash flows of Holdings and its Subsidiaries, as of and for Holdings’ 2019 and 2018 fiscal years ended, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet, consolidated statement of operations and comprehensive income, consolidated statement of stockholders’ equity and consolidated statement of cash flows of the Company and its Subsidiaries, as of and for the Company’s fiscal year ended January 2, 2021 (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements comply as to form in all material respects, and were prepared in accordance, with GAAP applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial position of Holdings and its Subsidiaries (in the case of the Audited Financial Statements) and the Company and its Subsidiaries (in the case of the Unaudited Financial Statements), in each case, at the date thereof and the results of their respective operations, changes in equity and cash flows for the period indicated therein (as applicable) and were derived from and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries (in the case of the Unaudited Financial Statements) and Holdings and its Subsidiaries (in the case of the Audited Financial Statements).

(b)         The Company has established and maintains a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(c)            There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 6.06.          No Material Adverse Effect; Absence of Certain Developments.

(a)            Since January 2, 2021 through the date of this Agreement, there has not been any Material Adverse Effect.

(b)            Except as set forth on Schedule 6.06, except in connection with the transactions contemplated by this Agreement (including the Pre-Closing Recapitalization), since January 2, 2021 through the date of this Agreement, none of the Acquired Companies has engaged in any material transaction that was not in the ordinary course of business. Without limiting the generality of the foregoing, and except as set forth on Schedule 6.06 and except in connection with the transactions contemplated by this Agreement, since January 2, 2021 through the date of this Agreement, none of the Acquired Companies has taken any action that would have been prohibited by, or required the consent of Buyer under, Section 8.01 if it had been taken after the date hereof and prior to the Closing Date.

Section 6.07.          Title to Properties.

(a)           Each of the Acquired Companies owns good and valid title to, or hold a valid leasehold interest in, all of the material tangible personal property used by them in the conduct of the Business, free and clear of all Liens, except for Permitted Liens. Each such item of material tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

(b)           Schedule 6.07 contains a list of all Owned Real Property. The Acquired Companies have good, valid and marketable title in fee simple to all Company Owned Real Property, free and clear of all Liens of any nature whatsoever except Permitted Liens. There are no outstanding options or other contractual rights to purchase, lease, occupy or use, or rights of first refusal to purchase, the Owned Real Property or any portion thereof or interests therein. The present use and operation of the Owned Real Property is authorized by, and is in compliance in all material respects with, all applicable zoning, land use, building and fire Laws. There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Owned Real Property to any Person other than the Acquired Companies, and there is no Person in possession of any of the Owned Real Property other than the Acquired Companies. .

(c)           Schedule 6.07 contains a list of all material real property leased or subleased by each of the Acquired Companies as of the date hereof (the “Leased Real Property”). The Acquired Companies have delivered to the Buyer a true, correct and complete copy of the underlying lease with respect to each parcel of Leased Real Property (each, a “Lease”). Except as set forth on Schedule 6.07, with respect to each of the Leases: (i) to the Company’s knowledge, either the Company or one of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of real property leased by any Acquired Company; (ii) none of the Acquired Companies have received written notice of any existing or potential material defaults thereunder by such Acquired Company (as applicable) nor, to the Company’s knowledge, are there any existing material defaults by the lessor thereof; and (iii) to the Company’s knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by any of the Acquired Companies (as applicable) or, to the Company’s knowledge, any other party thereto. The present use and operation of the Leased Real Property is authorized by, and is in compliance in all material respects with, all applicable zoning, land use, building and fire Laws. There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Leased Real Property to any Person other than the Acquired Companies, and there is no Person in possession of any of the Leased Real Property other than the Acquired Companies.

Section 6.08.          Tax Matters.

(a)            All income and other material Tax Returns required by Law to be filed by any of the Acquired Companies have been timely filed (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b)            All material Taxes due and payable by any of the Acquired Companies, whether or not shown on any Tax Return, have been paid.

(c)            Each Acquired Company has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)            No Acquired Company is currently engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. No Acquired Company has received any written notice from a Taxing Authority of a dispute or claim with respect to any material amount of Taxes, other than disputes or claims that have since been resolved, and to the Company’s knowledge, no such claims have been threatened in writing. No claim has been made by any Taxing Authority in writing in a jurisdiction where any Acquired Company does not file a Tax Return that such entity is or may be subject to Tax by that jurisdiction that is outstanding or otherwise unresolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, a material amount of Taxes of any Acquired Company.

(e)          Within the past three (3) years, no Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(f)            With respect to any taxable period of which the statute of limitations remains open or otherwise to the Company’s knowledge, no Acquired Company has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)            There are no Liens with respect to Taxes on any of the assets of any Acquired Company, other than Permitted Liens.

(h)          No Acquired Company has any material liability for the Taxes of any Person (other than another Acquired Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by contract (except, in the case of (ii) and (iii), for liabilities pursuant to contracts entered into in the ordinary course of business not primarily relating to Taxes).

(i)           No Acquired Company has made a written request for an advance tax ruling, written request for technical advice, or a written request for a change of any method of accounting that is in progress or pending with any Taxing Authority with respect to income Taxes or a material amount of non-income Taxes.

(j)           No Acquired Company will be required to include any material amount in taxable income, or exclude any material item of deduction or loss from taxable income, for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing (other than amounts received or recognized in the ordinary course of business), (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(k)             Each Acquired Company is in compliance in all material respects with all applicable transfer pricing laws and regulations.

(l)              Each Acquired Company has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such Taxes to the appropriate Taxing Authorities, or has been furnished properly completed exemption certificates.

(m)            No Acquired Company has ever been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return (other than any such group the common parent of which is the Company or a Subsidiary of the Company). No Acquired Company is a party to, or bound by, any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are entered into in the ordinary course of business and are not primarily relating to Taxes).

(n)           No Acquired Company has any outstanding claim for a refund with any Taxing Authority in respect of Taxes for a Pre-Closing Period.

(o)           No Acquired Company has taken any action (or permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

For purposes of this Section 6.08, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Subsidiary, as applicable. This Section 6.08, and, to the extent expressly related to Taxes, Section 6.05, Section 6.12 and Section 6.14, are the sole and exclusive representations and warranties of the Acquired Companies in respect of Taxes.

Section 6.09.          Contracts and Commitments.

(a)         Except as set forth on Schedule 6.09, none of the Acquired Companies is, as of the date hereof, a party to any: (i) collective bargaining agreement; (ii) pension, profit sharing or retirement plan, other than any Multiemployer Plan or any Company Plan, whether or not set forth in Section 6.14 or the Schedules relating thereto; (iii) Contract for the employment of any officer or individual employee on a full-time basis providing for a base salary in excess of three hundred thousand dollars ($300,000) per annum, except for any such Contracts that are terminable upon notice of sixty (60) days or less by an Acquired Company without liability or financial obligation; (iv) agreement, indenture or other evidence of Indebtedness relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien set forth in clauses (i)-(vi) of the definition thereof) on any portion of the assets of the Acquired Companies; (v) guaranty of any obligation for borrowed money or other material guaranty; (vi) any individual lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the rent exceeds two hundred and fifty thousand dollars ($250,000) in a twelve (12) month period; (vii) lease or agreement under which it is lessor of or permits any third-party to hold or operate any property, real or personal, for which the rent exceeds one hundred thousand dollars ($100,000) in a twelve (12) month period; (viii) other than purchase orders entered into in the ordinary course of business, any Contracts with any customers or suppliers of the Acquired Companies, in each case involving consideration in excess of seven hundred fifty thousand dollars ($750,000); (ix)  Contracts pursuant to which any of the Acquired Companies grants to a third-party, or a third-party grants to the Company or any of their Acquired Companies, a license, sublicense, right, consent, waiver, covenant or non-assertion with respect to any material Intellectual Property, in each case involving consideration in excess of $500,000 per annum, other than Contracts for the license of commercially available, off-the-shelf software available on standard terms; (x) Contracts that provide for (A) the creation or development by any Acquired Company for any other Person, or for any Acquired Company by any other Person, of material Intellectual Property (including any joint development), or (B) the assignment or other transfer to any Acquired Company from any other Person, or from any Acquired Company to any other Person, of any material Intellectual Property; (xi) Contracts prohibiting or restricting in any respect the ability of any Acquired Company to engage in any business, to operate in any geographical area or to compete with any Person; (xii) Contracts relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material assets or line of business entered into during the past three (3) years or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material assets or line of business; (xiii) each joint venture Contract, partnership agreement, limited liability company agreement, strategic alliance agreement or other similar Contract with a third party (a) involving any sharing of profits, revenues, fee income, losses, costs or liabilities or otherwise based in whole or in part on financial performance measures of the Acquired Companies, other than royalties and other fees paid under licenses entered into in the ordinary course of business or (b) pursuant to which the Acquired Companies have any ownership interest in any other Person (in each case, other than with respect to wholly owned Subsidiaries of the Company); (xiv) Contracts providing for the grant of an option or a first-refusal, first-offer or similar preferential right to purchase, lease or acquire any material asset of the Acquired Companies; (xv) Contracts granting exclusivity, “most favored nations”, “take or pay” or similar rights, in each case involving consideration in excess of five hundred thousand dollars ($500,000); (xvi) Contract with any supplier (a) that is a sole source supplier to the Acquired Companies or (b) from which the Acquired Companies source substantially all of their supply of any material product or service, except where the Acquired Companies would likely be able to replace such source of supply with a substitute supply without material delay; (xvii) Contracts under which any of the benefits thereunder, to any Person party thereto, shall be increased, or the vesting of benefits of which shall be accelerated, solely by the consummation of the Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Transactions, excluding any Plan; (xviii) Contracts currently in effect to which any present or former director, officer, employee, stockholder or holder of derivative securities of the Acquired Companies, or any member of any such Person’s immediate family, or any entity owned or controlled by any such Person, is a party, excluding any Plans or other benefit or compensation plan or other plans, programs, policies, commitments or arrangements; (xix) settlement or coexistence agreement with respect to any pending or threatened action (a) entered into within twelve (12) months prior to the date of this Agreement, other than settlement agreements for cash only (which has been paid) that does not exceed $200,000 as to such settlement or (b) with respect to which unsatisfied amounts or ongoing obligations remain outstanding; (xx) documents that may be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; and (xxi) any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b)            Each of the Contracts listed or required to be listed on Schedule 6.09 is in full force and effect, and is the legal, valid and binding obligation of either the Company or a Subsidiary of the Company which is party thereto, and, to the Company’s knowledge, of the other parties thereto enforceable against each of them in accordance with its terms. Except as set forth on Schedule 6.09, no Acquired Company is in material default under any Contract listed or required to be listed on Schedule 6.09, and, to the Company’s knowledge, the other party to each of the Contracts listed or required to be listed on Schedule 6.09 is not in material default thereunder. Except as set forth on Schedule 6.09, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of the Company, or any Subsidiary of the Company or, to the Company’s knowledge, any other party under any Contract listed or required to be listed on Schedule 6.09. To the knowledge of the Company, (i) no party to any Contract listed or required to be listed on Schedule 6.09 has exercised any termination rights with respect thereto, and (ii) no party has given written notice of any material dispute with respect to any Contract listed or required to be listed on Schedule 6.09. The Company has made available to the Buyer true and correct copies of each Contract listed or required to be listed on Schedule 6.09, together with all material amendments, modifications or supplements thereto.

Section 6.10.          Intellectual Property; IT and Privacy Matters.

(a)            Part 1 of Schedule 6.10(a) sets forth a true, correct and complete list of all registered or applied for items of Intellectual Property (including issued patents), in each case, included in the Owned Intellectual Property (collectively, the “Scheduled Intellectual Property”), including, for each item listed, the record owner, jurisdiction, registration, issuance or application number and registration, issuance or application date, as applicable, status and registrar, as applicable, of each such item. Part 2 of Schedule 6.10(a) sets forth a true, correct and complete list of all material unregistered Trademarks (i.e., material Trademarks for which no Acquired Company owns a registration or pending application) included in the Owned Intellectual Property. Other than where the applicable Acquired Company has, in its reasonable business judgment, determined that Owned Intellectual Property is not material to its business, or in its reasonable business judgment has decided to cancel, abandon, allow to lapse, or not renew such issuance, registration, or application, (a) on a rolling basis, all necessary registration, maintenance and renewal fees due and owing in connection with the Scheduled Intellectual Property are paid to, and all necessary documents, recordations and certifications are filed with the appropriate Governmental Authority for the purposes of maintaining, perfecting and recording ownership of all Scheduled Intellectual Property by the applicable Acquired Company and (b) no issuance or registration obtained or acquired by an Acquired Company, and no application filed or acquired by an Acquired Company, for any Scheduled Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed. All Scheduled Intellectual Property is subsisting, and to the Company’s knowledge, valid and enforceable.

(b)           Neither the conduct and operation of the businesses of the Acquired Companies nor the products and services of the Acquired Companies (“Company Products”) including the manufacture, use, practice, offering, licensing, provision, sale, distribution or other exploitation of any Company Products by the Acquired Companies, has infringed, misappropriated, diluted or otherwise violated, or infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any Person in any material respects. No member of the Acquired Companies is the subject of any pending or, to the Company’s knowledge, threatened material actions either (i) involving a claim against an Acquired Company of infringement, misappropriation, dilution or other violation of any Intellectual Property of any Person, or (ii) challenging the use, ownership, validity or enforceability of any Company Intellectual Property. No Acquired Company has received any written (including by electronic mail) or, to the Company’s knowledge, unwritten notice (A) alleging that it has infringed, misappropriated, diluted or otherwise violated or is infringing, misappropriating, diluting or otherwise violating, any Intellectual Property of any Person in any material respects, or (B) challenging the ownership, use, validity or enforceability of any material Company Intellectual Property.

(c)            To the Company’s knowledge, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, no Person has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property, any Licensed Intellectual Property that is exclusively licensed to any member of the Acquired Companies or any Company Product, and no such claims have been made against any Person by an Acquired Company. No Acquired Company has received notice of, and to the Company’s knowledge, there are not any facts or circumstances that would constitute grounds for any such claim or allegation.

(d)            The Acquired Companies are the sole and exclusive owners of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 6.10(d) and except as would otherwise not reasonably be expected to be material to the Acquired Companies, taken as a whole, the Acquired Companies have valid, enforceable and continuing rights to use, sell, license, and otherwise exploit, as the case may be, pursuant to a valid and enforceable written Contract, all Licensed Intellectual Property as the same is used, sold, licensed or otherwise exploited by the Acquired Companies or as the same is otherwise necessary for the conduct of the business of each Acquired Company as currently conducted. The Owned Intellectual Property, along with the Licensed Intellectual Property (when used within the scope of the applicable license) (collectively, the “Company Intellectual Property”), constitutes all the Intellectual Property necessary and sufficient for the conduct and operation of the businesses of the Acquired Companies as currently conducted. Except as set forth on Schedule 6.03 and as would not, individually or in the aggregate, be material to any of the Acquired Companies, none of the Licensed Intellectual Property, will be adversely affected by reasons of the execution and delivery of this Agreement, the performance by any member of the Acquired Companies of its obligations hereunder, or the consummation of the transactions contemplated by this Agreement.

(e)        The Acquired Companies have taken commercially reasonable measures intended to protect and maintain the secrecy and confidentiality of all Trade Secrets included in the Owned Intellectual Property, and all Trade Secrets of any Person in the possession or control of any Acquired Company, or to which any Acquired Company has access or has had access, with respect to which any Acquired Company is subject to confidentiality obligations. No Trade Secrets described in the preceding sentence (“Company Trade Secrets”) have been authorized to be disclosed or have been actually disclosed by any Acquired Company to any Person other than pursuant to a valid and enforceable written non-disclosure agreement restricting the disclosure and use thereof. The Acquired Companies have entered into valid and enforceable written agreements with each Person (including all past and current employees, independent contractors and consultants) involved in the development or creation (including any contributions) of any material Intellectual Property for or on behalf of any Acquired Company pursuant to which such Person has: (i) presently assigned to an Acquired Company all such Person’s right, title and interest in and to all such Intellectual Property or Company Products created or developed for a member of the Acquired Companies in the course of such Person’s employment or engagement thereby; and (ii) agreed to hold all Company Trade Secrets in confidence both during and after his, her or its employment or engagement, as applicable (the “Personnel IP Contracts”). All Personnel IP Contracts are in full force and effect, and have not suffered a material default or breach.

(f)            The Acquired Companies have not received any written (or, to the Company’s knowledge unwritten) notice from a third party that an Acquired Company is in breach of, or has breached, any license with respect to Publicly Available Software. No Publicly Available Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Company Products in a manner that subjects any Owned Intellectual Property to any copyleft license that requires, as a condition to the use, modification or distribution of such Publicly Available Software, that any other Intellectual Property that is incorporating into, derived from, based on, linked to, or used or distributed with such Publicly Available Software, be licensed, distributed or otherwise made available: (i) in source code form; (ii) under terms that permit redistribution, reverse engineering or creation of derivative works or other modification of any of the foregoing Intellectual Property; or (iii) without a license fee. No Owned Intellectual Property or Company Product is subject to any technology or source code escrow arrangement or obligation. No source code included in the Owned Intellectual Property has been licensed or otherwise provided, made available or disclosed to any Person other than disclosure of source code to employees, contractors or consultants of the Company who have executed a Personnel IP Contract.

(g)           The Acquired Companies own, or have valid rights to access and use pursuant to a written Contract, all IT Systems. The IT Systems are sufficient for, and operate and perform in all material respects as needed by the Acquired Companies to conduct their businesses as currently conducted. To the Company’s knowledge, the IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) materially disrupt or adversely affect the functionality of any IT Systems, except as disclosed in their documentation, or (ii) enable or assist any Person to access without authorization any IT Systems. The Acquired Companies have taken reasonable measures intended to maintain the performance and security of the IT Systems and the IT Systems have not suffered any material malfunction, failure or security breach. The Acquired Companies have reasonable back-up and disaster recovery arrangements in the event of a failure.

(h)         None of the Acquired Companies has suffered a successful security incident or data breach with respect to, misuse of, or unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Acquired Companies or collected, used or processed by or on behalf of any of the Acquired Companies, and no Acquired Company has provided or been legally required to provide notice of a security incident or data breach to any Person under applicable Privacy Laws.

(i)            Each of the Acquired Companies are and have been at all times in compliance in all material respects with (i) applicable Privacy Laws, (ii) the Acquired Companies’ own privacy policies and notices relating to privacy of Personal Information and (iii) all of the Acquiring Companies’ contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. The Company has implemented and maintained policies, procedures and systems for receiving and responding to requests from individuals concerning their Personal Information. None of the Acquired Companies’ privacy policies or notices contain any material omissions or been misleading or deceptive. None of the Acquired Companies has received any notice of any claims (including written notice from third parties acting on its behalf) of or investigations or regulatory inquiries related to, or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to any Personal Information. To the knowledge of the Company, there are no facts or circumstances that could form the basis of any such notice or claim.

(j)            Each of the Acquired Companies has (i) implemented commercially reasonable technical and organizational safeguards intended to protect all Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and (ii) taken commercially reasonable steps to require third parties that process, store or otherwise handle any Personal Information do the same. To the knowledge of the Company, any third party who has provided any Personal Information to any of the Acquired Companies has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required.

(k)           Each of the Acquired Companies has conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals and has resolved or remediated in all material respects any privacy or data security issues or vulnerabilities identified. None of the Acquired Companies nor any third party acting at the direction or authorization of any of the Acquired Companies have paid (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about any data breach incident or cyber-attack.

(l)            The execution, delivery and performance of this Agreement will not violate any applicable Privacy Laws or any of the Acquired Companies’ current public-facing privacy policies.

Section 6.11.        Litigation. Except as set forth on Schedule 6.11, there are no material Actions or investigations pending or, to the Company’s knowledge, threatened against any of the Acquired Companies, at law or in equity, or before or by any Governmental Authority. Except as set forth on Schedule 6.11, none of the Acquired Companies is subject to any outstanding judgment, order or decree of any Governmental Authority as of the date hereof. There is no unsatisfied judgment or any open injunction binding upon any Acquired Company which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquired Companies to enter into and perform its obligations under this Agreement or any Transaction Agreement to which any of the Acquired Companies is a party, as applicable.

Section 6.12.          Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since January 2, 2021 in the ordinary course of business of the Acquired Companies, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses, (d) disclosed in the Schedules or (e) that would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 6.13.         Governmental Consents. Except for the requirements of the HSR Act, Securities Laws, the NASDAQ and any other regulations that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 6.13, no material authorization of any Governmental Authority is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Agreements to be executed by the Company or the consummation by the Company of any other transaction contemplated hereby.

Section 6.14.          Employee Benefit Plans.

(a)            Except as listed on Schedule 6.14(a), as of the date hereof, none of the Acquired Companies sponsors, maintains or contributes to or has any material liability with respect to any material Plans (the “Company Plans”) or Multiemployer Plans subject to Title IV of ERISA. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made with respect to any Company Plan on or before the date hereof have been made and all obligations in respect of each Company Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service. There are no material actions, suits or proceedings (other than routine claims for benefits) pending or to the Company’s knowledge expressly threatened in writing against any Company Plan, as of the date hereof.

(b)            With respect to each Company Plan set forth on Schedule 6.14(a), the Company has delivered or made available to Buyer copies of (i) each written Company Plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each such Company Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Plan.

(c)           Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other material liability imposed by Section 502 of ERISA or Section 4975, 4980B, 4980D or 4980H of the Code or for violations of other applicable Laws.

(d)           Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except continuation coverage pursuant to Section 4980B of the Code or except as may be required pursuant to any other applicable Law.

(e)            With respect to any Multiemployer Plan subject to Title IV of ERISA to which the Company or its Subsidiaries has any liability or contributes to: (i) all contributions required to be made by the Company or its Subsidiaries to any such plan have been timely made in all material respects, (ii) none of the Company or its Subsidiaries has incurred (including on account of an ERISA Affiliate) any withdrawal liability under Title IV of ERISA which remains unsatisfied, (iii) to the Company’s knowledge, no such Multiemployer Plan is “insolvent” (as that term is defined in Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA, and (iv) the Company has provided the most recent copy of any notice received by a Multiemployer Plan under Section 101(l) of ERISA pertaining to the Company’s estimated withdrawal liability under Title IV of ERISA.

(f)            Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)) will: (i) result in any severance pay or any increase in severance pay to any Company Employee, or (ii) result in the acceleration of the time of payment or the funding or vesting of any payment of compensation or benefits to any Company Employee under, or materially increase the amount payable to a Company Employee pursuant to, any of the Company Plans.

(g)            No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of an Acquired Company who is a “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(h)            Each Company Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been established, operated and maintained in compliance with Section 409A of the Code in all material respects. None of the Acquired Companies is party to an agreement providing for a gross-up of Taxes, including under Sections 409A or 4999 of the Code.

Section 6.15.          Insurance. Schedule 6.15 sets forth each insurance policy maintained by each of the Acquired Companies as of the date hereof on their properties, assets, products, business or personnel (other than policies underlying any Company Plans) with respect to the policy period that includes the date of this Agreement (the “Insurance Policies”). None of the Acquired Companies is in material default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion.

Section 6.16.          Environmental Matters.

(a)         The Acquired Companies are and for the past three (3) years have been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws, applicable to their operations and their occupancy of any real property, including that listed on Schedule 6.07, except for any non-compliance or failure to obtain or maintain that, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Companies, taken as a whole;

(b)            None of the Acquired Companies has received written notice from any Governmental Authority or Person regarding any actual or alleged violation of or liability under any Environmental Laws that is unresolved, except for such notices that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(c)          None of the Acquired Companies is subject to any pending or, to the Company’s knowledge, expressly threatened in writing, Actions asserting a remedial obligation or liability under Environmental Laws that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(d)           No Acquired Company is subject to any outstanding Governmental Order pursuant to any applicable Environmental Law that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(e)            No Acquired Company nor, to the Company’s knowledge, any predecessor of any Acquired Company or other Person, has Released any Hazardous Material on, under, from or at any real property currently or formerly owned, operated or leased by any Acquired Company that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(f)            No Acquired Company nor, to the Company’s knowledge, any entity previously owned by, or any predecessors of, any Acquired Company, has transported or arranged for the transportation of any Hazardous Material to any off-site location, or arranged for the treatment, storage, handling, disposal, or other management of any Hazardous Material at any off-site location, except in either case that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and

(g)          The Company has made available to Buyer in the data room all material, non-privileged environmental assessments, reports, audits, investigations or similar reports relating to the Acquired Companies or any real property currently or formerly owned, operated or leased by any Acquired Company or any entity for which any Acquired Company would be liable under Environmental Laws, in its possession or reasonable control.

Section 6.17.      Affiliated Transactions. Except for any agreement entered into by Holdings or any of its Affiliates in connection with the consummation of the Pre-Closing Recapitalization, any assets, property, services or rights to be made available to the Acquired Companies pursuant to employment relationships, and the provision of compensation and benefits to employees in the ordinary course of business, except as set forth on Schedule 6.17, no officer, director, manager or Affiliate of any of the Acquired Companies (other than the Acquired Companies) is a party to any agreement or Contract that is still in effect with any of the Acquired Companies or, to the Company’s knowledge, has any ownership interest in any material property owned by any of the Acquired Companies.

Section 6.18.      Brokerage. Except as set forth on Schedule 6.18, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any of the Acquired Companies.

Section 6.19.          Permits; Compliance with Laws.

(a)            Except as set forth on Schedule 6.19(a), each of the Acquired Companies holds, and is and for the past three (3) years has been in compliance in all material respects with, all material Permits required for the operation of the Acquired Companies. None of the Acquired Companies has received written notice of any Actions pending or, to the Company’s knowledge, threatened, relating to the suspension, revocation or modification of any material Permit required for the operation of the business of the Acquired Companies.

(b)            Except as set forth on Schedule 6.19(b), (i) the Acquired Companies comply and for the past three (3) years have complied, in all material respects, with all Laws applicable to the Acquired Companies, and (ii) none of the Acquired Companies has, during the past three (3) years, received any written notice of any Action against it alleging any material failure to comply with any applicable Law.

(c)            Without limiting the foregoing, except as set forth on Schedule 6.19(c) and except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole:

(i)            each of the Acquired Companies is, and for the past three (3) years has been, in material compliance with all applicable Laws related to the development, manufacture, production, import, export, packaging, packing, labeling, handling, storage, transportation, distribution, purchase, sale, advertising or marketing of the food products produced by or on behalf of the Acquired Companies (collectively, “Company Food Products”);

(ii)            all manufacturing operations conducted by or on behalf of the Acquired Companies are, and for the past three (3) years have been, conducted in compliance with applicable Food and Drug Administration (“FDA”) current good manufacturing practices, applicable hazard analysis critical control point regulations, standards of identity for food products, and foreign supplier verification requirements, except where such failure to comply would not be material; and

(iii)            during the past three (3) years, neither the Acquired Companies, nor to the Company’s knowledge any of their suppliers or co-packers in connection with the Company Food Products, has been subject to any written inspectional observations by a Governmental Authority identifying material violations of applicable food safety laws, any FDA Form 483, warning letter or any written enforcement Action with respect to the Acquired Companies or the Company Food Products, nor are there any such Actions pending or threatened in writing or, to the Company’s knowledge, facts or circumstances in existence that would reasonably be expected to result in any such notice or any such material violation or liability.

(d)           Except as set forth on Schedule 6.19(d), in the past three (3) years, no Company Food Product has been recalled, withdrawn, or suspended for any reason, nor has any Company Food Product been discontinued (whether voluntarily or otherwise) due to concerns over potential harm to human health or safety. No proceedings (whether completed or pending) initiated by the FDA or any other Governmental Authority charged with enforcing applicable food safety laws seeking the recall, withdrawal, suspension, or seizure of any Company Food Product are pending or, to the Company’s knowledge, threatened, nor have any such proceedings been pending at any time during the past three (3) years.

Section 6.20.          International Trade Compliance; Sanctions. The Acquired Companies (i) are in compliance and have at all times complied with the statutes, regulations, and all Sanctions Laws and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any required filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the international trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or legal proceedings against any of the Acquired Companies related to any international trade Laws or Sanctions Laws or any Export Approvals. None of the Acquired Companies or any of their respective directors, officers, employees or agents is a Person that is, or is acting under the direction of, on behalf of or for the benefit of a Person that is, or is owned or controlled by a Person that (a) is the target of Sanctions Laws or restrictive export controls, (b) is located, organized or ordinarily resident in a country or territory that is the target of comprehensive trade sanctions under Sanctions Laws (i.e., as of the date hereof, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine), (c) is otherwise a Person with which transactions are prohibited under Sanctions Laws, or (d) has transacted business with any of the foregoing Persons or in any of the foregoing jurisdictions.

Section 6.21.          Employees.

(a)           Except as set forth on Schedule 6.21(a), none of the Acquired Companies is party to or bound by any collective bargaining agreement with any labor organization. Except as set forth on Schedule 6.21: (a) to the Company’s knowledge, there are and within the past three (3) years have been no union organizing activities involving employees of the Acquired Companies; (b) there are no pending or, to the Company’s knowledge, threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes and no such disputes have occurred within the past three (3) years; and (c) within the past six (6) months, none of the Acquired Companies has committed a material unfair labor practice, and there are no pending or, to the Company’s knowledge, threatened, unfair labor practice charges or complaints against any of the Acquired Companies.

(b)          The Acquired Companies are, and for the past three (3) years, have been, in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, occupational health and safety, workers’ compensation, and immigration. None of the Acquired Companies has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN with the six (6) months prior to the Closing.

(c)            There are no complaints, charges or claims against the Acquired Companies pending or, to knowledge of the Company, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Acquired Companies any individual.

(d)         The Acquired Companies have incurred no material outstanding liability arising from (i) the failure to pay wages (including overtime wages), (ii) the misclassification of employees as independent contractors and/or (iii) the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws, in each case of (i) through (iii) in the past three (3) years, and to the Company’s knowledge no circumstances exist under which any of the Acquired Companies would reasonably be expected to incur such material liability.

(e)            To the Company’s knowledge, the current employees of the Acquired Companies who work in the United States are authorized and have appropriate documentation to work in the United States. None of the Acquired Companies has, in the past three (3) years, been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Acquired Companies. To the Company’s knowledge, the Acquired Companies have never received any “no match” notices from ICE, the Social Security Administration, or the IRS with respect to current employees.

As of the Closing, the Acquired Companies will have satisfied in all material respects any consent, consultation, notice, or filing obligation owed under applicable Law or labor agreement to any unions, labor organizations, or groups of employees of the Acquired Companies in connection with the execution and delivery of this Agreement and the performance of this Agreement.

Section 6.22.         Anti-Corruption. None of the Acquired Companies, or any of their respective officers, directors, managers, employees or, to the Company’s knowledge, any of their agents, in each case acting or purporting to act on behalf of any Acquired Company (each, an “Acquired Company Representative”) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or unlawfully offered, promised, or authorized the giving of anything of value to any Governmental Authority or any official or other Person employed by a Governmental Authority, (c) made any other unlawful payment, (d) violated any applicable anti-money laundering or anti-terrorism Law or regulation, or (e) taken any action which would cause any Acquired Company to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or any applicable anti-corruption or anti-bribery Law. Without limiting the foregoing, none of the Acquired Companies, or any Acquired Company Representative has offered, given, promised to give, or authorized the giving of any money or anything of value to any Governmental Authority or to any person under circumstances where any Acquired Company knew or had reason to believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Governmental Authority, in each case for the purpose of (i) influencing any act or decision of such Governmental Authority in his or her official capacity; (ii) inducing such Governmental Authority or other Person to perform or omit to perform any activity related to his or her legal duties; (iii) securing any improper advantage from such Governmental Authority; or (iv) inducing such Governmental Authority or other Person to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist any Acquired Company, in obtaining or retaining business for or with, or in directing business to, any Acquired Company. To the knowledge of the Company, as of the date hereof, there are no ongoing internal investigations, third party investigations (including by any Governmental Authority), internal or external audits, or internal or external reports that address or allege actual violations by any Acquired Company of the United States Foreign Corrupt Practices Act of 1977, as amended or any other applicable anti-corruption or anti-bribery Law.

Section 6.23.         Proxy Statement. None of the information relating to the Acquired Companies supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Buyer’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, insofar as it relates to information supplied by or on behalf of the Company related to the Acquired Companies for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Buyer prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), each Buyer Party represents and warrants to the Company as follows:

Section 7.01.         Corporate Organization. Each of Buyer and First Merger Sub is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Second Merger Sub is duly formed and is validly existing as a limited liability company in good standing under the Laws of Delaware and has the limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of the Buyer Parties previously delivered by Buyer to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Buyer Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Buyer Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer Parties to enter into this Agreement or consummate the transactions contemplated hereby.

Section 7.02.          Due Authorization.

(a)           Each of the Buyer Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the Buyer Stockholder Matters by the Buyer Stockholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Buyer Party and, except for approval of the Buyer Stockholder Matters by the Buyer Stockholders, no other corporate or equivalent proceeding on the part of any Buyer Party is necessary to authorize this Agreement or such Transaction Agreements or any Buyer Party’s performance hereunder or thereunder. By Buyer’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of First Merger Sub and Second Merger Sub required for the transactions contemplated hereby. This Agreement has been, and each such Transaction Agreement to which such Buyer Party will be party, will be duly and validly executed and delivered by such Buyer Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Buyer Party will be party will constitute, a legal, valid and binding obligation of such Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)          Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of Buyer’s capital stock necessary in connection with the entry into this Agreement by Buyer, the consummation of the transactions contemplated hereby, including the Closing, and the approval of the Buyer Stockholder Matters are as set forth on Schedule 7.02(b).

(c)           At a meeting duly called and held, the board of directors of Buyer has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Buyer’s stockholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Buyer approval of the transactions contemplated by this Agreement.

Section 7.03.          No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Buyer Party is a party by such Buyer Party and, upon receipt of approval of the Buyer Stockholder Matters by the Buyer Stockholders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Buyer Organizational Documents or any organizational documents of any Subsidiaries of Buyer, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Buyer, any Subsidiaries of Buyer or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Buyer or any Subsidiaries of Buyer is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Buyer or any Subsidiaries of Buyer, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Buyer Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of the Buyer Parties is a party, as applicable.

Section 7.04.        Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the knowledge of Buyer, threatened, Actions and, to the knowledge of Buyer, there are no pending or threatened investigations, in each case, against any Buyer Party, or otherwise affecting any Buyer Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Buyer Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of the Buyer Parties is a party, as applicable. As of the date of this Agreement, there is no unsatisfied judgment or any open injunction binding upon any Buyer Party which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Buyer Parties to enter into and perform its obligations under this Agreement or any Transaction Agreement to which any of the Buyer Parties is a party, as applicable.

Section 7.05.       Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Buyer Party with respect to the execution or delivery of this Agreement by each Buyer Party or any Transaction Agreement to which any of the Buyer Parties is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for applicable requirements of the HSR Act, Securities Laws and the NASDAQ and any other regulations that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 6.13.

Section 7.06.          Financial Ability; Trust Account.

(a)           As of the date hereof, there is at least $320,993,750 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated December 7, 2020, by and between Buyer and the Trustee on file with the SEC Reports of Buyer as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Buyer Organizational Documents and Buyer’s final prospectus dated December 7, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Buyer has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach thereunder. As of the date hereof, to Buyer’s knowledge, there are no claims or proceedings pending with respect to the Trust Account. Since December 7, 2020, Buyer has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Buyer to dissolve or liquidate pursuant to the Buyer Organizational Documents shall terminate, and, as of the First Effective Time, Buyer shall have no obligation whatsoever pursuant to the Buyer Organizational Documents to dissolve and liquidate the assets of Buyer by reason of the consummation of the transactions contemplated hereby. To Buyer’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of Buyer shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Buyer Class A Common Stock for redemption pursuant to the Buyer Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Buyer, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Buyer who shall have elected to redeem their shares of Buyer Class A Common Stock pursuant to the Buyer Stockholder Redemption or the underwriters of Buyer’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b)         As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, except for the Buyer Stockholder Redemption, Buyer has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Buyer on the Closing Date.

(c)            As of the date hereof, Buyer does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 7.07.         Brokers’ Fees. Except fees described on Schedule 7.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates, including the Sponsors.

Section 7.08.          SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)            Buyer has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 10, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Buyer as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Buyer Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)            Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Buyer is made known to Buyer’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Buyer’s knowledge, such disclosure controls and procedures are effective in timely alerting Buyer’s principal executive officer and principal financial officer to material information required to be included in Buyer’s periodic reports required under the Exchange Act.

(c)            Buyer has established and maintained a system of internal controls. To Buyer’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP.

(d)            There are no outstanding loans or other extensions of credit made by Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer. Buyer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)            Neither Buyer (including any employee thereof) nor Buyer’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Buyer, (ii) any fraud, whether or not material, that involves Buyer’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Buyer or (iii) any claim or allegation regarding any of the foregoing.

(f)            To the knowledge of Buyer, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Buyer, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 7.09.          Business Activities.

(a)            Since its incorporation, Buyer has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Buyer or to which Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Buyer or any acquisition of property by Buyer or the conduct of business by Buyer as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement. Each of First Merger Sub and Second Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

(b)            Buyer does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Buyer nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.03) or as set forth on Schedule 7.09(c), no Buyer Party is, and at no time has been, party to any Contract with any other Person that would require payments by any Buyer Party in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.03) and Contracts set forth on Schedule 7.09(c)).

(d)            There is no liability, debt or obligation against Buyer or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Buyer’s consolidated balance sheet for the twelve (12) months ended December 31, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Buyer and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Buyer’s consolidated balance sheet for the twelve (12) months ended December 31, 2020 in the ordinary course of the operation of business of Buyer and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Buyer and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 7.10.          Tax Matters.

(a)            All income and other material Tax Returns required by Law to be filed by Buyer have been timely filed (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b)            All material amounts of Taxes due and payable by Buyer, whether or not shown on any Tax Return, have been paid.

(c)            Buyer has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d)            Buyer is not currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Buyer has not received any written notice from a Taxing Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the Buyer’s knowledge, no such claims have been threatened in writing. No claim has been made by any Taxing authority in writing in a jurisdiction where Buyer does not file a Tax Return that Buyer is or may be subject to Taxes by that jurisdiction that is outstanding or otherwise unresolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Buyer.

(e)            There are no Liens with respect to Taxes on any of the assets of Buyer, other than Permitted Liens.

(f)            No Buyer Party has taken any action (or permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(g)            All of the membership interests in Second Merger Sub are owned by Buyer, and Second Merger Sub is, and has been since formation, disregarded as an entity (within the meaning of Treasury Regulations Section 301.7701-3) separate from Buyer for U.S. federal income Tax purposes.

This Section 7.10 is the sole and exclusive representation and warranty of the Buyer in respect of Taxes.

Section 7.11.          Capitalization.

(a)            As of the date hereof, the authorized capital stock of Buyer consists of 111,000,000 shares of capital stock, each with a par value of $0.0001 per share, including (i) 100,000,000 shares of Buyer Class A Common Stock and (ii) 10,000,000 shares of Buyer Class B Common Stock and (iii) 1,000,000 shares of preferred stock, of which (A) 31,625,000 shares of Buyer Class A Common Stock are issued and outstanding as of the date of this Agreement and (B) 7,906,250 shares of Buyer Class B Common Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Buyer Common Stock and Buyer Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Buyer Common Stock held by the Sponsors. As of the date hereof, Buyer has issued 28,631,250 Buyer Warrants that entitle the holder thereof to purchase Buyer Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b)            Immediately prior to the closing of the transactions contemplated by the PIPE Subscription Agreements and the completion of the Mergers, the authorized capital stock of Buyer will be as set forth in the Buyer Charter. All shares of Buyer Common Stock to be issued pursuant to this Agreement or otherwise pursuant to the PIPE Subscription Agreement will, when issued, (1) be duly authorized and validly issued and fully paid and nonassessable, (2) assuming the accuracy of the Company’s representations and warranties hereunder and the representations and warranties of the PIPE Investors in the PIPE Subscription Agreements, be issued in compliance in all material respects with applicable Law and (3) not be issued in breach or violation of any preemptive rights or Contract.

(c)            Except for this Agreement, the Buyer Warrants and the PIPE Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Buyer Common Stock or the equity interests of Buyer, or any other Contracts to which Buyer is a party or by which Buyer is bound obligating Buyer to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Buyer, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Buyer. Except as disclosed in the SEC Reports, the Buyer Organizational Documents or in the Sponsor Support Agreement, there are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any securities or equity interests of Buyer. There are no outstanding bonds, debentures, notes or other indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Buyer’s stockholders may vote. Except as disclosed in the SEC Reports, Buyer is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Buyer Common Stock or any other equity interests of Buyer. Except for the other Buyer Parties, Buyer does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 7.12.          NASDAQ Stock Market Listing. The issued and outstanding units of the Buyer, each such unit comprised of one share of Buyer Class A Common Stock and one-half of one Buyer Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “MUDSU”. The issued and outstanding shares of Buyer Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “MUDS”. The issued and outstanding Buyer Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “MUDSW”. Buyer has not been notified by NASDAQ that it does not comply with any NASDAQ listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the NASDAQ continued listing rules. There is no Action pending or, to Buyer’s knowledge, threatened in writing against Buyer by Nasdaq or the SEC with respect to any intention by such entity to deregister the Buyer Class A Common Stock or Buyer Warrants or terminate the listing of the Buyer Class A Common Stock or the Buyer Warrants on the NASDAQ, other than Actions where a compliance extension or ability to remedy is available under applicable Law. None of Buyer or its Affiliates has taken any action in an attempt to intentionally terminate the registration of the Buyer Class A Common Stock or Buyer Warrants under the Exchange Act except as contemplated by this Agreement. Buyer has not received any written notice from the NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Buyer Class A Common Stock from the NASDAQ or the SEC.

Section 7.13.          PIPE Financing.

(a)            Buyer has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by Buyer with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Buyer in connection with the Transactions in the aggregate amount of the PIPE Financing Amount. To the knowledge of Buyer, with respect to each PIPE Investor, the PIPE Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Buyer. Each PIPE Subscription Agreement is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such PIPE Subscription Agreement violates any Laws. The PIPE Subscription Agreements provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between Buyer and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Buyer the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreement of such PIPE Investors, and, as of the date hereof, Buyer does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to Buyer, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any material term or condition of any PIPE Subscription Agreement and, as of the date hereof, Buyer has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement. The PIPE Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Buyer the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreements on the terms therein.

(b)            No fees, consideration or other discounts are payable or have been agreed by Buyer or any of its Subsidiaries (including, from and after the Closing, the Acquired Companies) to any PIPE Investor in respect of its PIPE Investment or, except as set forth in the PIPE Subscription Agreements.

Section 7.14.         Sponsor Support Agreement. Buyer has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Buyer. The Sponsor Support Agreement is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any material term or condition of the Sponsor Support Agreement.

Section 7.15.         Related Party Transactions. Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Buyer Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Buyer Party. No fees or expenses are payable to the Sponsor or any of its Affiliates as a result of the transactions contemplated hereby.

Section 7.16.         Investment Company Act. Neither the Buyer nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VIII

COVENANTS OF THE COMPANY

Section 8.01.         Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement (including with respect to the Permitted Debt Financing and Permitted Uses of amounts that would otherwise constitute Distributable Cash), set forth on Schedule 8.01 or consented to in writing by Buyer (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use its commercially reasonable efforts to operate its business in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19 and (ii) use its commercially reasonable efforts to continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice (including, for the avoidance of doubt, recent past practice in light of COVID-19. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any of its Subsidiaries from taking or failing to take any action in good faith, including the establishment of any policy, procedure or protocol, reasonably necessary or appropriate to comply with any COVID-19 Measures and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for Buyer to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied. Without limiting the generality of the foregoing, except as contemplated by this Agreement, as set forth on Schedule 8.01, in connection with the Pre-Closing Recapitalization or the Holdings Liquidation, as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a)            change or amend the Organizational Documents of the Company;

(b)            make, declare, set aside, establish a record date for or pay any dividend or distribution, other than (i) any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiaries of the Company and (ii) any Permitted Use of amounts that would otherwise constitute Distributable Cash;

(c)            enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business;

(d)            (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or voting securities of the Company;

(e)            sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets (including the Owned Real Property), rights or properties of the Acquired Companies, taken as a whole, other than the sale or license of Software, goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or no longer be material to the business of the Acquired Companies, in each such case, in the ordinary course of business;

(f)            sell, lease, license, sublicense, assign, transfer, waive, abandon, allow to lapse, fail to maintain or otherwise dispose of any Intellectual Property (other than (i) licenses and sublicenses granted in the ordinary course of business or (ii) with respect to Intellectual Property that the Acquired Companies have determined, in the exercise of their commercially reasonable business judgment, to be immaterial or obsolete) or disclosed any material Trade Secrets of the Acquired Companies to any Person (other than in the ordinary course of business to a Person bound by written confidentiality obligations);

(g)            (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Action (A) if such settlement would require (x) payment by the Company in an amount greater than $500,000 or (y) any of the Acquired Companies to perform or satisfy material continuing obligations, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Acquired Companies any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;

(h)            except as otherwise required by Law or the terms of any existing Company Plans, Contract or collective bargaining agreement as in effect on the date hereof, (i) materially increase the compensation or benefits of any Company Employee except (A) for increases in salaries, hourly wage rates, declarations of bonuses or benefits (other than severance, retention or retirement benefits) made in the ordinary course of business to any Company Employee with an annual base salary less than $300,000 or (B) for ordinary course annual salary increases for calendar year 2021 for all employees that do not exceed, in the aggregate, five percent (5%) of the aggregate salary paid by the Acquired Companies in calendar year 2020, (ii) make any grant of any severance, retention or termination payment to any Company Employee, except in connection with the promotion, hiring (to the extent permitted by clause (iv) of this paragraph) or firing of any employee in the ordinary course of business, (iii) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing officers, (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries, other than the hiring of any employee or service provider with an annual base salary or wage rate of less than $300,000 in the ordinary course of business or (v) establish, adopt, enter into, materially amend in any respect or terminate any material Company Plan or any material plan, agreement, program, policy or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, except as otherwise permitted by clauses (i) and (ii) of this paragraph;

(i)            directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than in the ordinary course of business;

(j)             make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to any Company Employee for expenses not to exceed $50,000 individually or $500,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business or (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business;

(k)            enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 6.09(a) (other than any Plan), or any lease related to the Leased Real Property, other than entry into such agreements in the ordinary course of business;

(l)            redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries;

(m)            adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company;

(n)            make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Acquired Companies, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(o)            adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);

(p)            make, change or rescind any income or other material Tax election, adopt or change any material financial or Tax accounting methods, principles, or practices, file any amended income or other material Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any Tax, consent in writing to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, surrender any right to claim a refund of a material amount of Taxes, enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are ordinary course contracts not primarily relating to Taxes), file any claim for a refund of Taxes with any Taxing Authority, request a ruling or similar guidance from any Taxing Authority with respect to any Tax matter, or file any income or other material Tax Return in a manner inconsistent with past practice (provided, that any Tax Return filed prior to Closing that is consistent with the requirements set forth in Section 10.04(e) shall be considered consistent with past practice, with respect to the items specifically enumerated in Section 10.04(e));

(q)            directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (other than Indebtedness under the existing Credit Facility of the Acquired Companies, in connection with a Permitted Debt Financing or capital leases entered into in the ordinary course of business);

(r)            voluntarily fail to maintain in full force and effect material insurance policies covering the Acquired Companies and their respective properties, assets and businesses in a form and amount consistent with past practices;

(s)            enter into any transaction or amend in any material respect any existing agreement with any Person that, to the Company’s knowledge, is an Affiliate of Holdings, the Company or its Subsidiaries (excluding any Company Plans and ordinary course payments of annual compensation, provision of benefits or reimbursement or advancement of expenses in respect of members or stockholders who are Company Employees);

(t)             enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business;

(u)            make any capital expenditures that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, which has been made available to Buyer; or

(v)            enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 8.01.

Section 8.02.         Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Buyer and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Acquired Companies and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Acquired Companies, and shall use its commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Acquired Companies that are in the possession of the Company or its Subsidiaries, in each case, as Buyer and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Buyer shall not be permitted to perform any environmental sampling at any Owned Real Property or Leased Real Property, including sampling of soil, groundwater, surface water, building materials, indoor or outdoor air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 8.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Buyer and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 8.03.          HSR Act and Approvals.

(a)            In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to comply as promptly as practicable with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act.

(b)            The Company shall promptly furnish to Buyer copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority, and detail any substantive oral communications between the Company or any of its Affiliates and any Governmental Authority, with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Buyer an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Buyer. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Buyer and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 8.04.         No Claim Against the Trust Account. Each of the Company and Holdings acknowledges that it has read Buyer’s final prospectus, dated December 7, 2020 and other SEC Reports, the Buyer Organizational Documents, and the Trust Agreement and understands that Buyer has established the Trust Account described therein for the benefit of Buyer’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company and Holdings further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by September 10, 2022 or such later date as approved by the stockholders of Buyer to complete a Business Combination, Buyer will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of the Company and Holdings (on behalf of itself and its controlled Affiliates) hereby irrevocably waives any past, present or future claim of any kind against, and any right to access, the Trust Account (including any distributions therefrom to Buyer’s public stockholders) or to collect from the Trust Account any monies that may be owed to them by Buyer or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account (or distributions therefrom) at any time for any reason whatsoever; provided, that nothing herein shall serve to limit or prohibit the Company’s or Holdings’ right to pursue a claim against Buyer or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 13.13 for specific performance or other injunctive relief. Each of the Company and Holdings agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer to induce it to enter in this Agreement, and each of the Company and Holdings further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent either the Company or Holdings commences any Action based upon, in connection with, relating to or arising out of any matter relating to Buyer, which seeks, in whole or in part, monetary relief against Buyer, the Company and Holdings hereby acknowledge and agree that their sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or Holdings (or any party claiming on the Company’s or Holdings’ behalf or in lieu of the Company or Holdings) to have any claim against the Trust Account (including any distributions therefrom to Buyer’s public stockholders) or any amounts contained therein. In the event the Company or Holdings commences any Action based upon, in connection with, relating to or arising out of any matter relating to Buyer, which seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom to Buyer’s public stockholders), whether in the form of money damages or injunctive relief, Buyer shall be entitled to recover from the Company or Holdings the associated legal fees and costs in connection with any such action, in the event Buyer prevails in such action or proceeding. This Section 8.04 shall survive the termination of this Agreement for any reason.

Section 8.05.          Proxy Solicitation; Other Actions.

(a)            The Company agrees to use reasonable best efforts to provide Buyer as promptly as practicable after the date of this Agreement, audited financial statements, including consolidated balance sheets as of December 31, 2020 and December 31, 2019 and consolidated statements of income and comprehensive income, shareholder’s equity and cash flows, of the Acquired Companies for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (provided, that such audited financial statements shall not be required to include a signed audit opinion, which signed audit opinion shall be delivered immediately prior to the initial filing of the Proxy Statement with the SEC), and (ii) any unaudited financial statements, including consolidated condensed balance sheets and consolidated condensed statements of income and comprehensive income, shareholder’s equity and cash flows, of the Acquired Companies required under the applicable rules and regulations of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K, in each case, prepared in accordance with GAAP and Regulation S-X. The Company shall be available to, and the Acquired Companies shall use commercially reasonable efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Buyer and its counsel in connection with (A) the drafting of the Proxy Statement and (B) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Buyer in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)            From and after the date on which the Proxy Statement is mailed to Buyer’s stockholders, the Company will give Buyer prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is or becomes known by the Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Buyer and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Buyer pursuant to this Section 8.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 8.06.          Code Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations promulgated thereunder) has the right to receive any payments or benefits that would be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations promulgated thereunder), then, the Company will, prior to the Closing Date: (a) solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such “disqualified individual’s” right to receive or retain the portion of such payments or benefits that constitutes “parachute payments” (the “Waived 280G Benefits”), so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder); and (b) no later than three (3) Business Days prior to the Closing Date, with respect to each “disqualified individual” who executes the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner intended to satisfy the requirements under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive or retain the Waived 280G Benefits. Prior to, and in no event later than two (2) Business Days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Buyer for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Buyer. No later than five (5) Business Days prior to soliciting the waivers, the Company shall provide Buyer with the calculations and related documentation necessary to determine whether and to what extent the vote described in this Section 8.06 is required in order to avoid the imposition of Taxes under Section 4999 of the Code. To the extent that any Contract, agreement or other arrangement is entered into by, or at the direction of, Buyer and/or any of its Affiliates and any “disqualified individual” (the “Buyer Arrangements”), Buyer shall provide a copy of such Contract, agreement or other arrangement to the Company at least ten (10) Business Days prior to the Closing Date and cooperate with the Company in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein that may constitute, individually or in the aggregate with any other payments and/or benefits, “parachute payments” (within the meaning of Section 280G of the Code); provided, that none of the Company or any of its Affiliates will be deemed to be in breach of the covenants set forth in this Section 8.06 due to Buyer’s breach of its obligations set forth in this Section 8.06 or if the process set forth herein is ultimately determined to be invalid, if such invalidation is due to any inaccuracy or incompleteness in any respect of any such amounts and/or information provided by Buyer with respect to the Buyer Arrangements. Prior to the Closing Date, the Company shall deliver to Buyer evidence that a vote of the holders of the equity interests of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the requisite number of votes was not obtained, and, as a result, the Waived 280G Benefits will not be paid or retained.

Section 8.07.          FIRPTA. At the Closing, the Company shall deliver to Buyer (i) a certificate in such form as reasonably requested by Buyer conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (ii) a copy of the signed notice contemplated by Section 1.897-2(h)(2) of the Treasury Regulations, which Buyer shall be entitled to file with the Internal Revenue Service in accordance with such Treasury Regulation.

Section 8.08.          Permitted Debt Financing. Prior to the Closing, the Company shall use commercially reasonable efforts to refinance or extend or obtain commitments to refinance or extend, at or prior to the Closing, the Credit Facility (the “Permitted Debt Financing”), including to allow total commitments and, without duplication, outstanding loans thereunder in an aggregate amount not to exceed $250,000,000.

Section 8.09.          Affiliate Agreements. All Contracts set forth on Schedule 8.09 shall be terminated or settled at or prior to the Closing without further liability to Buyer or any of the Acquired Companies. With respect to each such Contract, the Company shall deliver to Buyer evidence of such termination or settlement, as applicable, at or prior to the Closing and the aggregate unpaid amount remaining as of 12:01 a.m. Eastern Time on the Closing Date required to be paid by the Acquired Companies to cause final termination thereof (the “Remaining Termination Payments”). To the extent there are any Remaining Termination Payments, the Buyer shall cause them to be paid at the Closing as directed by the Acquired Companies.

Section 8.10.          Draft Allocation Schedule. On or prior to the thirtieth (30th) day after the date hereof, the Company shall deliver a draft Allocation Schedule, prepared in good faith based on assumptions with respect to matters as specified therein and as it deems reasonable under the circumstances.

ARTICLE IX

COVENANTS OF BUYER

Section 9.01.          HSR Act and Regulatory Approvals.

(a)            In connection with the transactions contemplated by this Agreement, Buyer shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event that there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. Buyer shall comply as promptly as practicable with any Information or Document Requests.

(b)            Buyer shall request early termination of any waiting period under the HSR Act and undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)            Buyer shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and all actions necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Buyer or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Buyer and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date; provided that Buyer shall not be required to undertake any action under this paragraph that would reasonably and materially impact Buyer’s expected benefits resulting from the transactions contemplated hereby. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Buyer to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Acquired Companies) shall not be deemed a failure to satisfy any condition specified in ARTICLE XI.

(d)            Buyer shall promptly furnish to the Company copies of any notices or written communications received by Buyer or any of its Affiliates from any Governmental Authority with respect to the transactions contemplated by this Agreement, and Buyer shall permit counsel to the Company an opportunity to review in advance, and Buyer shall consider in good faith the views of such counsel in connection with, any proposed written communications by Buyer and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Buyer shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Buyer agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Buyer and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)            Except as required by this Agreement, Buyer shall not engage in any action or enter into any transaction, that would reasonably be expected to materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

Section 9.02.          Indemnification and Insurance.

(a)            From and after the First Effective Time, Buyer agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and Buyer and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Buyer or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Organizational Documents to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Buyer shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the First Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Organizational Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)            For a period of six (6) years from the First Effective Time, Buyer shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Buyer’s, the Company’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Buyer or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Buyer or its Subsidiaries be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the Acquired Companies or Buyer, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Buyer may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.

(c)            Buyer and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 9.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of the Buyer, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that the Buyer, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 9.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 9.02 are secondary), (ii) that the Buyer, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 9.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the Buyer’s, the Company’s and their respective Subsidiaries’ Organizational Documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 9.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d)            Notwithstanding anything contained in this Agreement to the contrary, this Section 9.02 shall survive the consummation of the First Merger indefinitely and shall be binding, jointly and severally, on Buyer, the Surviving Corporation and the Surviving Entity and all successors and assigns of Buyer, the Surviving Corporation and the Surviving Entity. In the event that Buyer, the Surviving Corporation or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer, the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 9.02.

Section 9.03.          Conduct of Buyer During the Interim Period.

(a)            During the Interim Period, except as set forth on Schedule 9.03 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv) and (vi) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Buyer shall not and each shall not permit any of its Subsidiaries to:

(i)            change, modify or amend the Trust Agreement, the Buyer Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub;

(ii)            (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Buyer; (B) split, combine or reclassify any capital stock of, or other equity interests in, Buyer; or (C) other than in connection with the Buyer Stockholder Redemption or as otherwise required by Buyer’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Buyer;

(iii)            make, change or rescind any income or other material Tax election, adopt or change any material financial or Tax accounting methods, principles, or practices, file any amended income or other material Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any income or other material Tax, consent in writing to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, surrender any right to claim a refund of a material amount of Taxes, enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are ordinary course contracts not primarily relating to Taxes), request a ruling or similar guidance from any Taxing Authority with respect to any Tax matter, or file any income or other material Tax Return in a manner inconsistent with past practice;

(iv)            enter into, renew or amend in any material respect, any Contract with an Affiliate of Buyer (including, for the avoidance of doubt, (x) the Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(v)            waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vi)            (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Buyer or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of Buyer Class A Common Stock in connection with the exercise of any Buyer Warrants outstanding on the date hereof or (y) issuance of Buyer Class A Common Stock at not less than the Per Share Price on the terms set forth in the PIPE Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Buyer Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b)            During the Interim Period, Buyer shall, and shall cause its Subsidiaries to use commercially reasonable efforts to comply with, and continue performing under, as applicable, the Buyer Organizational Documents, the Trust Agreement, the Transaction Agreements and all other agreements or Contracts to which Buyer or its Subsidiaries may be a party.

Section 9.04.          PIPE Investment. Unless otherwise approved in writing by the Company, Buyer shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, any provision or remedy under, or consent to the termination or replacement of, any of the PIPE Subscription Agreements in a manner adverse to the Company. Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements and to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Buyer in the PIPE Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions in the PIPE Subscription Agreements (other than conditions that Buyer or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the PIPE Subscription Agreements at or prior to Closing, (iii) confer with the Company regarding timing of the Expected Closing Date (as defined in the PIPE Subscription Agreements); (iv) deliver notices to counterparties to the PIPE Subscription Agreements sufficiently in advance of the Closing in accordance with the terms of the PIPE Subscription Agreements; and (iv) without limiting the Company’s rights to enforce certain of such PIPE Subscriptions Agreements thereunder or pursuant to Section 13.13, enforce its rights under the PIPE Subscription Agreements in the event that all conditions in the PIPE Subscription Agreements (other than conditions that Buyer or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Buyer the applicable portion of the PIPE Financing Amount, as applicable, set forth in the PIPE Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Buyer shall give the Company prompt notice (A) of any amendment to any PIPE Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any PIPE Investor known to Buyer; (C) of the receipt of any written notice or other written communication from any PIPE Investor with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement; and (D) if Buyer does not reasonably expect to receive all or any portion of the PIPE Financing Amount on the terms or in the manner contemplated by the PIPE Subscription Agreements. Buyer shall deliver all notices it is required to deliver under the PIPE Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment immediately prior to the Closing.

Section 9.05.         Certain Transaction Agreements. Unless otherwise approved in writing by the Company, no Buyer Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of, the Sponsor Support Agreement.  Buyer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Buyer in the Sponsor Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement.  Without limiting the generality of the foregoing, Buyer shall give the Company, prompt written notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to the Sponsor Support Agreement and (B) of the receipt of any written notice or other written communication from any other party to the Sponsor Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of the Sponsor Support Agreement.

Section 9.06.          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Buyer or its Subsidiaries by third parties that may be in Buyer’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Buyer would result in the loss of attorney-client privilege or other privilege from disclosure, Buyer shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Buyer and its Subsidiaries, and shall use commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Buyer that are in the possession of Buyer, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Second Effective Time.

Section 9.07.          Buyer NASDAQ Listing. From the date hereof through the Closing, Buyer shall use reasonable best efforts to ensure Buyer remains listed as a public company on, and for shares of Buyer Class A Common Stock (including shares issuable upon conversion of Buyer Class B Common Stock and Buyer Class E Common Stock) and Buyer Warrants (but, in the case of Buyer Warrants, only to the extent issued and listed as of the date hereof) to be listed on, the NASDAQ.

Section 9.08.          Section 16 Matters. Prior to the First Effective Time, Buyer shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Buyer Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matter, and Buyer shall permit counsel to the Company an opportunity to review in advance, and Buyer shall consider in good faith the view of such counsel in connection with, any such steps.

Section 9.09.          Buyer Board of Directors and Officers.

(a)            Except as otherwise agreed in writing by the Company and Buyer prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Buyer shall use reasonable best efforts prior to the First Effective Time to ensure that the individuals listed on Schedule 9.09, and the additional individuals as agreed between Buyer and the Company pursuant to the parameters set forth on Schedule 9.09, are elected as the only directors of Buyer with no vacancies or unfilled newly created directorships (including by seeking to obtain from each existing director an irrevocable resignation effective as of the First Effective Time), in each case effective immediately after the Closing, and the identities of such individuals shall be made publicly available as promptly as practicable following the date hereof (but in any event prior to the date on which the Proxy Statement is filed with the SEC in definitive form).

(b)            Buyer shall take all necessary action prior to the First Effective Time such that (i) each officer of the Buyer in office immediately prior to the First Effective Time shall cease to be an officer immediately following the First Effective Time (including by causing each such officer to tender an irrevocable resignation as officer, effective as of the First Effective Time) and (ii) the persons constituting the officers of the Company prior to the First Effective Time shall, as of immediately following the First Effective Time, be appointed as the officers of Buyer.

(c)            If necessary to effect the foregoing in this Section 9.09, the board of directors Buyer shall adopt resolutions prior to the First Effective Time that expand or decrease the size of the board of directors of Buyer.

Section 9.10.         Incentive Equity Plan. Prior to the date on which the Proxy Statement is filed with the SEC in definitive form, Buyer shall approve, and subject to approval of the stockholders of Buyer, adopt as of the First Effective Time, a management incentive equity plan, the proposed form and terms of which shall be prepared and delivered by Buyer to the Company and shall be mutually agreed upon by Buyer and the Company prior to the date on which the Proxy Statement is filed with the SEC in definitive form (the “Incentive Equity Plan”).

Section 9.11.         Qualification as an Emerging Growth Company. Buyer shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Buyer to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

ARTICLE X

JOINT COVENANTS

Section 10.01.       Support of Transaction. Without limiting any covenant contained in ARTICLE VIII or ARTICLE IX, including the obligations of the Company and Buyer with respect to the notifications, filings, reaffirmations and applications described in Section 8.03 and Section 9.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 10.01, Buyer and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of, and provide notice to, third parties that any of Buyer, the Company, or their respective Affiliates are required to obtain or provide, as applicable, in order to consummate the Transactions; provided, that Holdings and the Company shall not be required to seek any such required consents or approvals of third party counterparties to Contracts with any Acquired Company to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by the Company and Buyer, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in ARTICLE XI or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall any Buyer Party or any Acquired Company be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which any Acquired Company is a party or otherwise required in connection with the consummation of the Transactions.

Section 10.02.        Proxy Statement; Buyer Special Meeting.

(a)            Proxy Statement.

(i)            As promptly as practicable after the date of this Agreement, Buyer shall, in accordance with this Section 10.02(a), prepare and file with the SEC, in preliminary form, a proxy statement in connection with the Transactions (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Buyer in advance of the Special Meeting, for the purpose of, among other things: (A) providing Buyer’s stockholders with the opportunity to redeem shares of Buyer Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Buyer Stockholder Redemption”); and (B) soliciting proxies from holders of Buyer Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of Buyer Class A Common Stock, Buyer Class B Common Stock and Buyer Class E Common Stock in connection with the First Merger and the PIPE Financing (including approvals as may be required by NASDAQ); (3) the amendment and restatement of the Certificate of Incorporation in the form of the Buyer Charter attached as Exhibit A hereto; (4) the approval of the adoption of the Incentive Equity Plan; (5) the election of the members of Buyer’s board of directors in accordance with Section 9.09 (6) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes to approve and adopt any of the foregoing and (7) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (collectively, the “Buyer Stockholder Matters”). Without the prior written consent of the Company, the Buyer Stockholder Matters shall be the only matters (other than procedural matters) which Buyer shall propose to be acted on by the Buyer’s stockholders at the Special Meeting, as adjourned or postponed. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. As promptly as practicable following (but in no event later than three (3) Business Days following, except as otherwise required by applicable Law) the earlier to occur of (x) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or (y) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”), Buyer shall (I) file the definitive Proxy Statement with the SEC, and (II) cause the Proxy Statement to be promptly mailed to its stockholders of record, as of the record date to be established by the board of directors of Buyer in accordance with Section 10.02(b).

(ii)            Prior to filing with the SEC, Buyer will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Buyer shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Buyer will advise the Company, promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; and (G) requests by the SEC for additional information. Buyer shall respond to any SEC comments on the Proxy Statement as promptly as practicable and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Buyer will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(iii)            If, at any time prior to the Special Meeting, Buyer shall discover any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Buyer shall promptly file an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Buyer of such information, event or circumstance.

(iv)            Buyer shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide Buyer with all information concerning the business, management, operations and financial condition of the Acquired Companies, in each case, reasonably requested by Buyer for inclusion in the Proxy Statement.

(b)            Buyer Special Meeting. Buyer shall promptly (and in no event later than the fifth (5th) Business Day following the date of this Agreement) commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act. Buyer shall set a record date (which date shall be mutually agreed by the Company) for determining the Buyer stockholders entitled to vote at the Special Meeting. Buyer shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 10.02(a)), duly call and give notice of, the Special Meeting. Buyer shall convene and hold a meeting of Buyer’s stockholders, for the purpose of obtaining the approval of the Buyer Stockholder Matters (the “Special Meeting”), which meeting shall be held not more than thirty (30) days after the date on which Buyer commences the mailing of the Proxy Statement to its stockholders (other than as required by applicable Law or as agreed in writing by the Company). Buyer shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the Buyer Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Buyer Stockholder Matters. Buyer shall include the Buyer Board Recommendation in the Proxy Statement. The board of directors of Buyer shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation. Buyer agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Buyer Stockholder Matters shall not be affected by any intervening event or circumstance other than termination of this Agreement, and Buyer agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the Buyer Stockholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance other than termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than fifteen (15) days: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Buyer has determined in good faith is required by applicable Law is disclosed to Buyer’s stockholders and for such supplement or amendment to be promptly disseminated to Buyer’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Buyer Stockholder Matters; or (iv) only with the prior written consent of the Company, for purposes of satisfying the condition set forth in Section 11.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved. Buyer shall keep the Company reasonably informed regarding all matters relating to the Buyer Stockholder Matters and the Special Meeting.

Section 10.03.        Exclusivity.

(a)            During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Buyer and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 10.03(a). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)            During the Interim Period, Buyer shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 10.03(b). Buyer shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

(c)             Each of Buyer and the Company acknowledges and agrees that, for purposes of determining whether a breach of this Section 10.03 has occurred, the actions of such party’s Affiliates and Representatives shall be deemed to be the actions of such party, and such party shall be responsible for any breach of this Section 10.03 by such Persons.

Section 10.04.         Tax Matters.

(a)             Notwithstanding anything to the contrary in any Transaction Agreement, Buyer shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. Buyer shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Acquired Companies will join in the execution of any such Tax Returns.

(b)            For U.S. federal income Tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment), each of the Parties intends that (i) the Pre-Closing Recapitalization will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and (iii) the Holder Earnout Shares constitute stock of Buyer for purposes of Section 354 of the Code and not “other property” described in Section 356 of the Code (collectively, the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties in writing of any challenge to the Intended Income Tax Treatment by any Governmental Authority (with such notice including a copy of any such challenge).

(c)             No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the First Merger and Second Merger from so qualifying for the Intended Income Tax Treatment.

(d)            The Company, Buyer, First Merger Sub and Second Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(e)            After the Closing, Buyer shall prepare or cause to be prepared all income Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period or Straddle Period (including, in the event that the First Merger and Second Merger are treated as a transaction described in Treasury Regulation Section 1.1502-75(d)(3)(i), the income Tax Return of the consolidated group that is treated as a continuing in existence following the Merger pursuant to Treasury Regulation Section 1.1502- 75(d)(3)(i)), in each case, the due date of which (taking into account extensions of time to file) is after the Closing Date, but only to the extent not filed prior to the Closing Date (the “Pre-Closing Returns”). Buyer shall submit each such Pre-Closing Return to Tornante and the Sponsor (or its designee) at least thirty days prior to the due date (taking into account any extensions) for Tornante and Sponsor’s (or its designee’s) review and comment. Buyer shall incorporate any reasonable comments made by Tornante and Sponsor (or its designee) prior to filing any Pre-Closing Return. Buyer shall cause the Company and its Subsidiaries to timely file all Tax Returns prepared pursuant to this Section 10.04(e). All Pre-Closing Returns shall be prepared and filed by the historic Tax Return preparers of the Company and its Subsidiaries in a manner consistent with the past procedures and practices and accounting methods of the Company and its Subsidiaries, except as provided by applicable Law, provided that, to the extent permitted by applicable Law, (i) with respect to any Pre-Closing Return for the 2020 tax year, Buyer shall request a credit (rather than a refund) with respect to any overpayment of Taxes, and (ii) with respect to any Pre-Closing Return for the tax year that includes the Closing Date (including, in the event that the Merger is treated as a transaction described in Treasury Regulation Section 1.1502-75(d)(3)(i), the Pre-Closing Return of the consolidated group that is treated as continuing in existence following the Merger pursuant to Treasury Regulation Section 1.1502-75(d)(3)), Buyer shall request a refund (rather than a credit in lieu of a refund) with respect to any overpayment of Taxes (including, for the avoidance of doubt, any overpayment of Taxes for the 2020 tax year that is applied as a credit against taxes with respect to the tax year that includes the Closing Date).

(f)            Any cash Tax refund or Overpayment Credit that is received by the Company with respect to any Pre-Closing Returns shall be paid in cash to the Holders within fifteen (15) days after the receipt thereof (or, in the case of an Overpayment Credit within fifteen (15) days of filing the annual or short period Tax Return where such Overpayment Credit is used to reduce Taxes otherwise payable (the “Refund Consideration”). The Refund Consideration shall be paid to the Holders in accordance with the provisions set forth in Section 3.02(a); provided, that in no event shall the Refund Consideration exceed the lesser of (i) $15,000,000 or (ii) the amount of Refund Consideration that is attributable to the matter described on Schedule 10.04(f) (such amount to be determined on a “with and without” basis with respect to such matter) Buyer shall, and shall cause the Company and its Subsidiaries, and any Affiliate thereof, to execute such documents, take such reasonable additional actions, and otherwise reasonably cooperate as may be necessary for such Persons to perfect their rights in and obtain the benefit of the Refund Consideration.

(g)            After the Closing, Buyer shall not, and Buyer shall cause its Affiliates (including the Company and its Subsidiaries) not to, except as required by applicable Law, (a) other than Tax Returns that are filed pursuant to Section 10.04(e), file or amend or otherwise modify any Tax Return, (b) after the date any Tax Return filed pursuant to Section 10.04(e) is filed, amend or otherwise modify any such Tax Return, (c) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency or (d) make or change any Tax election or accounting method or practice, in each case, with respect to a Pre-Closing Tax Period that would be expected to materially reduce the amount of the Refund Consideration.

(h)            To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, Taxes of the Company and its Subsidiaries, as applicable, based on or measured by income, gross or net sales, or payments or receipts shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date based on an interim closing of the books as of the close of business on the Closing Date and any other Taxes shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date on a per diem basis. Notwithstanding the foregoing, all Company Transaction Expenses and Buyer Transaction Expenses shall be allocated to the portion of the Straddle Period beginning after the Closing Date.

(i)             The Parties acknowledge and agree that any payments made pursuant to Section 10.04(f) or the Tax Receivable Agreement shall be treated as an adjustment to the Closing Merger Consideration by the Parties for applicable income Tax purposes unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

Section 10.05.        Confidentiality; Publicity.

(a)            The Parties acknowledge that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Buyer shall be entitled to disclose, to the extent required by the Exchange Act and the rules and regulations promulgated thereunder, any information contained in any presentation to the PIPE Investors, which information may include Confidential Information (as defined in the Confidentiality Agreement); provided, that, Buyer provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company reasonably consents to the contents thereof.

(b)            Prior to the Closing, any public announcement or public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing shall not be issued, without first obtaining the prior consent of the Company or Buyer, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Buyer or the Company, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, further, that, each Party and its Affiliates may make announcements regarding the status and terms of this Agreement and the transactions contemplated hereby that have already been made public without a breach of this Section 10.05 to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, and provided, further, that subject to Section 8.02 and this Section 10.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 10.05(b), nothing herein shall modify or affect Buyer’s obligations pursuant to Section 10.02.

Section 10.06.        Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

ARTICLE XI

CONDITIONS TO OBLIGATIONS

Section 11.01.        Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)           HSR Approval. The applicable waiting period(s) under the HSR Act and any other approvals that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 6.13 in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

(b)           No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c)           Net Tangible Assets. Buyer shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Buyer Stockholder Redemption.

(d)           Buyer Stockholder Approval. The approval of the Buyer Stockholder Matters shall have been duly obtained in accordance with the DGCL, the Buyer Organizational Documents and the rules and regulations of NASDAQ; provided that the condition in this Section 11.01(d) shall be deemed satisfied if all Buyer Stockholder Matters (other than clause (4) of the definition thereof) have been so obtained.

Section 11.02.        Additional Conditions to Obligations of Buyer Parties. The obligations of the Buyer Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer:

(a)           Representations and Warranties.

(i)            The Company’s Specified Representations (other than the Company’s Specified Representations contained in Section 6.06(a)) and the representations and warranties of Holdings contained in ARTICLE V shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)           The Company’s Specified Representations contained in Section 6.06(a) shall be true and correct in all respects as of the Closing Date; provided, that any action taken, or omitted to be taken, that is reasonably necessary or appropriate to comply with the COVID-19 Measures shall not be considered to be a Material Adverse Effect.

(iii)          Each of the representations and warranties of the Company contained in ARTICLE VI (other than the Company’s Specified Representations) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)           Agreements and Covenants. As of the Closing, the Company shall not be in material breach of any covenant or agreement contained in this Agreement that the Company was required to perform prior to the Closing.

(c)           No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

(d)           Officer’s Certificate. The Company shall have delivered to Buyer a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.02(a) and Section 11.02(b) have been fulfilled.

(e)           Minimum Cash. The Available Closing Buyer Cash shall be at least $350,000,000 minus the Mudrick Backstop Amount (as such Mudrick Backstop Amount may be reduced as provided in the PIPE Subscription Agreement executed by the applicable Affiliate(s) of the Sponsor).

(f)            Tax Receivable Agreement. The Company shall have delivered the Tax Receivable Agreement, duly executed by the Company, Holdings, and the members of Holdings, to Buyer.

(g)           Pre-Closing Transactions. The Company shall have completed the Pre-Closing Recapitalization, and Holdings shall have completed the Holdings Liquidation, in each case substantially as contemplated by this Agreement.

Section 11.03.        Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)           Representations and Warranties.

(i)            Buyer’s Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)           Each of the representations and warranties of the Buyer Parties contained in ARTICLE VII (other than Buyer’s Specified Representations) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(b)           Agreements and Covenants. As of the Closing, no Buyer Party shall be in material breach of any covenant or agreement contained in this Agreement that such Buyer Party was required to perform prior to the Closing.

(c)           Available Closing Buyer Cash. The Available Closing Buyer Cash shall not be less than $350,000,000.

(d)           Officer’s Certificate. Buyer shall have delivered to the Company a certificate signed by an officer of Buyer, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.03(a), Section 11.03(b) and Section 11.03(c) have been fulfilled.

(e)           Sponsor Support Agreement. Each of the covenants of the Sponsor required under the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(f)            Buyer Stock. The Buyer Class A Common Stock, whether issuable as part of the PIPE Financing or as part of the Closing Stock Amount, shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(g)           Buyer Organizational Documents. The Existing Buyer Certificate of Incorporation shall be amended and restated in the form of the Buyer Charter.

(h)           Tax Receivable Agreement. Buyer shall have delivered the Tax Receivable Agreement, duly executed by Buyer, to the Holders and the Company.

Section 11.04.        Frustration of Conditions. None of the Buyer Parties or the Company may rely on the failure of any condition set forth in this ARTICLE XI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 10.01.

ARTICLE XII

TERMINATION/EFFECTIVENESS

Section 12.01.        Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a)           by written consent of the Company and Buyer;

(b)           by written notice from either the Company or Buyer to the other if any permanent injunction or other Governmental Order of any Governmental Authority preventing the consummation of the Transactions shall have become final and non-appealable.

(c)           by written notice to the Company from Buyer if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 11.02(a) or Section 11.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to twenty (20) Business Days (or any shorter period of the time that remains between the date Buyer provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by the Company of notice from Buyer of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before January 6, 2022 (the “Termination Date”); provided, that if any bona fide Action for specific performance or other equitable relief by Holdings or the Company with respect to this Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is thirty (30) days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Extended Termination Date”); or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if Buyer’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d)           by written notice to Buyer from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any Buyer Party set forth in this Agreement, such that the conditions specified in Section 11.03(a) or Section 11.03(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by such Buyer Party through the exercise of its commercially reasonable efforts, then, for a period of up to twenty (20) Business Days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Buyer of notice from the Company of such breach, but only as long as Buyer continues to exercise such commercially reasonable efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the First Merger or the Second Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(e)           by written notice from either the Company or Buyer to the other if the approval of the Buyer Stockholder Matters by the Buyer Stockholders is not obtained at the Special Meeting (subject to any adjournment, postponement or recess thereof); provided, that, the right to terminate this Agreement under this Section 12.01(e) shall not be available to Buyer if, at the time of such termination, Buyer is in breach of Section 10.02; provided further that no termination right shall be available to any party pursuant to this Section 12.01(e) if clause (4) of the definition of Buyer Stockholder Matters is the only Buyer Stockholder Matter not so obtained at the Special Meeting;

(f)            by written notice to Buyer from the Company if after the Special Meeting (subject to any adjournment, postponement or recess thereof), the condition set forth in Section 11.03(c) is not satisfied; or

(g)           by written notice to the Company from Buyer if there has been a Material Adverse Effect on the Company.

Section 12.02.        Effect of Termination. Except as otherwise set forth in this Section 12.02 or Section 13.13, in the event of the termination of this Agreement pursuant to Section 12.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.04 (No Claim Against the Trust Account), Section 10.05 (Confidentiality; Publicity), this Section 12.02 (Effect of Termination) and ARTICLE XIII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.01.       Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 13.02.       Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed (provided that no “bounce-back” or similar message is received), addressed as follows:

(a)           If to the Buyer Parties, to:

Mudrick Capital Acquisition Corporation II

527 Madison Avenue, 6th Floor

New York, New York 10022

Attn: John O’Callaghan

E-mail: jocallaghan@mudrickcapital.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Jackie Cohen

E-mail: jackie.cohen@weil.com

(b)           If to the Company, the Surviving Corporation or the Surviving Entity, to:

The Topps Company, Inc.

1 Whitehall Street

New York, NY 10004

Attention:      Jason Thaler
Email:              jthaler@topps.com

with a copy (which shall not constitute notice) to:

The Tornante Company, LLC
233 S. Beverly Dr.
Beverly Hills, CA 90212
Attention:      Andy Redman and Val Cohen
Facsimile:       (310) 228-6801
Email:              andy.redman@tornante.com and val.cohen@tornante.com

and

Madison Dearborn Partners, LLC
Three First National Plaza
70 W. Madison, Suite 4600
Chicago, IL 60602
Attention:      Scott G. Pasquini and Annie Terry
Email:      spasquini@mdcp.com and aterry@mdcp.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:  Richard J. Campbell, P.C. and Aisha P. Lavinier
Email:  richard.campbell@kirkland.com and
aisha.lavinier@kirkland.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service or ordinary mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 13.03.       Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any controlled Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13.03 shall be null and void, ab initio.

Section 13.04.       Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Buyer (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 9.02, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.14 and Section 13.15, and (c) Counsel are intended third-party beneficiaries of, and may enforce, Section 13.17.

Section 13.05.        Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, Buyer shall pay at or promptly after Closing, all Buyer Transaction Expenses (not to exceed $35,000,000) and all Company Transaction Expenses.

Section 13.06.        Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 13.07.       Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.08.       Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement (including as a heading set forth in the Schedules) shall be deemed to be a disclosure with respect to (i) such referenced section and (ii) all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 13.09.       Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain letter agreement, dated as of December 30, 2020, by and between The Topps Company, Inc. and Buyer (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 13.10.       Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 12.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 13.10.

Section 13.11.       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 13.12.       Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.13.        Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 13.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 13.14.        Non-Recourse. Subject in all respects to the last sentence of this Section 13.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Buyer, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 13.14, shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement.

Section 13.15.        Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this ARTICLE XIII.

Section 13.16.       Acknowledgements.

(a)           Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Buyer Party Representations constitute the sole and exclusive representations and warranties of Buyer, First Merger Sub and Second Merger Sub; (iv) except for the Company Representations by the Company and the Buyer Party Representations by the Buyer Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the Buyer Party Representations by the Buyer Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that any assets, properties and business of the Acquired Companies are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 11.02(d), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 13.16(a) shall relieve any Party of liability in the case of fraud committed by such Party.

(b)          Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign Law or otherwise (including any Actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Laws). Each Party acknowledges and agrees that it will not assert, institute or maintain any Action or investigation of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 13.16. Notwithstanding anything herein to the contrary, nothing in this Section 13.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in ARTICLE V, ARTICLE VI or ARTICLE VII (as applicable). Each Party shall have the right to enforce this Section 13.16 on behalf of any Person that would be benefitted or protected by this Section 13.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 13.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 13.17.      Provisions Respecting Representation of the Company. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP (“Counsel”) may serve as counsel to the Acquired Companies, on the one hand, and Holdings (individually and collectively, the “Seller Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Counsel (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of Counsel representing the Acquired Companies in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by Holdings on behalf of the Seller Group. As to any privileged attorney-client communications between Counsel and the Company or Counsel and any of the Company’s Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Privileged Communications”), Buyer, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the Mergers and the other transactions contemplated by this Agreement are consummated, all Privileged Communications related to such transactions will become the property of (and be controlled by) Holdings or its direct or indirect equityholders, and none of Buyer, the Acquired Companies or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that Buyer is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Privileged Communications, Buyer shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided, that Buyer shall promptly notify Holdings in writing (prior to the disclosure by Buyer of any Privileged Communications to the extent legally permissible and practicable) so that Holdings can seek a protective order, at its sole cost and expense, and Buyer agrees to use commercially reasonable efforts to assist therewith.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

MUDRICK CAPITAL ACQUISITION CORPORATION II

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Chief Executive Officer

TITAN MERGER SUB I, INC.

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	President

TITAN MERGER SUB II, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Authorized Person

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

TOPPS INTERMEDIATE HOLDCO, INC.

By:	/s/ Michael D. Eisner
Name:	Michael D. Eisner
Title:	Authorized Signatory

TORNANTE-MDP JOE HOLDING LLC

By:	Tornante Topps LLC
Its:	Operating Member

By:	The Tornante Company LLC
Its:	Sole Member

By:	/s/ Michael D. Eisner
Name:	Michael D. Eisner
Title:	Sole Member

Signature Page to Merger Agreement

EXHIBIT A

FORM OF BUYER CHARTER

Exhibit A

FINAL FORM

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

MUDRICK CAPITAL ACQUISITION CORPORATION II

Mudrick Capital Acquisition Corporation II, a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 30, 2020 (the “Original Certificate of Incorporation”). The name under which the Original Certificate of Incorporation was filed is “Mudrick Capital Acquisition Corporation II.” An amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 7, 2020 (the “First A&R Certificate of Incorporation”).

2. This Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

3. This Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

4. The First A&R Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by the Merger Agreement. As part of the transactions contemplated by the Merger Agreement, all shares of the Class B Common Stock of the Corporation outstanding immediately prior to the effective time of the Merger (but in any event determined after giving effect to any surrender of shares of the Class B Common Stock as contemplated by the Sponsor Support Agreement) are being converted on a 1-for-1 basis into shares of Class A Common Stock of the Corporation. All Class A Common Stock issued and outstanding as of the effectiveness of this Certificate of Incorporation (including all Class A Common Stock issued pursuant to the Subscription Agreements), all Class A Common Stock issued upon conversion of Class B Common Stock as referred to in the immediately foregoing sentence and all Class A Common Stock issued as part of the Merger Agreement contemplated by the Merger Agreement shall be Class A Common Stock for all purposes of this Certificate of Incorporation.

5. This Certificate of Incorporation hereby amends and restates the provisions of the First A&R Certificate of Incorporation in its entirety as follows:

Article I
Name

Section 1.1            Name. The name of the Corporation is [__________] (the “Corporation”).

Article II
Registered Agent

Section 2.1            Address. The registered office of the Corporation in the State of Delaware is [1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, Delaware 19801]; and the name of the Corporation’s registered agent at such address is [The Corporation Trust Company].

Article III
Purpose

Section 3.1            Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV
Capitalization

Section 4.1            Authorized Capital Stock; Rights and Options.

(a)            The total number of shares of all classes of stock that the Corporation is authorized to issue is 410,000,000 shares, consisting of: (i) 2,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); (ii) 350,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”); (iii) 8,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), which shall consist of two series: (A) 4,000,000 shares of “Series B-1 Common Stock” and (B) 4,000,000 shares of “Series B-2 Common Stock”; and (iv) 50,000,000 shares of Class E common stock, par value $0.0001 per share (“Class E Common Stock” and collectively with the Class A Common Stock and Class B Common Stock, the “Common Stock”).

(b)            The number of authorized shares of any of the Preferred Stock, Class A Common Stock, Class B Common Stock or Class E Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no separate class vote of the holders of any of the Preferred Stock, Class A Common Stock, the Class B Common Stock or Class E Common Stock shall be required therefor, except as otherwise expressly provided in this Certificate of Incorporation (including pursuant to any certificate of designation relating to any series of Preferred Stock).

(c)            The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board”). The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options. Notwithstanding the foregoing, the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock a number of shares of the class of capital stock issuable pursuant to any such rights, warrants and options outstanding from time to time.

Section 4.2            Preferred Stock.

(a)            The Board is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

2

(b)            Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series).

Section 4.3            Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock, the Class B Common Stock and the Class E Common Stock are as follows:

(a)            Voting Rights.

(i)            Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class A Common Stock as a separate class are entitled to vote.

(ii)            Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class B Common Stock, as such, shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class B Common Stock as a separate class are entitled to vote.

(iii)            Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class E Common Stock, as such, shall be entitled to ten (10) votes for each share of Class E Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class E Common Stock as a separate class are entitled to vote.

(iv)            Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(v)            Notwithstanding the foregoing provisions of this Section 4.3(a), to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power under this Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or under the DGCL. The foregoing provisions of this clause (v) shall not limit any voting power granted to holders of Common Stock or any class thereof in the terms of such Preferred Stock.

3

(b)            Dividends and Distributions.

(i)            Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class A Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii)            Class B Common Stock.

(A)            Dividends and other distributions shall not be declared or paid on the Class B Common Stock, except as provided in this Section 4.3.

(B)            If, at any time the Board declares a dividend or other distribution on the outstanding shares of Class A Common Stock, and any shares of Class B Common Stock remain issued and outstanding, then, the Board shall at such time declare a dividend on the outstanding shares of Class B Common Stock in the form of the right to receive an amount per share equal to the per share amount of the dividend declared by the Board in respect of Class A Common Stock (the “Class B Dividend Amount”). In declaring any such dividend, the Corporation shall fix the same record date for determining holders of Class A Common Stock and Class B Common Stock entitled to receive such dividend (each, a “Specified Record Date”) and the same payment date therefor (each, a “Specified Payment Date”). If, as of the applicable Specified Payment Date, shares of Class B Common Stock that were outstanding as of the applicable Specified Record Date have been converted into shares of Class A Common Stock or Class E Common Stock, as applicable, in accordance with the terms of this Certificate of Incorporation, then the Corporation shall pay the Class B Dividend Amount on the Specified Payment Date to the holders of such shares of Class B Common Stock as of the Specified Record Date. With respect to any shares of Class B Common Stock that remain outstanding as of the applicable Specified Payment Date, the Corporation shall, in lieu of paying the Class B Dividend Amount directly to the holders of such shares of Class B Common Stock, set aside or reserve for payment an amount equal to such Class B Dividend Amount in respect of each such outstanding share of Class B Common Stock (the “Reserve Amount”), which Reserve Amount shall be paid to such holders, if at all, only upon the occurrence of a Triggering Event with respect to such shares (as determined pursuant to the definition of “Triggering Event”); provided, however, that if a Triggering Event does not occur with respect to any shares of Class B Common Stock prior to the Earnout Termination Date, any amounts in the Reserve Amount with respect to such shares shall automatically be released to the Corporation, the right to receive the Class B Dividend Amount in respect of any share of Class B Common Stock for which a Triggering Event has not occurred as of such time shall be deemed to have expired, and the holders of Class B Common Stock for which a Triggering Event has not occurred as of such time shall have no entitlement to receive the Class B Dividend Amount.

4

(iii)            Class E Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class E Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class E Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(iv)            Notwithstanding anything to the contrary in the preceding subsections (i)-(iii), dividends may only be declared on any one class of Common Stock payable in additional shares of such class if, substantially concurrently therewith, like dividends are declared on each other class of Common Stock payable in additional shares of such other class at the same rate per share.

(c)            Liquidation, Dissolution or Winding Up.

(i)            Subject to Section 4.3(c)(ii), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any other class or series of stock having a preference over any Participating Shares as to distributions upon dissolution or liquidation or winding up shall be entitled the remaining assets of the Corporation shall be distributed Ratably to the Participating Shares.

(ii)            If, as of the date of determining the stockholders of the Corporation entitled to participate in a distribution of the remaining assets of the Corporation in connection with a liquidation, dissolution or winding up contemplated by this Section 4.3(c) any shares of Class B Common Stock remain issued and outstanding, then the holders of such shares of Class B Common Stock shall only be entitled to receive the par value of such shares, unless the amount of the distribution in connection with or following such liquidation, dissolution or winding up that would be payable in respect of a share of Class A Common Stock would cause a Triggering Event for such share of Class B Common Stock. To the extent that any remaining assets of the Corporation are to be distributed to the holders of Class B Common Stock pursuant to this Section 4.3(c)(ii), then such amounts shall be distributed Ratably to the Participating Shares and the shares of Class B Common Stock (assuming that, notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the shares of each series of Class B Common Stock then outstanding are treated as Participating Shares and tested separately on a series-by-series basis to determine whether a Triggering Event has occurred with respect to such series, and without duplication of any amounts that would otherwise be payable in respect of the shares of Class A Common Stock or Class E Common Stock, as applicable, into which such shares of Class B Common Stock would otherwise be convertible in connection with a Triggering Event).

5

(d)            Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of any class or series of Common Stock into a greater or lesser number of shares, the shares of each other class or series shall be proportionately similarly combined or subdivided. Any adjustment described in this Section 4.3(d) shall become effective at the close of business on the date the combination or subdivision becomes effective.

(e)            No Preemptive or Subscription Rights. No holder of shares of Common Stock shall (in its capacity as such and without limiting any contractual rights) be entitled to preemptive or subscription rights.

(f)            Conversion of Class E Common Stock.

(i)            Each share of Class E Common Stock may be convertible at any time at the option of the holder thereof into one fully paid and nonassessable share of Class A Common Stock.

(ii)            Each share of Class E Common Stock which has been Transferred to a Person other than a Qualified Transferee shall automatically and without further action on the part of the Corporation or any holder of Class E Common Stock be converted upon such Transfer into one fully paid and nonassessable share of Class A Common Stock.

(iii)            Upon the Sunset Time, each share of Class E Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class E Common Stock be converted at such time into one fully paid and nonassessable share of Class A Common Stock.

(iv)            Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class E Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class E Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class E Common Stock, issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class E Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(g)            Conversion of Class B Common Stock. In the event that there has been a Triggering Event with respect to shares of Class B Common Stock (as determined pursuant to the definition of “Triggering Event”) prior to the Earnout Termination Date, such shares of Class B Common Stock shall automatically and without further action on the part of the Corporation or such holder be converted on the applicable Class B Conversion Date into an equal number of fully paid and nonassessable shares of (i) Class E Common Stock (solely with respect to then-current holders of Class E Common Stock) or (ii) Class A Common Stock. Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock or Class E Common Stock, as applicable, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock or Class E Common Stock, as applicable, as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock or Class E Common Stock, as applicable, into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

6

(h)            Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of (i) Class A Common Stock solely for the purpose of effecting the conversion of shares of Class E Common Stock and certain Class B Common Stock into Class A Common Stock and (ii) Class E Common Stock solely for the purpose of effecting the conversion of certain shares of Class B Common Stock.

(i)            Cancellation of Class B Common Stock. In the event that there has not been a Triggering Event with respect to any share of Class B Common Stock as of the Earnout Termination Date, such share of Class B Common Stock shall, automatically and without further action on the part of the Corporation or any holder of Class B Common Stock, be transferred to the Corporation and cancelled for no consideration, on and effective as of 5:00 p.m. New York City time on the Earnout Termination Date, and thereafter the Corporation shall take all necessary action to retire such shares of Class B Common Stock that are reacquired by the Corporation and shall not be disposed of out of treasury or otherwise reissued. Any certificates that, prior to the Earnout Termination Date, represented shares of Class B Common Stock (to the extent representing shares of Class B Common Stock that were not converted) shall, if presented to the Corporation on or after the Earnout Termination Date, be cancelled.

Article V
Certain Matters Relating To Transfers

Section 5.1            Additional Issuances. Subject to the DGCL and the other terms of this Certificate of Incorporation, on or following the Effective Date, the Corporation may issue from time to time additional shares of Class A Common Stock from the authorized but unissued shares of Class A Common Stock, including as provided in this Certificate of Incorporation. The Corporation shall not issue additional shares of Class B Common Stock or Class E Common Stock, except as provided in this Certificate of Incorporation.

Section 5.2            Cancellation.

(a)            Shares of Class E Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class E Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer of such shares of Class E Common Stock, other than a Transfer to a Qualified Transferee. Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class E Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class E Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class E Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class E Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

7

(b)            If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class E Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of such shares of Class E Common Stock into Class A Common Stock has occurred, and if such holder does not within twenty-five (25) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class E Common Stock to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock as of the date of the Transfer in question and the same will thereupon be registered on the books, records and stock ledger of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under the DGCL or this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

Section 5.3            Certain Restrictions on Transfer.

(a)            Without the prior written consent of the Corporation, and without limiting the rights of any party to the Registration Rights Agreement, neither any Restricted Transfer nor any public announcement of any intention to effect any Restricted Transfer of any Lock-Up Shares Beneficially Owned or otherwise held by any Non-Electing Holder (or any Permitted Transferee that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) may be made during the Lock-Up Period applicable to such Lock-Up Shares. During the Lock-Up Period applicable to any Non-Electing Holder (or any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer), any purported Transfer of Lock-Up Shares by such Non-Electing Holder (or such Permitted Transferee) other than in accordance with this Certificate of Incorporation shall be null and void, and the Corporation shall refuse to recognize any such Transfer for any purpose.

(b)            No Transfer of any shares of Common Stock or shares of Preferred Stock may be made, except in compliance with applicable federal and state securities laws.

(c)            The Corporation may place customary restrictive legends on the certificates or book entries representing the shares of Common Stock and, if applicable, the shares of Preferred Stock subject to this Section 5.3 and remove such restrictive legends at the time the applicable restrictions under this Section 5.3 are no longer applicable to the shares of Common Stock or shares of Preferred Stock represented by such certificates or book entries. To the extent shares of Common Stock and, if applicable, shares of Preferred Stock subject to this Section 5.3 are uncertificated, the Corporation shall give notice of the restrictions set forth in this Section 5.3 in accordance with the DGCL.

8

Article VI
Bylaws

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Bylaws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of the DGCL, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the Bylaws, or to adopt any provision inconsistent therewith.

Article VII
Board of Directors

Section 7.1            Board of Directors.

(a)            Board Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b)            Number, Election and Term.

(i)            Without limiting the rights of any party to the Investor Rights Agreement, or except as otherwise provided for or fixed in any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board.

(ii)            Without limiting the rights of any party to the Investor Rights Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more such series, as the case may be (such directors, “Preferred Stock Directors”)) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Effective Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed (other than in respect of any Preferred Stock Directors), any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors and without limiting the rights of any party to the Investor Rights Agreement, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Without limiting the rights of any party to the Investor Rights Agreement, the Board is authorized to assign members of the Board already in office at the Effective Date to their respective class.

9

(iii)            Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

(iv)            Directors of the Corporation need not be elected by written ballot, unless the Bylaws shall so provide.

Section 7.2            Newly-Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors and without limiting the rights of any party to the Investor Rights Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director (other than a Preferred Stock Director) elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 7.3            Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Without limiting the rights of any party to the Investor Rights Agreement, any or all of the directors (other than any Preferred Stock Director) may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Without limiting the rights of any party to the Investor Rights Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected in accordance with Section 7.2.

Section 7.4            Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect Preferred Stock Directors, then the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 7.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed in accordance with Section 7.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly and whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right, the terms of office of all such Preferred Stock Directors shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 7.5            Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

10

Article VIII
Consent of Stockholders in lieu of Meeting; Annual and Special Meetings of Stockholders

Section 8.1            Consent of Stockholders in Lieu of Meeting. At any time shares of Class E Common Stock remain outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the Bylaws and applicable law. At any time when there are not any shares of Class E Common outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock or any class of Common Stock, voting separately as a class or series or separately as a class with one or more other such series or classes, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock or in this Certificate of Incorporation with respect to such class of Common Stock.

Section 8.2            Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or as otherwise expressly provided in the Bylaws. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

Article IX
Limited Liability; Indemnification

Section 9.1            Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article IX shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

11

Section 9.2            Indemnification and Advancement of Expenses.

(a)            To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each Person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 9.2, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”) against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition. Notwithstanding the foregoing, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b)            The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 9.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, insurance, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)            Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)            This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to Persons other than Indemnitees.

(e)            The Corporation shall purchase and maintain insurance (or be named insured on the insurance policy of an affiliate), on behalf of the Indemnitees and such other Persons as the Board shall determine, in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Certificate of Incorporation.

Article X
DGCL Section 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

12

Article XI
Corporate Opportunities

Except with respect to any corporate opportunity expressly offered or presented to any Indemnitee solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the Corporation and its Subsidiaries (an “Excluded Opportunity”), to the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to such Indemnitee in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations he or she may have as of the date of this Certificate of Incorporation or in the future. Nothing in this Certificate of Incorporation, including (without limitation) the foregoing sentence, shall be deemed to supersede any other agreement to which an Indemnitee may be a party or the rights of any other party thereto restricting such Indemnitee’s ability to have certain business interests or engage in certain business activities or ventures. To the fullest extent permitted by applicable law, but subject to the immediately preceding sentence, the Corporation hereby waives and renounces any interest or expectancy that any such Indemnitee shall offer any such corporate opportunity of which he or she may become aware to the Corporation (except to the extent such corporate opportunity is an Excluded Opportunity).

To the fullest extent permitted by applicable law, but without limiting any separate agreement to which an Indemnitee may be party with the Corporation or any of its Subsidiaries, and except with respect to any Excluded Opportunities, (i) such Indemnitee shall not have any fiduciary duty to refrain from the engagement in competitive activities in accordance with the provisions of this Article XI, (ii) it shall not be a breach of any Indemnitee’s duties or any other obligation of any type whatsoever of any Indemnitee if an Indemnitee engages in, or directs to another Person, any such business interests or activities in preference to or to the exclusion of the Corporation or any of its Subsidiaries, and (iii) no Indemnitee shall be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Indemnitee pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person, or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

In addition to and without limiting the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its Subsidiaries if it is a business opportunity that (i) the Corporation and its Subsidiaries are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the business of the Corporation and its Subsidiaries or is of no practical advantage to the Corporation and its Subsidiaries, (iii) is one in which the Corporation and its Subsidiaries have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of an Indemnitee or an Affiliate of Indemnitee (other than the Corporation or any of its Subsidiaries) over which such Indemnitee has no direct or indirect influence or control, including, but not limited to, a blind trust.

For avoidance of doubt, the foregoing paragraphs of this Article XI are intended to renounce with respect to the Indemnitees, to the fullest extent permitted by Section 122(17) of the DGCL, any interest or expectancy of the Corporation or any of its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are not Excluded Opportunities, and this Article XI shall be construed to effect such renunciation to the fullest extent permitted by the DGCL.

Any Indemnitee may, directly or indirectly, (i) acquire stock of the Corporation, and options, rights, warrants and appreciation rights relating to stock of the Corporation and (ii) except as otherwise expressly provided in this Certificate of Incorporation, exercise all rights of a stockholder of the Corporation relating to such stock, options, rights, warrants and appreciation rights.

13

To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

Article XII
Severability

If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

Article XIII
Forum

Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by or other wrongdoing by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim arising under any provision of the DGCL, this Certificate of Incorporation (as it may be amended or restated) or the Bylaws (as they may be amended or restated) or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery. Notwithstanding the foregoing, in the event that the Delaware Court of Chancery lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall, to the fullest extent permitted by law, be another state or federal court located within the State of Delaware, in each such case. The federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. The provisions of this Article XIII shall not preclude or contract the scope of exclusive federal jurisdiction for suits brought under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

Article XIV
Amendments

Except as otherwise expressly provided in this Certificate of Incorporation, in addition to any separate vote of any class or series of capital stock of the Corporation required under the DGCL, this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

14

Article XV
Definitions

Section 15.1            Definitions. As used in this Certificate of Incorporation, the following terms have the following meanings, unless clearly indicated to the contrary:

(a)            “501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code (or any successor provision thereto).

(b)            “Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person; where “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

(c)            “Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(d)            “Charitable Trust” means a trust that is a 501(c) Organization (whether a determination letter with respect to such exemption is issued before, at or after the Effective Date), and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).

(e)            “Class B Conversion Date” means, with respect to any share of Class B Common Stock, the date upon which a Triggering Event with respect to such share of Class B Common Stock shall have occurred (as determined pursuant to the definition of “Triggering Event”).

(f)            “Closing” has the meaning given to such term in the Merger Agreement.

(g)            “Earnout Termination Date” means the third anniversary of the Closing.

(h)            “Effective Date” means the date of the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware.

(i)            “Family Member” has the meaning given to such term in the Registration Rights Agreement.

(j)            “Holder Earnout Shares” has the meaning given to such term in the Merger Agreement.

(k)            “Investor Rights Agreement” means the Investor Rights Agreement, dated on or about the Effective Date, by and among the Corporation and the other Persons party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

15

(l)            “Lock-Up Period” means:

(A)            with respect to any shares of Class A Common Stock or Class E Common Stock held by a Non-Electing Holder or a Permitted Transferee thereof with respect to such shares of Common Stock, the period commencing on the Effective Date and continuing until the date that is six months following the Effective Date; and

(B)            with respect to any Class B Common Stock held by a Non-Electing Holder or a Permitted Transferee thereof with respect to such shares of Class B Common Stock, the period commencing upon the Effective Date and continuing until the later of (1) the occurrence of a Triggering Event for such Class B Common Stock (as determined pursuant to the definition of “Triggering Event”), at which time, such Class B Common Stock shall be converted to Class A Common Stock or Class E Common Stock, as applicable, on the applicable Class B Conversion Date as provided in this Certificate of Incorporation, and (2) the date that is six months following the Effective Date.

(m)            “Lock-Up Shares” means shares of Common Stock held by a Non-Electing Holder or, in respect of such shares of Common Stock, a Permitted Transferee thereof. For the avoidance of doubt, shares of Class A Common Stock, which prior to the Effective Date were shares of Class A Common Stock as a result of the Corporation’s initial public offering and shares of Class A Common Stock issued as part of the PIPE Financing, are not Lock-Up Shares and such shares are not subject to any Lock-Up Period under this Certificate of Incorporation.

(n)            “Merger Agreement” means that certain Merger Agreement, dated as of April [●], 2021 by and among the Corporation, Topps Intermediate Holdco, Inc., Tornante - Joe MDP Holding LLC and other Persons party thereto, as the same may be amended, restated, supplemented or waived from time to time.

(o)            “Non-Electing Holder” means any Person that , (i) received shares of Common Stock as consideration under the Merger Agreement or upon distribution from such recipient and (ii) did not execute a counterpart to the Registration Rights Agreement agreeing to be party thereto.

(p)            “Participating Shares” means shares of any other class or series of Common Stock or Preferred Stock to the extent that, in accordance with the terms thereof, such shares are entitled to participate with Class A Common Stock in, as applicable, (x) dividends or distributions paid by the Corporation, or (y) any liquidation, dissolution or winding up of the Corporation. For the avoidance of doubt, (i) shares of Class E Common Stock shall be considered Participating Shares and (ii) shares of Class B Common Stock shall not be considered Participating Shares except, solely in the case of a liquidation, dissolution or winding up of the corporation, to the extent provided herein.

(q)            “Permitted Transfer” means any Transfer that is (i) made to a Permitted Transferee of the transferor upon prior written notice to the Corporation and any other Person to whom notice is required to be given under the Registration Rights Agreement, (ii) a transfer of shares of Class E Common Stock or Class B Common Stock to the Corporation in accordance with Section 4.3, (iii) made in accordance with the Registration Rights Agreement (subject to the Lock-Up Period), (iv) made pursuant to any liquidation, merger, stock exchange or other similar transaction subsequent to the business combination transactions contemplated by the Merger Agreement which results in all of the Corporation’s stockholders exchanging or having the right to exchange their shares of Common Stock for cash, securities or other property.

16

(r)            “Permitted Transferee” means: (i) with respect to any Person, (A) any Family Member of such Person, (B) any Affiliate of such Person or direct or indirect beneficial owner or equity holder of such Person, (C)  one or more employees of Tornante or its Affiliates (but only, in the case of this clause (C) with respect to up to 3% of the Common Stock issued to Tornante at the Closing), (D) any Affiliate of any Family Member of such Person or (E) any members of the Sponsor or any Affiliates of the Sponsor, (ii) with respect to any Person (other than a Qualified Stockholder) that is a natural person, (A) by virtue of laws of descent and distribution upon death of such individual or (B) in accordance with a qualified domestic relations order; and (iii) with respect to any Qualified Stockholder, (A) the Persons referred to in clause (i) with respect to such Qualified Stockholder and (B) any Qualified Transferee of such Qualified Stockholder.  Without limiting the generality of the foregoing, any beneficial owner or equity holder of a Holder (as defined in the Registration Rights Agreement) that receives shares of Common Stock by virtue of the laws of the State of Delaware or the organizational documents of a Holder upon dissolution of such Holder shall be a Permitted Transferee of such Holder.

(s)            “Person” means an individual, a sole proprietorship, a corporation, a partnership, limited liability company, a limited partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

(t)            “Qualified Entity” means, with respect to a Qualified Stockholder: (a) a Qualified Trust solely for the benefit of (i) such Qualified Stockholder, or (ii) one or more Family Members of such Qualified Stockholder; provided, that with respect to the shares held by such Qualified Trust only for so long as Michael Eisner directly or indirectly has voting power such that Michael Eisner has Voting Control over the shares directly or indirectly held by such Qualified Trust; (b) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity with respect to which Voting Control is held by or which is wholly owned, individually or collectively, by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder; provided, that with respect to the shares held by such Person only for so long as Michael Eisner directly or indirectly has voting power such that Michael Eisner has Voting Control over the shares directly or indirectly held by such entity; (c) any Charitable Trust validly created by a Qualified Stockholder; provided, that with respect to the shares held by such Charitable Trust only for so long as Michael Eisner directly or indirectly has voting power such that Michael Eisner has Voting Control over the shares directly or indirectly held by such Charitable Trust; (d) a revocable living trust, which revocable living trust is itself both a Qualified Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; provided, that with respect to the shares held by such revocable living trust which trust is itself both a Qualified Trust and a Qualified Stockholder, only for so long as Michael Eisner directly or indirectly has voting power such that Michael Eisner has Voting Control over the shares directly or indirectly held by such Qualified Trust; (e) any 501(c) Organization or Supporting Organization over which (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder, individually or collectively, control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable, and (f) in the case of Tornante or any Permitted Transferee, in each case, with respect to the shares held by such Person for so long as Michael Eisner directly or indirectly has voting power such that Michael Eisner has Voting Control over the shares directly or indirectly held by such entity.

17

(u)            “Qualified Stockholder” means (i) Tornante, (ii) Michael Eisner, (iii) Tornante Company, LLC or (iv) a Qualified Transferee of the foregoing.

(v)            “Qualified Transfer” means any Transfer of a share of Common Stock:

(i)            by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (A) one or more Family Members of such Qualified Stockholder or (B) any Qualified Entity of such Qualified Stockholder;

(ii)            by a Qualified Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder or (B) any other Qualified Entity of such Qualified Stockholder; or

(iii)            by a Qualified Stockholder that is a natural person or revocable living trust to a 501(c) Organization or a Supporting Organization, as well as any Transfer by a 501(c) Organization to a Supporting Organization of which such 501(c) Organization (x) is a supported organization (within the meaning of Section 509(f)(3) of the Internal Revenue Code (or any successor provision thereto)), and (y) has the power to appoint a majority of the board of directors, in each case solely so long as such 501(c) Organization or such Supporting Organization, as applicable, irrevocably elects, no later than the time such share of Class E Common Stock is Transferred to it, that such share of Class E Common Stock shall automatically be converted into Class A Common Stock upon the death of such Qualified Stockholder or the natural person grantor of such Qualified Stockholder.

(w)            “Qualified Transferee” means a transferee of shares of Common Stock received in a Transfer that constitutes a Qualified Transfer.

(x)            “Qualified Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) a Family Member of a Qualified Stockholder or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.

(y)            “Ratably” means, with respect to Participating Shares (determined pursuant to the definition of “Participating Shares”, as of the applicable time), on a per share basis. If, after the Effective Date, other terms are approved by the Corporation with respect to participation of any class or series of capital stock in residual distributions of the Corporation and are set forth in this Certificate of Incorporation or any certificate of designation with respect to Preferred Stock, “Ratably” shall automatically be adjusted to take account of such other terms.

(z)            “Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the Effective Date, by and among the Corporation and the other Persons party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

(aa)            “Restricted Transfer” means any Transfer other than a Permitted Transfer.

(bb)            “Sponsor Support Agreement” has the meaning given to such term in the Merger Agreement.

18

(cc)            “Subscription Agreement” has the meaning given to such term in the Merger Agreement.

(dd)            “Sunset Time” means 5:00 p.m. New York City time on the first day (x) following the death or irreversible mental incapacity of Michael Eisner; (y) Michael Eisner ceases to own, directly or indirectly, a majority of the voting power of Tornante; and (z) the aggregate number of shares of Common Stock Beneficially Owned by Michael Eisner, his Affiliates and their respective Permitted Transferees is less than one-third of the number of Shares of Common Stock Beneficially Owned by such Persons immediately after giving effect to the Closing (assuming, in each case, the share counts are equitably adjusted for any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise affecting the Common Stock occurring after the Effective Date).

(ee)            “Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).

(ff)            “Tornante” means Tornante Topps LLC.

(gg)            “Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

(hh)            “Triggering Event” means:

(A)            with respect to shares of Series B-1 Common Stock that constitute Holder Earnout Shares, the earlier to occur of the following (but only if occurring on or prior to the eighteen (18) month anniversary of the Effective Date):

(1)            the Volume Weighted Average Share Price equals or exceeds $14.00 per share for any 20 trading days within any 30 consecutive trading day period following the Effective Date; and

(2)            if the Corporation or any of its Subsidiaries consummates a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially of its assets (each, a “Sale Transaction”) and the consideration (other than contingent consideration) payable in respect of each outstanding share of Class A Common Stock in connection therewith equals or exceeds $14.00 per share; and/or

19

(B)            with respect to shares of Series B-1 Common Stock for which a Triggering Event has not occurred and shares of Series B-2 Common Stock, in each case that constitute Holder Earnout Shares, the earlier to occur of the following (but only if occurring on or prior to the Earnout Termination Date):

(1)            the Volume Weighted Average Share Price equals or exceeds $16.00 per share for any 20 trading days within any 30 consecutive trading day period following the Effective Date; and

(2)            if the Corporation or any of its Subsidiaries consummates a Sale Transaction and the consideration (other than contingent consideration) payable in respect of each outstanding share of Class A Common Stock in connection therewith equals or exceeds $16.00 per share.

(C)            with respect to the foregoing clause (A) and (B), if the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leverage recapitalization), each of the applicable per share prices in this definition of “Triggering Event” shall be equitably adjusted by the Corporation in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment to this Certificate of Incorporation, scheme, arrangement or extraordinary dividend or other applicable transaction.

For the avoidance of doubt, the shares of Series B-1 Common Stock that constitute Holder Earnout Shares benefit from the Triggering Events set forth in both clause (A) and clause (B) of this definition and in no event shall any such shares of Series B-1 Common Stock be forfeited, cancelled or surrendered until the earlier to occur of (i) the Earnout Termination Date and (ii) a Sale Transaction that does not constitute a “Triggering Event” in accordance with clause (B)(2) of this definition.

(ii)            “Volume Weighted Average Share Price” has the meaning given to such term in the Merger Agreement.

(jj)            “Voting Control” (x) with respect to a share of Common Stock means the power, directly or indirectly, to vote or direct the voting of such share by proxy, voting agreement or otherwise and (y) with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning a majority of the voting power of the voting securities of another Person shall be deemed to have voting control of that Person.

[Signature Page Follows]

20

IN WITNESS WHEREOF, [__] has caused this Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this [__]th day of [__], 2021.

[__]

By:
Name:	[__]
Title:	[__]

EXHIBIT B

FORM OF BUYER BYLAWS

Exhibit B

FINAL FORM

AMENDED AND RESTATED

BY-LAWS

OF

[__]

Article I
Offices

Section 1.1            Registered Office. The registered office of [__] (the “Corporation”) shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2            Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

Article II
STOCKHOLDERS

Section 2.1            Annual Meetings. The annual meeting of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before such meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as may be designated from time to time by the Board. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2.2            Special Meetings. Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or required or permitted by the certificate of incorporation of the Corporation (as amended, restated, modified or supplemented from time to time, the “Certificate of Incorporation”), and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), if any, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer. Special meetings may be held either at a place, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as the Board may determine. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.

Section 2.3            Notice of Meetings. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these By-Laws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than 60, nor less than ten, days previous thereto (unless a different time is specified by applicable law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 2.4            Quorum; Adjournments. The holders of a majority in voting power of the capital stock of the Corporation issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time without further notice, other than announcement at the meeting of the date, time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 60 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 2.5            Organization of Meetings. The Chairman of the Board, or in the absence of the Chairman of the Board, or at the Chairman of the Board’s discretion, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s discretion, any officer of the Corporation, shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary of the Corporation, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at such meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to such meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2

Section 2.6            Proxies.

(a)            At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (i) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (ii) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period; provided, that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

(b)            A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

(c)            Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraphs of this Section 2.6 (including any electronic transmission) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)            Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 2.7            Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, the Investor Rights Agreement (as defined in the Certificate of Incorporation), these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series and entitled to vote on the subject matter shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, the Investor Rights Agreement, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.

3

Section 2.8            Fixing Record Date.

(a)            In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)            In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change or conversion or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c)            Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

4

Section 2.9            Consents in Lieu of Meeting. At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by written consent pursuant to the terms and limitations set forth in the Certificate of Incorporation and/or the Investor Rights Agreement (as applicable), the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate of Incorporation, the Investor Rights Agreement (as applicable) and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand, by certified or registered mail, return receipt requested, or by electronic transmission. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.10            List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network; provided, that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

5

Section 2.11            Inspectors. The Board, in advance of all meetings of the stockholders, may, and shall if required by applicable law, appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.

Section 2.12            Conduct of Meetings

(a)            Annual Meetings of Stockholders.

(i)            Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) as provided in the Investor Rights Agreement, (B) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.3, (C) by or at the direction of the Board or any authorized committee thereof or (D) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 2.12(a) and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.

(ii)            For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (D) of Section 2.12(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than 30 days before, or more than 70 days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this Section 2.12(a)(ii) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these By-Laws, the date of the preceding year’s annual meeting shall be deemed to be [●] of the preceding calendar year. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these By-Laws. Notwithstanding anything in this Section 2.12(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.12 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.

6

(iii)            Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (I) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (II) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (III) a representation that the stockholder (aa) is a holder of record of the stock of the Corporation at the time of the giving of the notice, (bb) will be entitled to vote at such meeting and (cc) will appear in person or by proxy at the meeting to propose such business or nomination, (IV) a representation as to whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (aa) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (bb) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (V) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (VI) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (D) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (E) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (I) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (II) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (III) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 2.12(a)(iii) or Section 2.12(b)) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof; provided, that if the record date for determining the stockholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof) and not later than five days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than 15 days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

7

(A)            The foregoing notice requirements of this Section 2.12(a)(iii) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this Section 2.12(a)(iii) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(iv)            Notwithstanding anything in the second sentence of Section 2.12(a)(iii)(A) to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under Section 2.12(a)(ii), and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation.

(b)            Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.3. At any time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a committee thereof, (ii) as provided in the Investor Rights Agreement or (iii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in this Section 2.12 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by Section 2.12(a)(ii) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(c)            General.

(i)            (A) Only persons who are nominated in accordance with the procedures set forth in this Section 2.12 shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.12. Except as otherwise provided by law, the Certificate of Incorporation, the Investor Rights Agreement or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.12 and, if any proposed nomination or business is not in compliance with this Section 2.12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

8

(B)            Notwithstanding the foregoing provisions of this Section 2.12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.12, to be considered a qualified representative of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(ii)            If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may, by means of remote communication participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder; (B) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (C) if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(iii)            For purposes of this Section 2.12, “public announcement” shall mean disclosure of the information to the public in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “public disclosure” under Regulation FD promulgated by the Securities and Exchange Commission.

(iv)            No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this Section 2.12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 2.12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(v)            Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12; provided, however, that, to the fullest extent permitted by applicable law, any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.12 (including clause (D) of Section 2.12(a)(i) and Section 2.12(b) hereof), and compliance with clause (D) of Section 2.12(a)(i) and Section 2.12(b) shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 2.12 shall apply to the right, if any, of the holders of any series of Preferred Stock, if any, to elect directors pursuant to any applicable provisions of the Certificate of Incorporation and/or the Investor Rights Agreement (as applicable).

9

(vi)            Notwithstanding anything to the contrary contained herein, for as long as the Investor Rights Agreement (as defined in the Certificate of Incorporation) remains in effect with respect to the Parties (as defined in the Certificate of Incorporation) (the “Investor Rights Agreement Parties”), the Investor Rights Agreement Parties (to the extent then subject to the Investor Rights Agreement) shall not be subject to the notice procedures set forth in Section 2.12(a)(ii), Section 2.12(a)(iii) or Section 2.12(b) with respect to any annual or special meeting of stockholders to the extent necessary to effect the transactions and rights set forth in the Investor Rights Agreement.

Article III
BOARD OF DIRECTORS

Section 3.1            Number; Election; Quorum; Voting. The Board shall consist, subject to the Certificate of Incorporation and the Investor Rights Agreement or any certificate of designation with respect to any series of Preferred Stock, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships, and except as otherwise expressly provided in the Certificate of Incorporation or the Investor Rights Agreement) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors in accordance with the terms of the Certificate of Incorporation and the Investor Rights Agreement, as applicable. Unless otherwise provided in the Investor Rights Agreement, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these By-Laws, by the Certificate of Incorporation or by the Investor Rights Agreement, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

Section 3.2            Resignation; Removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. The resignation shall take effect at the time or the happening of any event specified therein, and if no time or event is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation. Subject to the Investor Rights Agreement, directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

Section 3.3            Vacancies. Subject to the Certificate of Incorporation and the Investor Rights Agreement, unless otherwise required by the DGCL or Section 3.5, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal (including pursuant to the terms of the Certificate of Incorporation), retirement, disqualification or otherwise) shall be filled only by a majority of the directors then in office, although less than a quorum, by any authorized committee of the Board or by a sole remaining director.

Section 3.4            Meetings of the Board. Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with Section 11.2. Notice of each special meeting of the Board shall be given, as provided in Section 11.2, to each director: (a) at least 24 hours before the meeting, if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (b) at least two days before the meeting, if such notice is sent by a nationally recognized overnight delivery service; and (c) at least five days before the meeting, if such notice is sent through the United States mail. If the Secretary of the Corporation shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any regular meeting need not specify the purposes thereof, but notice of any special meeting shall specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

10

Section 3.5            Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) and the Investor Rights Agreement applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the total number of directors fixed by the Board pursuant to the Certificate of Incorporation and these By-Laws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

Section 3.6            Committees. Subject to the Investor Rights Agreement, the Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board (including, but not limited to, an Executive Committee, an Audit Committee and a Compensation Committee), which shall be comprised of such members of the Board, and have such duties and be vested with such powers as the Board shall from time to time determine. Any director may belong to any number of committees of the Board. Subject to the Certificate of Incorporation and the Investor Rights Agreement, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member, subject to the Investor Rights Agreement. Subject to the Certificate of Incorporation and the Investor Rights Agreement, unless otherwise provided in the Certificate of Incorporation, these By-Laws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee. Any such committee, to the extent provided in the resolution of the Board establishing such committee, subject to the Investor Rights Agreement, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any By-Law of the Corporation. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee or the Investor Rights Agreement. Unless otherwise provided in such a resolution or the Investor Rights Agreement, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum; and all matters shall be determined by a majority affirmative vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution or the Investor Rights Agreement, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

11

Section 3.7            Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmission or transmissions) are filed with the minutes of proceedings of the Board.

Section 3.8            Remote Meetings. The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.8 shall constitute presence in person at such a meeting.

Section 3.9            Compensation. The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

Section 3.10          Reliance on Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Article IV
OFFICERS

Section 4.1            Officers. The Board shall elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these By-Laws to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.

12

Section 4.2            Term; Removal. All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Subject to the Investor Rights Agreement, any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by the Chief Executive Officer or any elected officer upon whom such power of removal shall have been conferred by the Board.

Section 4.3            Powers. Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by applicable law, by these By-Laws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-Laws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4.4            Delegation. Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office. No delegation to officers of the Corporation or any committee of the Board shall limit, amend or waive any delegation by the Board to the Executive Committee of the Corporation in accordance with the Investor Rights Agreement.

Article V
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 5.1            Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; except as provided in Section 5.3 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

13

Section 5.2            Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 5.1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article V (which shall be governed by Section 5.3) (hereinafter an “advancement of expenses”); provided, however, that, if (x) the DGCL requires or (y) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to indemnification under this Article V or otherwise.

Section 5.3            Right of Indemnitee to Bring Suit. If a claim under Section 5.1 or Section 5.2 is not paid in full by the Corporation within (a) 60 days after a written claim for indemnification has been received by the Corporation or (b) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by applicable law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

Section 5.4            Non-Exclusivity of Rights. The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article V, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article V, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

Section 5.5            Contract Rights. The rights conferred upon indemnitees in this Article V shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

14

Section 5.6            Insurance. The Corporation shall purchase and maintain insurance (or be named on the insurance policy of an affiliate), at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, as the Board shall determine in its sole discretion, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 5.7            Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Article VI
CORPORATE BOOKS

Section 6.1            Corporate Books. The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

Article VII
CHECKS, NOTES, PROXIES, ETC.

Section 7.1            Checks, Notes, Proxies, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board, or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, the Chief Executive Officer or the Board may from time to time determine.

Article VIII
SHARES AND OTHER SECURITIES OF THE CORPORATION

Section 8.1            Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 8.2            Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Corporation. Any or all of the signatures on any certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

15

Section 8.3            Lost, Destroyed or Wrongfully Taken Certificates.

(a)            If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b)            If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by applicable law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 8.4            Transfer of Stock.

(a)            Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation, and only upon proper transfer instructions, including by electronic transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power.

(b)            The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 8.5            Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 8.6            Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

16

Article IX
FISCAL YEAR

Section 9.1            Fiscal Year. The fiscal year of the Corporation shall end on the Sunday of each calendar year that is closest to December 31, unless otherwise determined by resolution of the Board.

Article X
CORPORATE SEAL

Section 10.1            Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

Article XI
GENERAL PROVISIONS

Section 11.1            Notice. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 11.2            Means of Giving Notice. Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these By-Laws, notice to any Director or stockholder of any meeting or any other matter under the Certificate of Incorporation or these By-laws shall be given by the following means:

(a)            Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and hand delivered, sent by mail, or sent by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally in person, or by telephone, when actually received by the director; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation; (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b)            Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including without limitation a facsimile telecommunication.

17

(c)            Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(d)            Exceptions to Notice Requirements.

(i)            Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(ii)            Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (x) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (y) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any stockholder whose electronic mail address appears on the records of the Corporation and to whom notice by electronic transmission is not prohibited by Section 232 of the DGCL.

Section 11.3            Headings. Section headings in these By-Laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

18

Section 11.4            Conflicts. In the event that any provision of these By-Laws is or becomes inconsistent with any provision of the Certificate of Incorporation or the DGCL, the provision of these By-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Article XII
AMENDMENTS

Section 12.1            Amendments. Subject to the terms of the Investor Rights Agreement, these By-Laws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.

* * * *

19

EXHIBIT C

FORM OF INVESTOR RIGHTS AGREEMENT

Exhibit C

FINAL FORM

Investor Rights Agreement

THIS INVESTOR RIGHTS Agreement (as may be amended, supplemented or restated from time to time in accordance with the terms herein, this “Agreement”) is made and entered into as of [●], 2021 (the “Effective Date”), by and among Mudrick Capital Acquisition Corporation II, a Delaware corporation (“PubCo”), Topps Intermediate Holdco, Inc., a Delaware corporation (the “Company”), Tornante Topps LLC (“Tornante”), each of the Persons identified on the signature pages hereto under the heading “MDP” (collectively, “MDP,” and together with Tornante, each a “Nominating Investor”), and each of the Persons (if any) executing a counterpart to the signature pages hereto under the heading “Other Investors” (each, an “Other Investor,” and together with Tornante and MDP, the “Investors”). Each of PubCo, the Company, Tornante, MDP and the Other Investors may be referred to in this Agreement as a “Party” and collectively as the “Parties”.

WHEREAS, in connection with the business combination (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of 6, 2021, by and among the PubCo, the Company, Titan Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Titan Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), and Tornante-MDP Joe Holding LLC, a Delaware limited liability company, and the other parties thereto (as amended, modified, supplemented or waived, the “Merger Agreement”), (i) PubCo is acquiring the Company and (ii) the Investors are acquiring a controlling interest in the PubCo; and

WHEREAS, as of the Effective Date, the Parties desire to set forth their agreement with respect to governance and certain other matters relating to PubCo, in each case in accordance to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties to this Agreement agrees as follows:

1.	Definitions.

(a)	As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person shall mean any other Person controlled by, controlling or under common control with such Person; where “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” has the meaning set forth in Section 2(a).

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Pubco, as the same may be amended or restated from time to time.

“Class A Common Stock” has the meaning given to such term in the Certificate of Incorporation.

“Class B Common Stock” has the meaning given to such term in the Certificate of Incorporation.

“Class E Common Stock” has the meaning given to such term in the Certificate of Incorporation.

“Class E Voting Shares” means the product of (i) the number of all shares of Class E Common Stock issued and outstanding, multiplied by (ii) 10.

“Common Stock” means Class A Common Stock, Class B Common Stock and Class E Common Stock.

“Director” means a member of the Board.

“Exchange” means the NASDAQ Stock Market or any other exchange on which the Common Stock of PubCo is then listed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“MDP Ownership Percentage” means, as of any date of determination, the total number of Voting Shares Beneficially Owned by MDP or its Permitted Transferees divided by the total number of Voting Shares outstanding.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable law and within such party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with governmental entities, all filings, registrations or similar actions that are required to achieve such result, and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.

“Person” means an individual, a sole proprietorship, a corporation, a partnership, limited liability company, a limited partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

2

“Registration Rights Agreement” has the meaning given such term in the Merger Agreement.

“Tornante Ownership Percentage” means, as of any date of determination, the total voting power of Voting Shares Beneficially Owned by Tornante or its Permitted Transferees divided by the total voting power of all Voting Shares outstanding.

“Total Number of Directors” means the total number of Directors comprising the Board as established from time to time in accordance with the PubCo’s Bylaws and the terms of this Agreement.

“Voting Shares” means collectively, the number of shares of Class A Common Stock and shares of Class B Common Stock, plus the number of Class E Voting Shares and all shares of each other class or series of stock of the PubCo entitled to vote generally in the election of directors.

(b)           Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

i.	the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction.

ii.	the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

iii.	references in this Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

2.	Board of Directors.

(a)           Initial Composition of the Board. The board of directors of PubCo (the “Board”) immediately following the closing of the transactions contemplated by the Merger Agreement is being determined in accordance with the Merger Agreement. The Directors are being divided into three classes of Directors, with each class serving for staggered three year-terms. The initial term of the “Class I Directors” shall expire immediately following PubCo’s first annual meeting of stockholders following the closing of the transactions contemplated by the Merger Agreement. The initial term of the “Class II Directors” shall expire immediately following PubCo’s second annual meeting of stockholders following the closing of the transactions contemplated by the Merger Agreement. The initial term of the “Class III Directors” shall expire immediately following PubCo’s third annual meeting of stockholders following the closing of the transactions contemplated by the Merger Agreement. It is agreed that an individual nominated by MDP (the “MDP Director”), originally Scott Pasquini, shall serve as a Class III Director.

3

(b)             From and after the closing of the transactions contemplated by the Merger Agreement, Tornante shall have the right, but not the obligation, to nominate to the Board a number of designees (each individual nominated by Tornante, a “Tornante Director”) equal to the product of (x) the Total Number of Directors multiplied by (y) the Tornante Ownership Percentage, rounded up to the nearest whole number (e.g., 1¼ Directors shall equate to 2 Directors) or, if the Company is a “controlled company”, such greater percentage of the members of the Board as permitted by the Exchange and law (subject to the rights of MDP with respect to the MDP Director); provided, that Tornante’s right to nominate any directors pursuant to this Agreement shall terminate at any time that the Tornante Ownership Percentage is less than 10%; provided, further, that in the event that the Tornante Ownership Percentage is less than 50% and rounding to the nearest whole number would result in Tornante having the right to nominate over 50% of the Total Number of Directors, Tornante shall instead have the right, but not the obligation, to nominate to the Board a number of Directors equal to the product of (x) the Total Number of Directors multiplied by (y) the Tornante Ownership Percentage, rounded down to the nearest whole number. For purposes of calculating the number of directors that Tornante is entitled to designate pursuant to the immediately preceding sentence, any such calculations shall be made after taking into account any increase in the Total Number of Directors (determined on the basis of the number of Directors that Tornante would be entitled to nominate in accordance with this Agreement if such expansion occurred immediately prior to any meeting of the stockholders of PubCo called with respect to the election of members of the Board). Because the Board is classified, the total number of Directors that Tornante shall be entitled to nominate in connection with any election of directors shall equal the total number of Directors that Tornante is then entitled to nominate pursuant to this Section 2 minus the number of Directors whose terms do not expire at such meeting. PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected each Director nominated by Tornante in accordance with this Section 2.

(c)              In the event that Tornante has nominated less than the total number of designees that such Nominating Investor is then entitled to nominate pursuant to this Section 2, then such Nominating Investor shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, PubCo and the Directors shall take all necessary corporation action, to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Delaware law), to (x) enable such Nominating Investor to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board, or otherwise and (y) to designate such additional individuals nominated by such Nominating Investor to fill such newly created vacancies or to fill any other existing vacancies.

(d)              PubCo shall pay all reasonable out-of-pocket expenses incurred by each of the Directors in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board in accordance with PubCo’s policies and procedures.

(e)              No Director nominated in accordance with this Agreement shall be required to resign prior to the end of the then current term for such Director regardless of whether the Person(s) nominating such Director are entitled to nominate a Director at the next election of Directors.

4

(f)               In the event that any Tornante Director shall cease to serve as a Director for any reason prior to the expiration of such Torante Director’s then-current term, Tornante shall be entitled to designate such Tornante Director’s successor in accordance with this Agreement (regardless of Tornante’s beneficial ownership in PubCo at the time of such vacancy) and the Board shall promptly fill the vacancy with such successor nominee; it being understood that any such designee shall serve the remainder of the term of the Tornante Director whom such designee replaces. In the event that any MDP Director shall cease to serve as a Director for any reason prior to the expiration of such MDP Director’s then-current term (as determined in accordance with Section 2(a)), MDP shall be entitled to designate such MDP Director’s successor in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor nominee; it being understood that any such designee shall serve the remainder of the term of the MDP Director whom such designee replaces; provided, that in the event the MDP Ownership Percentage is less than 10%, the nominee for MDP Director (other than to the extent such nominee is a member of management of MDP as of the date hereof) shall be subject to Tornante’s prior approval (such approval not to be unreasonably withheld). Notwithstanding anything to the contrary in the Certificate of Incorporation, PubCo agrees (and Tornante agrees solely with PubCo) not to remove or vote to remove any MDP Director from the Board other than for “cause” prior to the expiration of such Director’s initial term on the Board.

(g)               If any Director is not appointed or elected to the Board because of such Person’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, then the applicable Nominating Investor shall be entitled to designate promptly another nominee and the director position for which the original Director was nominated shall not be filled pending such designation.

(h)               So long as any Nominating Investor has the right to nominate Directors under this Agreement or any such Director is serving on the Board, PubCo shall use its reasonable best efforts to maintain in effect at all times directors and officers indemnity insurance coverage in an amount reasonably satisfactory to Tornante, and the Certificate of Incorporation and bylaws (each as may be further amended, supplemented or waived in accordance with its terms, the “Organizational Documents”) shall at all times provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable law.

(i)                 PubCo agrees with the Nominating Investors that at any time PubCo qualifies as a “controlled company” under the rules of the Exchange, PubCo will elect to be a “controlled company” for purposes of the Exchange and will disclose in its annual meeting proxy statement that it is a “controlled company” and shall take all Necessary Action to exempt itself from each of (i) any requirement that a majority of the Board consist of independent Directors; (ii) any requirement that the Nominating and Governance Committee be composed entirely of independent Directors or have a written charter addressing the committee’s purpose and responsibilities; (iii) any requirement that the Compensation Committee (together with [the Nominating and Governance Committee and the Executive Committee], the “Key Committees) be composed entirely of independent Directors with a written charter addressing the committee’s purpose and responsibilities; (iv) the requirement for an annual performance evaluation of the Nominating and Governance Committee and Compensation Committee; and (v) each other requirement that a “controlled company” is eligible to be exempted from under the rules of the Exchange.

5

(j)                 If at any time PubCo is not a “controlled company” and is required by applicable law or the Exchange listing standards to have a majority of the Board comprised of “independent directors” (subject in each case to any applicable phase-in periods), Tornante’s Directors shall include a number of Persons that qualify as “independent directors” under applicable law and the Exchange listing standards such that, together with any other “independent directors” (including any MDP Director or any replacement or new Director to the extent then so qualifying) then serving on the Board that are not Tornante Directors, the Board is comprised of a majority of “independent directors” as required by the Exchange listing standards.

(k)               At any time that any Nominating Investor shall have any nomination rights under this Section 2, the Company shall not take any action, including making or recommending any amendment to the Organizational Documents that could reasonably be expected to adversely affect such Nominating Investor’s rights under this Agreement, in each case without the prior written consent of any other Nominating Investor.

3.                  PubCo Obligations. PubCo agrees to use its reasonable best efforts to ensure that (i) each Tornante Director and the MDP Director with respect to a particular class of directors is included in the Board’s slate of nominees to the stockholders (the “Board’s Slate”) for each election of Directors of such class; and (ii) each Tornante Director and the MDP Director to a particular class of Directors is included in the proxy statement prepared by management of PubCo in connection with soliciting proxies for every meeting of the stockholders of PubCo called with respect to the election of Directors of such class (each, a “Director Election Proxy Statement”), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of PubCo or the Board with respect to the election of Directors. Unless any Nominating Investor entitled to nominate a Director notifies PubCo otherwise prior to the mailing to stockholders of the Director Election Proxy Statement relating to an election of directors, the Directors previously nominated by such Nominating Investor and currently serving on the Board shall automatically be presumed to be the same applicable Directors for such Nominating Investor, and no further action shall be required of such Nominating Investor for the Board to include such Directors on the Board’s Slate.

4.                  Committees. On the Effective Date, (a) each committee of the Board shall include at least one independent director thereon and (b) the MDP Director (unless otherwise elected by such MDP Directors) and at least one Tornante Director determined by Torante shall serve on each of the Key Committees, in each case to the extent permissible under applicable law or listing standards of the Exchange, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for “controlled companies,” and any applicable phase-in periods). Any additional committee members shall be determined by the Board. Directors designated to serve on a Board committee shall have the right to remain on such committee until the next election of Directors (subject to applicable law or listing standards of the Exchange); provided that in respect of the MDP Director, any change in the MDP Ownership Percentage following such designation shall not affect such right.

6

5.                   Amendment and Waiver. No provision of this Agreement may be amended or waived without the express written consent of PubCo, Tornante, and MDP; provided that any such amendment or modification of Sections 5 through 18 that would be materially adverse to an Other Investor in a manner disproportionate to such Other Investors shall require the prior written consent of such Other Investor as long as it Beneficially Owns Class A Common Stock; provided, further that a provision that is terminated with respect to a Party shall not require any consent of such Party with respect to amending or modifying such provision. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No Investor shall be obligated to nominate all (or any) of the Directors it is entitled to nominate pursuant to this Agreement for any election of directors but the failure to do so shall not constitute a waiver of its rights hereunder with respect to future elections; provided, however, that in the event that any Investor fails to nominate all (or any) of the Directors it is entitled to nominate pursuant to this Agreement prior to the mailing to stockholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the U.S. Securities and Exchange Commission), the Nominating and Governance Committee of the Board shall be entitled to nominate individuals in lieu of such Directors for inclusion in the Board’s Slate and the applicable Director Election Proxy Statement with respect to the election for which such failure occurred and the Investors shall be deemed to have waived its rights hereunder with respect to such election. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.                   Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns. Notwithstanding the foregoing, no Party may not assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto. Except as otherwise expressly provided in the following and except for the rights of the Indemnified Parties with respect to Section 16, nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement. Upon written notice to PubCo, either Tornante, or MDP may assign to any Permitted Transferee of such Investor (other than a portfolio company) all of its rights hereunder and, following such assignment, such assignee shall be deemed to be Tornante or MDP, respectively, for all purposes hereunder.

7.                  Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

8.                  Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

9.                  Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the Parties in any federal court located in the State of Delaware or any Delaware state court, and each of the Parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the Parties agrees that service of process upon such party at the address referred to in Section 18, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

7

10.               WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

11.               Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral among the Parties with respect to the subject matter hereof.

12.               Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other Parties. An executed copy or counterpart hereof delivered by facsimile or email shall be deemed an original instrument.

13.               Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

14.               Further Assurances. Each of the Parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

15.               Specific Performance. Each of the Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

8

16.               Indemnification; Exculpation.

(a)               PubCo shall defend, indemnify and hold harmless each Investor and its respective Affiliates, partners, employees, agents, directors, managers, officers and controlling Persons (collectively, the “Indemnified Parties”) from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages, costs, expenses, or obligations of any kind or nature (whether accrued or fixed, absolute or contingent) in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnified Parties before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, (i) any Investor’s or its Affiliates’ control or ability to influence PubCo or any of its subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities are liabilities of any Indemnified party or its Affiliates pursuant to any indemnification obligation of such Indemnified Party or its Affiliates to PubCo or its Affiliates (other than such Indemnified Party), under the Merger Agreement and the Transaction Agreements (y) to the extent such Indemnified Liabilities arise out of any breach of this Agreement by an Indemnified Party or its Affiliates or the breach of any fiduciary or other duty or obligation of such Indemnified Party to its direct or indirect equity holders, creditors or Affiliates or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s gross negligence, bad faith or willful misconduct), (ii) the business, operations, properties, assets or other rights or liabilities of PubCo or any of its subsidiaries (other than claims by PubCo against any such Indemified Party as a result of a contractual commercial arrangement between such parties) or (iii) any services provided prior, on or after the date of this Agreement by any Investor or its Affiliates to PubCo or any of its subsidiaries as a member of the Board. PubCo shall defend at its own cost and expense in respect of any Action which may be brought against PubCo and/or its Affiliates and the Indemnified Parties. PubCo shall defend at its own cost and expense any and all Actions which may be brought in which the Indemnified Parties may be impleaded with others upon any Action by the Indemnified Parties, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by any of the Indemnified Parties, then such Indemnified Party shall reimburse PubCo for the costs of defense and other costs incurred by PubCo in proportion to such Indemnified Party’s culpability as proven. In the event of the assertion against any Indemnified Party of any Action or the commencement of any Action, PubCo shall be entitled to participate in such Action and in the investigation of such Action and, after written notice from PubCo to such Indemnified Party, to assume the investigation or defense of such Action with counsel of PubCo’s choice at PubCo’s expense; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. Notwithstanding anything to the contrary contained herein, PubCo may retain one firm of counsel to represent all Indemnified Parties in such Action; provided, however, that the Indemnified Party shall have the right to employ a single firm of separate counsel (and any necessary local counsel) and to participate in the defense or investigation of such Action and PubCo shall bear the expense of such separate counsel (and local counsel, if applicable), if (x) in the opinion of counsel to the Indemnified Party use of counsel of PubCo’s choice could reasonably be expected to give rise to a conflict of interest, (y) PubCo shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such Action or (z) PubCo shall authorize the Indemnified Party to employ separate counsel at PubCo’s expense. PubCo further agrees that with respect to any Indemnified Party who is employed, retained or otherwise associated with, or appointed or nominated by, any Investor or any of its Affiliates and who acts or serves as a director, officer, manager, fiduciary, employee, consultant, advisor or agent of, for or to PubCo or any of its subsidiaries, that PubCo or such subsidiaries, as applicable, shall be primarily liable for all Indemnified Liabilities afforded to such Indemnified Party acting in such capacity or capacities on behalf or at the request of PubCo, whether the Indemnified Liabilities are created by law, organizational or constituent documents, contract (including this Agreement) or otherwise. PubCo hereby agrees that in no event shall PubCo or any of its subsidiaries have any right or claim against any Investor for contribution or have rights of subrogation against any Investor through an Indemnified Party for any payment made by PubCo or any of its subsidiaries with respect to any Indemnified Liability. In addition, PubCo hereby agrees that in the event that any Investor pays or advances an Indemnified Party any expenses with respect to an Indemnified Liability, PubCo will, or will cause its subsidiaries to, as applicable, promptly reimburse such Investor respectively, for such payment or advance upon request; subject to the receipt by PubCo of a written undertaking executed by the Indemnified Party and such Investor, as applicable, that makes such payment or advance to repay any such amounts if it shall ultimately be determined by a court of competent jurisdiction that such Indemnified Party was not entitled to be indemnified by PubCo. The foregoing right to indemnity shall be in addition to any rights that any Indemnified Party may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this Section 16, then PubCo shall contribute to the amount paid or payable by the Indemnified Party as a result of such Action in such proportion as is appropriate to reflect the relative benefits received by PubCo, on the one hand, and the Indemnified Party, as the case may be, on the other hand, as well as any other relevant equitable considerations.

9

(b)               PubCo hereby acknowledges that certain of the Indemnified Parties have certain rights to indemnification, advancement of expenses and/or insurance provided by investment funds managed by an Investor or its Affiliates (collectively, the “Fund Indemnitors”). PubCo hereby agrees with respect to any indemnification, hold harmless obligation, expense advancement or reimbursement provision or any other similar obligation whether pursuant to or with respect to this Agreement, the organizational documents of PubCo or any of its subsidiaries or any other agreement, as applicable, (i) that PubCo and its subsidiaries are the indemnitor of first resort (i.e., their obligations to the Indemnified Parties are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for claims, expenses or obligations arising out of the same or similar facts and circumstances suffered by any Indemnified Party are secondary), (ii) that PubCo shall be required to advance the full amount of expenses incurred by any Indemnified Party and shall be liable for the full amount of all expenses, liabilities, obligations, judgments, penalties, fines, and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, the organizational documents of PubCo or any of its subsidiaries or any other agreement, as applicable, without regard to any rights any Indemnified Party may have against the Fund Indemnitors, and (iii) that PubCo, on behalf of itself and each of its subsidiaries, irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all Actions against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. PubCo further agrees that no advancement or payment by the Fund Indemnitors on behalf of any Indemnified Party with respect to any Action for which any Indemnified Party has sought indemnification from PubCo shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any Indemnified Party against PubCo. PubCo agrees that the Fund Indemnitors are express third-party beneficiaries of the terms of this Section 16.

10

17.              Notices. All notices, requests and other communications to any party or to PubCo shall be in writing (including telecopy or similar writing) and shall be given,

If to PubCo:

[●]
[●]
Attention:
Email:

With a copy to (which shall not constitute notice):

and

The Tornante Company, LLC
233 S. Beverly Dr.
Beverly Hills, CA 90212
Attention:	Andy Redman and Val Cohen
Facsimile:	(310) 228-6801
Email:	andy.redman@tornante.com and val.cohen@tornante.com and:

If to Tornante or any Tornante Director:

The Tornante Company, LLC
233 S. Beverly Dr.
Beverly Hills, CA 90212
Attention:	Andy Redman and Val Cohen
Facsimile:	(310) 228-6801
Email:	andy.redman@tornante.com and val.cohen@tornante.com and:

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:	Richard J. Campbell, P.C. and Aisha P. Lavinier
Email:	richard.campbell@kirkland.com and aisha.lavinier@kirkland.com

If to any member of [Other Investor] or any [Other Investor] Director:

[●]
[●]
Attention:	[●]
Email:	[●]

11

with copies (which shall not constitute notice) to:

[●]
[●]
[●]
Attention: [●]
Email: [●]

or to such other address or facsimile number as such party or PubCo may hereafter specify for the purpose by notice to the other Parties and PubCo. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 18 during regular business hours.

* * * * *

12

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

PUBCO:

MUDRICK CAPITAL ACQUISITION CORPORATION II

By:
Name:
Title:

COMPANY:

TOPPS INTERMEDIATE HOLDCO, INC.

By:
Name:
Title:

MDP:

MADISON DEARBORN CAPITAL PARTNERS V-A, L.P.

By:
Name:
Title:

MADISON DEARBORN CAPITAL PARTNERS V-A, L.P.

By:
Name:
Title:

MADISON DEARBORN CAPITAL PARTNERS V EXECUTIVE-A, L.P.

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

TORNANTE:

TORNANTE TOPPS, LLC

By:
Name:
Title:

[Other Investors]:

[__________]

[Signature Page to Investor Rights Agreement]

Schedule I

[To come.]

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit D

FINAL FORM

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [____________], 2021 among Mudrick Capital Acquisition Corporation II, a Delaware corporation (the “Company”) and each of the investors listed on the Schedule of Investors attached hereto. Except as otherwise specified herein, all capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1     Demand Registrations.

(a)            Requests for Registration. Subject to the terms and conditions of this Agreement, at any time and from time to time, (i) the holders of a majority of the Registrable Securities held by the Tornante Holders, (ii) the holders of a majority of the Registrable Securities held by the MDP Holders or (iii) the holders of a majority of the Registrable Securities held by the Mudrick Holders (each, a “Demand Holder” and, collectively, the “Demand Holders”) may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration statement (“Long-Form Registrations”) or on Form S-3 or any similar short-form registration statement (“Short-Form Registrations”), if available (any such requested registration, a “Demand Registration”). The Demand Holders may request that any Demand Registration be made pursuant to Rule 415 under the Securities Act (a “Shelf Registration”) and (if the Company is a WKSI at the time any such request is submitted to the Company or will become one by the time of the filing of such Shelf Registration) that such Shelf Registration be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”) to the extent the Company is permitted to use such form. Each request for a Demand Registration must specify the approximate number or dollar value of Registrable Securities requested to be registered by the requesting Holders and (if known) the intended method of distribution.

(b)            Long-Form Registrations. The Tornante Holders and the Mudrick Holders shall each be entitled to request two Long-Form Registrations at any time after the expiration of any lock-up period applicable to the Registrable Securities being registered; and the MDP Holders shall be entitled to request one Long-Form Registration at any time after the expiration of any lock-up period applicable to the Registrable Securities being registered; provided that in each case, the aggregate offering value of the Registrable Securities requested to be registered in any Long-Form Registration must equal at least $50,000,000. A registration shall not count as one of the permitted Long-Form Registrations until it has become effective (unless such Long-Form Registration has not become effective due solely to the fault of the holders requesting such registration). A registration shall not count as one of the permitted Long-Form Registrations unless the holders of Registrable Securities are able to register and sell at least 90% of the Registrable Securities requested to be included in such registration. All Long-Form Registrations shall be registrations of underwritten offerings unless otherwise approved by the holders of a majority of the Registrable Securities requesting registration.

(c)            Short-Form Registrations. In addition to the Long-Form Registrations provided pursuant to Section 2(b), the Tornante Holders, the MDP Holders and the Mudrick Holders may request an unlimited number of Short-Form Registrations, in each case at any time after the date on which the Company is eligible to use a Short-Form Registration, provided that in each case, the aggregate offering value of the Registrable Securities requested to be registered in any Short-Form Registration must equal at least $25,000,000. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form and if the managing underwriters (if any) agree to the use of a Short-Form Registration. After the Company has become subject to the reporting requirements of the Exchange Act, the Company shall use its reasonable best efforts to make Short-Form Registrations available for the sale of Registrable Securities. Short-Form Registrations may be underwritten registrations unless otherwise approved by the holders of a majority of the Registrable Securities requesting registration.

(d)            Notice to Other Holders. Within four (4) Business Days after receipt of any such request, the Company will give written notice of the Demand Registration to all other Holders and, subject to the terms of Section 1(g), will include in such Demand Registration (and in all related registrations and qualifications under state blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after the receipt of the Company’s notice; provided that, with the written consent of the applicable Demand Holder, the Company may, or at the written request of the applicable Demand Holder, the Company shall, instead provide notice of the Demand Registration to all other Holders within three (3) Business Days following the non-confidential filing of the registration statement with respect to the Demand Registration so long as such registration statement is not an Automatic Shelf Registration Statement.

(e)            Automatic Filing of Shelf After Closing. Within 15 Business Days following the consummation of the transactions contemplated by the Merger Agreement, the Company shall (x) prepare and file with the SEC a Shelf Registration Statement (as defined below) that covers all Registrable Securities then held by the Holders (except as determined by the Company pursuant to Section 4(c) as of two Business Days prior to such filing) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto in accordance with the methods of distribution set forth in the Shelf Registration Statement; provided that if the Company is not eligible to use a Shelf Registration Statement on Form S-3 or any successor form, it shall prepare and file with (or confidentially submit to) the SEC a Shelf Registration Statement on Form S-1 or any successor form, use reasonable best efforts and act in good faith to cause the Shelf Registration Statement to be declared effective by the SEC as soon as practicable thereafter and file any amendments or supplements to such Shelf Registration Statement as may be necessary to keep such Shelf Registration Statement continuously effective and available for use and in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto for a period ending on the earlier of three (3) years after the effective date of such Shelf Registration Statement and the date on which all the Registrable Securities subject thereto are no longer Registrable Securities. In the event the Company files a Shelf Registration Statement on Form S-1, the Company shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a Shelf Registration Statement on Form S-3 as soon as practicable after the Company is eligible to use Form S-3. The Company shall also use its reasonable best efforts to file any replacement or additional Shelf Registration Statement and use reasonable best efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 1(e). The Company shall include as selling stockholders in the Shelf Registration Statement those Permitted Transferees of the MDP Holders, the Mudrick Holders and the Tornante Holders who receive Registrable Securities in an in-kind distribution by the MDP Holders, the Mudrick Holders or the Tornante Holders, as applicable, as directed by the initial MDP Holders, the initial Mudrick Holders and the initial Tornante Holders, as applicable. For the avoidance of doubt, the Company may include the PIPE Shares then held by the PIPE Holders in the Shelf Registration Statement.

(f)            Shelf Registrations.

(i)            For so long as a registration statement for a Shelf Registration (a “Shelf Registration Statement”) covering the resale of Registrable Securities held by a Demand Holder is and remains effective, the Tornante Holders, the Mudrick Holders and the MDP Holders will have the right at any time or from time to time to elect to sell pursuant to an offering (including an underwritten offering) Registrable Securities available for sale pursuant to such registration statement (“Shelf Registrable Securities”), so long as the Shelf Registration Statement remains in effect; provided, that the Company shall not be required to effect an underwritten offering of such Shelf Registrable Securities unless the aggregate offering value of the Registrable Securities requested to be sold thereby is at least $25,000,000. The holders of a majority of the Registrable Securities held by such Demand Holder shall make such election by delivering to the Company a written notice (a “Shelf Offering Notice”) specifying the number of Shelf Registrable Securities that the applicable Demand Holders desire to sell pursuant to such underwritten offering (the “Shelf Offering”). As promptly as practicable, but in no event later than two (2) Business Days after receipt of a Shelf Offering Notice, the Company will give written notice of such Shelf Offering Notice to all other Holders of Shelf Registrable Securities that have been identified as selling stockholders in such Shelf Registration Statement and are otherwise permitted to sell in such Shelf Offering, which such notice shall request that each such Holder specify, within seven (7) days after the Company’s receipt of the Shelf Offering Notice, the maximum number of Shelf Registrable Securities such Holder desires to be disposed of in such Shelf Offering. The Company, subject to Section 1(g) and Section 7, will include in such Shelf Offering all Shelf Registrable Securities with respect to which the Company has received timely written requests for inclusion. The Company will, as expeditiously as possible (and in any event within fourteen (14) days after the receipt of a Shelf Offering Notice), but subject to Section 1(g), use its reasonable best efforts to facilitate such Shelf Offering. Each Holder agrees that such holder shall treat as confidential the receipt of the Shelf Offering Notice and shall not disclose or use the information contained in such Shelf Offering Notice without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the holder in breach of the terms of this Agreement.

(ii)           If a Demand Holder desires to engage in an underwritten block trade or bought deal pursuant to a Shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a take-down from an already existing Shelf Registration Statement) (each, an “Underwritten Block Trade”), then notwithstanding the time periods set forth in Section 1(f)(i), the applicable Demand Holder may notify the Company of the Underwritten Block Trade not less than two (2) Business Days prior to the day such offering is first anticipated to commence. The Company will promptly notify other Holders of such Underwritten Block Trade and such notified Holders (each, a “Potential Participant”) may elect whether or not to participate no later than the next Business Day (i.e. one (1) Business Day prior to the day such offering is to commence) (unless a longer period is agreed to by the applicable Demand Holder), and the Company will as expeditiously as possible use its best efforts to facilitate such Underwritten Block Trade (which may close as early as two (2) Business Days after the date it commences); provided further that, notwithstanding the provisions of Section 1(f)(i), no Management Holder or Other Investor will be permitted to participate in an Underwritten Block Trade without the written consent of the applicable Demand Holder. Any Potential Participant’s request to participate in an Underwritten Block Trade shall be binding on the Potential Participant.

(iii)           All determinations as to whether to complete any Shelf Offering and as to the timing, manner, price and other terms of any Shelf Offering contemplated by this Section 1(f) shall be determined by the applicable Demand Holder, and the Company shall use its best efforts to cause any Shelf Offering to occur in accordance with such determinations as promptly as practicable.

(iv)           The Company will, at the request of the applicable Demand Holder, file any prospectus supplement or any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the applicable Demand Holder to effect such Shelf Offering.

(g)            Priority on Demand Registrations and Shelf Offerings. The Company will not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the applicable Demand Holder. If a Demand Registration or a Shelf Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and (if permitted hereunder) other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities (if any), which can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, then the Company will include in such offering (prior to the inclusion of any securities which are not Registrable Securities) the number of Registrable Securities requested to be included by any Holder, which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among such Holders on the basis of the number of Registrable Securities owned by each such Holder. Notwithstanding anything to the contrary herein, if any Management Holders have requested to include Registrable Securities in an underwritten offering and the managing underwriters for such offering advise the Company that in their opinion the inclusion of some or all of such Registrable Securities by Management Holders could adversely affect the marketability, proposed offering price, timing and/or method of distribution of the offering, then the Company shall exclude from such offering the number of such Registrable Securities identified by the managing underwriters as having any such adverse effect prior to the exclusion of any Registrable Securities of any other Holders as set forth in this Section 1(e), which, for the avoidance of doubt, may be all such Registrable Securities requested to be included such offering by the Management Holders.

(h)           Restrictions on Demand Registration and Shelf Offerings.

(i)            The Company shall not be obligated to effect any Demand Registration within 90 days after the effective date of a previous Demand Registration or registration in which Registrable Securities were included pursuant to Section 3. The Company may postpone, for up to 45 days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of a Shelf Registration Statement (and therefore suspend sales of the Shelf Registrable Securities) by providing written notice to the Holders if the Company determines that the offer or sale of Registrable Securities would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any Subsidiary to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving the Company or would require the Company to disclose any material nonpublic information which would reasonably be likely to be detrimental to the Company and its Subsidiaries, in each case under circumstances that would make it impractical or inadvisable to cause the registration statement (or such filings) to become effective or to promptly amend or supplement the registration statement on a post effective basis, as applicable. The Company may delay or suspend the effectiveness of a Demand Registration or Shelf Registration Statement pursuant to this Section 1(h)(i) only once in any twelve (12)-month period (for avoidance of doubt, in addition to the Company’s rights and obligations under Section 4(a)(vi)) unless additional delays or suspensions are approved by the holders of a majority of the Registrable Securities included in the Demand Registration or Shelf Offering.

(ii)            In the case of an event that causes the Company to suspend the use of a Shelf Registration Statement as set forth in Section 1(h)(i) above or pursuant to Section 4(a)(vi) (a “Suspension Event”), the Company will give a notice to the Holders whose Registrable Securities are registered pursuant to such Shelf Registration Statement (a “Suspension Notice”) to suspend sales of the Registrable Securities and such notice must state generally the basis for the notice and that such suspension will continue only for so long as the Suspension Event or its effect is continuing. Each Holder agrees not to effect any sales of its Registrable Securities pursuant to such Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice. A Holder may recommence effecting sales of the Registrable Securities pursuant to the Shelf Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice will be given by the Company to the Holders promptly following the conclusion of any Suspension Event (and in any event during the permitted Suspension Period).

(iii)           Notwithstanding any provision herein to the contrary, if the Company gives a Suspension Notice with respect to any Shelf Registration Statement pursuant to this Section 1(h), the Company will extend the period of time during which such Shelf Registration Statement will be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by the Holders of the Suspension Notice to and including the date of receipt by the Holders of the End of Suspension Notice and provide copies of the supplemented or amended prospectus necessary to resume sales, with respect to each Suspension Event.

(i)            Selection of Underwriters. In any Demand Registration or underwritten Shelf Offering, the holders of a majority of the Registrable Securities initially requesting registration hereunder shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(j)            Other Registration Rights. Except in connection with the PIPE Investment, and except as provided in this Agreement, the Company will not grant to any Person(s) the right to request the Company or any Subsidiary to register any equity securities of the Company or any Subsidiary, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of at least 66 2/3% of the Registrable Securities.

(k)           Revocation of Demand Notice or Shelf Offering Notice.  At any time prior to the effective date of the registration statement relating to a Demand Registration or the “pricing” of any offering relating to a Shelf Offering Notice, the Demand Holders who initiated such Demand Registration or Shelf Offering may revoke or withdraw such notice of a Demand Registration or Shelf Offering Notice on behalf of all Holders participating in such Demand Registration or Shelf Offering without liability to such Holders (including, for the avoidance of doubt, the other Participating Demand Holders), in each case by providing written notice to the Company. A notice of Demand Registration or Shelf Offering Notice that has been revoked or withdrawn shall not count as one of the permitted Long-Form Registrations or Short-Form Registrations.

(l)            Confidentiality. Each Holder agrees to treat as confidential the receipt of any notice hereunder (including notice of a Demand Registration, a Shelf Offering Notice and a Suspension Notice) and the information contained therein, and not to disclose or use the information contained in any such notice (or the existence thereof) without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally (other than as a result of disclosure by such Holder in breach of the terms of this Agreement).

Section 2      Piggyback Registrations.

(a)           Right to Piggyback. Whenever the Company proposes to register any of its equity securities under the Securities Act (including primary and secondary registrations, and other than pursuant to an Excluded Registration) (a “Piggyback Registration”), the Company will give prompt written notice (and in any event within three (3) Business Days after the public filing of the registration statement relating to the Piggyback Registration) to all Holders of its intention to effect such Piggyback Registration and, subject to the terms of Section 2(b) and Section 2(c), will include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) days after delivery of the Company’s notice.

(b)           Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company will include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration by any Holder which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among such Holders on the basis of the number of Registrable Securities owned by each such Holder and (iii) third, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect. Notwithstanding anything to the contrary herein, if any Management Holders of Registrable Securities have requested to include such securities in a Piggyback Registration that is an underwritten primary offering on behalf of the Company and the managing underwriters for such offering advise the Company in writing that in their opinion the inclusion of some or all of such Registrable Securities could adversely affect the marketability, proposed offering price, timing and/or method of distribution of the offering, the Company shall first exclude from such offering the number (which may be all) of such Registrable Securities identified by the managing underwriters as having any such adverse effect prior to the exclusion of any securities in such offering.

(c)           Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s equity securities (other than pursuant to Section 1 hereof), and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company will include in such registration (i) first, the securities requested to be included therein by the holders initially requesting such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, (ii) second, the Registrable Securities requested to be included in such registration by any other Holder which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among such Holders on the basis of the number of Registrable Securities owned by each such Holder and (iii) third, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect. Notwithstanding anything to the contrary herein, if any Management Holders of Registrable Securities have requested to include such securities in a Piggyback Registration that is an underwritten secondary offering and the managing underwriters for such offering advise the Company in writing that in their opinion the inclusion of some or all of such Registrable Securities could adversely affect the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall be permitted to first exclude from such offering the number (which may be all) of such Registrable Securities identified by the managing underwriters as having any such adverse effect prior to the exclusion of any securities in such offering.

(d)            Right to Terminate Registration. The Company will have the right to terminate or withdraw any registration initiated by it under this Section 2, whether or not any holder of Registrable Securities has elected to include securities in such registration.

(e)            Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the investment banker(s) and manager(s) for the offering shall be selected by the Company.

Section 3      Stockholder Lock-Up Agreements. In connection with any underwritten Public Offering, each participating Holder will enter into any lock-up, holdback or similar agreements reasonably requested by the underwriter(s) managing such offering. Without limiting the generality of the foregoing, each Holder (other than any Mudrick Holder (but, for the avoidance of doubt, the exclusion of any Mudrick Holder does not limit such Mudrick Holder’s obligations under the immediately preceding sentence to the extent such Mudrick Holder is a participating Holder in an underwritten Public Offering)) hereby agrees, in connection with any Demand Registration, Shelf Offering or Piggyback Registration that is an underwritten Public Offering, not to (i) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any equity securities of the Company (including equity securities of the Company that may be deemed to be beneficially owned by such Holder in accordance with the rules and regulations of the SEC) (collectively, “Securities”), or any securities, options or rights convertible into or exchangeable or exercisable for Securities (collectively, “Other Securities”), (ii) enter into a transaction which would have the same effect as described in clause (i) above, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Securities or Other Securities, whether such transaction is to be settled by delivery of such Securities or Other Securities, in cash or otherwise (each of (i), (ii) and (iii) above, a “Sale Transaction”), or (iv) publicly disclose the intention to enter into any Sale Transaction, commencing on the date on which the Company gives notice to the Holders that a preliminary prospectus has been circulated for such underwritten Public Offering or the “pricing” of such offering and continuing to the date that is 90 days following the date of the final prospectus (or such shorter period as agreed to by the managing underwriters) in the case of any other such underwritten Public Offering (each such period, or such shorter period as agreed to by the managing underwriters, a “Holdback Period”); provided, that if any other holder of Registrable Securities is or becomes subject to a shorter Holdback Period under any lock-up agreement (including but not limited to as a result of any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters), then the Holdback Period shall be such shorter period and also on such more advantageous terms; and provided further, that the Company can, by written notice to the Sponsor, no more than one (1) time in any 12-month period, subject any Mudrick Holder’s Lock-Up Shares to the restrictions set forth in clauses (i) – (iv) above for a period not to exceed forty-five (45) days, commencing on the date on which the Company gives notice to the Sponsor of its invocation of this proviso (which notice the Company may deliver if it has made a bona fide determination to seek or pursue a Public Offering). The Company may impose stop-transfer instructions with respect to any Securities or Other Securities subject to the restrictions set forth in this Section 3 until the end of such Holdback Period.

Section 4      Registration Procedures.

(a)           Company Obligations. Whenever the Holders have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a Shelf Offering, the Company will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

(i)             prepare and file with (or submit confidentially to) the SEC a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, all in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder (provided that before filing or confidentially submitting a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed or submitted, which documents will be subject to the review and comment of such counsel);

(ii)            notify each Holder of (A) the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(iii)           prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(iv)           furnish, without charge, to each seller of Registrable Securities thereunder and each underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) (in each case including all exhibits and documents incorporated by reference therein), each amendment and supplement thereto, each Free Writing Prospectus and such other documents as such seller or underwriter, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller (the Company hereby consenting to the use in accordance with all applicable laws of each such registration statement, each such amendment and supplement thereto, and each such prospectus (or preliminary prospectus or supplement thereto) or Free Writing Prospectus by each such seller of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);

(v)            use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction);

(vi)           notify in writing each seller of such Registrable Securities (A) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (B) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such registration statement or prospectus or for additional information, and (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event or of any information or circumstances as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, subject to Section 1(h), if required by applicable law or to the extent requested by the Tornante Holder, an MDP Holder or a Mudrick Holder, the Company will use its best efforts to promptly prepare and file a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading and (D) if at any time the representations and warranties of the Company in any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct;

(vii)          (A) use best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market markers to register as such with respect to such Registrable Securities with FINRA, and (B) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including without limitation all corporate governance requirements;

(viii)         use best efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(ix)           enter into and perform such customary agreements (including, as applicable, underwriting agreements in customary form) and take all such other actions as holders of a majority of the Registrable Securities covered by such registration statement or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making available the executive officers of the Company and participating in “road shows,” investor presentations, marketing events and other selling efforts and effecting a stock or unit split or combination, recapitalization or reorganization);

(x)            make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition or sale pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as will be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement and the disposition of such Registrable Securities pursuant thereto;

(xi)           take all actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration or Shelf Offering hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xii)          otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xiii)         permit any Holder which, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to allow such Holder to provide language for insertion therein, in form and substance satisfactory to the Company, which in the reasonable judgment of such Holder and its counsel should be included;

(xiv)         use best efforts to (A) make Short-Form Registration available for the sale of Registrable Securities and (B) prevent the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction use, and in the event any such order is issued, best efforts to obtain promptly the withdrawal of such order;

(xv)          in the case of any underwritten offering, use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(xvi)         cooperate with the Holders covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, or the removal of any restrictive legends associated with any account at which such securities are held, and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such Holders may request;

(xvii)        if requested by any managing underwriter, include in any prospectus or prospectus supplement updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;

(xviii)       take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will take such action as is necessary to make any such prohibition inapplicable;

(xix)          cooperate with each Holder covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with the preparation and filing of applications, notices, registrations and responses to requests for additional information with FINRA, the New York Stock Exchange, Nasdaq or any other national securities exchange on which the shares of Common Stock are or are to be listed, and to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the managing underwriter;

(xx)           in the case of any underwritten offering, use its best efforts to obtain, and deliver to the underwriter(s), in the manner and to the extent provided for in the applicable underwriting agreement, one or more cold comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters;

(xxi)         in the case of any underwritten offering, use its reasonable best efforts to provide (A) a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement addressed to the Company, (B) on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a Demand Registration or Shelf Offering, (1) one or more legal opinions of the Company’s outside counsel, dated such date, in form and substance as customarily given to underwriters in an underwritten public offering and (2) one or more “negative assurances letters” of the Company’s outside counsel, dated such date, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (3) customary certificates executed by authorized officers of the Company as may be requested by any underwriter of such Registrable Securities;

(xxii)        if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(xxiii)       if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(xxiv)       if the Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its best efforts to refile the Shelf Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective; and

(xxv)        if requested by any Participating Demand Holder, cooperate with such Participating Demand Holder and with the managing underwriter or agent, if any, on reasonable notice to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the underwritten offering if it so elects.

(b)          Officer Obligations. Each Holder that is an officer of the Company agrees that if and for so long as he or she is employed by the Company or any Subsidiary thereof, he or she will participate fully in the sale process in a manner customary for persons in like positions and consistent with his or her other duties with the Company, including the preparation of the registration statement and the preparation and presentation of any road shows.

(c)          Additional Information. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing, as a condition to such seller’s participation in such registration. The Holder or Holders of Registrable Securities included in any registration statement shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance pursuant to this Agreement, including the Shelf Registration Statement contemplated by Section 1(e). Each Holder agrees, if requested in writing by the Company, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if any Holder does not provide the Company with information requested pursuant to this Section 4(c), the Company may exclude such Holder’s Registrable Securities from the applicable registration statement or prospectus if the Company determines, based on the advice of outside counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any underwritten offering of Registrable Securities pursuant to a registration under this Agreement unless such Person completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

(d)          In-Kind Distributions. If any Demand Holder (and/or any of their Affiliates) seeks to effectuate an in-kind distribution of all or part of their Registrable Securities to their respective direct or indirect equityholders, the Company will, subject to any applicable lock-ups, work with the foregoing Persons to facilitate such in-kind distribution in the manner reasonably requested and consistent with the Company’s obligations under the Securities Act.

(e)          Suspended Distributions. Each Person participating in a registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(a)(vi), such Person will immediately discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 4(a)(vi), subject to the Company’s compliance with its obligations under Section 4(a)(vi).

Section 5      Registration Expenses.

Except as expressly provided herein, all out-of-pocket expenses incurred by the Company or Demand Holders in connection with the performance of or compliance with this Agreement and/or in connection with any Demand Registration, Piggyback Registration or Shelf Offering, whether or not the same shall become effective, shall be paid by the Company, including, without limitation: (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “blue sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company or other depositary and of printing prospectuses and Company Free Writing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange on which similar securities of the Company are then listed (or on which exchange the Registrable Securities are proposed to be listed in the case of the initial Public Offering), (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all fees and disbursements of legal counsel for the Company, (ix) all reasonable fees and disbursements of one legal counsel for selling Holders selected by the holders of a majority of the Registrable Securities included in such registration or participating in such Shelf Offering (plus local counsel) (which may be the same counsel as selected for the Company) together with any necessary local counsel as may be required by the underwriters, (x) all reasonable fees and disbursements of legal counsel for each Holder participating in such Registration (or, in the case of a Shelf Registration, each Holder selling Registrable Securities under the Shelf Registration Statement) solely in connection with the preparation of any legal opinions requested by the underwriters in respect of such Holder, (xi) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (xii) all fees and expenses of any special experts or other Persons retained by the Company or the holders of a majority of the Registrable Securities included in such registration or participating in such Shelf Offering (plus local counsel) in connection with any Registration, (xiii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiv) all expenses related to the “road-show” for any underwritten offering, including all travel, meals and lodging. All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay, and each Person that sells securities pursuant to a Demand Registration, Shelf Offering or Piggyback Registration hereunder will bear and pay, all underwriting discounts and commissions applicable to the Registrable Securities sold for such Person’s account and all transfer taxes (if any) attributable to the sale of Registrable Securities.

Section 6      Indemnification and Contribution.

(a)            By the Company. The Company will indemnify and hold harmless, to the fullest extent permitted by law and without limitation as to time, each Holder, such Holder’s officers, directors employees, agents, fiduciaries, stockholders, managers, partners, members, affiliates, direct and indirect equityholders, consultants and representatives, and any successors and assigns thereof, and each Person who controls such holder (within the meaning of the Securities Act) (the “Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) (collectively, “Losses”) caused by, resulting from, arising out of, based upon or related to any of the following (each, a “Violation”) by the Company: (i) any untrue or alleged untrue statement of material fact contained in (A) any registration statement, prospectus, preliminary prospectus or Free-Writing Prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Section 6, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the “blue sky” or securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. In addition, the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses. Notwithstanding the foregoing, the Company will not be liable in any such case to the extent that any such Losses result from, arise out of, are based upon, or relate to an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus, preliminary prospectus or Free-Writing Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company by such Indemnified Party expressly for use therein or by such Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Indemnified Party with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties or as otherwise agreed to in the underwriting agreement executed in connection with such underwritten offering. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of such securities by such seller.

(b)          By Holders. In connection with any registration statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its officers, directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act) against any Losses resulting from (as determined by a final and appealable judgment, order or decree of a court of competent jurisdiction) any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided that the obligation to indemnify will be individual, not joint and several, for each Holder and will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

(c)          Claim Procedure. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice will impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties will have a right to retain one separate counsel, chosen by the majority of the conflicted indemnified parties involved in the indemnification, at the expense of the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any Loss referred to herein, then such indemnifying party will contribute to the amounts paid or payable by such indemnified party as a result of such Loss, (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such Loss as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) of this Section 6(d) is not permitted by applicable law, then in such proportion as is appropriate to reflect not only such relative fault but also the relative benefit of the Company on the one hand and of the sellers of Registrable Securities and any other sellers participating in the registration statement on the other in connection with the statement or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution will be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue (or, as applicable alleged) untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 6(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the Losses referred to herein will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Release. No indemnifying party will, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(f) Non-exclusive Remedy; Survival. The indemnification and contribution provided for under this Agreement will be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Company and its Subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which this Section 6 applies) and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

Section 7  Cooperation with Underwritten Offerings. No Person may participate in any underwritten registration hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the underwriters; provided that no Holder will be required to sell more than the number of Registrable Securities such Holder has requested to include in such registration) and (ii) completes, executes and delivers all questionnaires, powers of attorney, stock powers, custody agreements, indemnities, underwriting agreements and other documents and agreements required under the terms of such underwriting arrangements or as may be reasonably requested by the Company and the lead managing underwriter(s). To the extent that any such agreement is entered into pursuant to, and consistent with, Section 3, Section 4 and/or this Section 7, the respective rights and obligations created under such agreement will supersede the respective rights and obligations of the Holders, the Company and the underwriters created thereby with respect to such registration.

Section 8  Subsidiary Public Offering. If, after an initial Public Offering of the common equity securities of one of its Subsidiaries, the Company distributes securities of such Subsidiary to its equityholders, then the rights and obligations of the Company pursuant to this Agreement will apply, mutatis mutandis, to such Subsidiary, and the Company will cause such Subsidiary to comply with such Subsidiary’s obligations under this Agreement as if it were the Company hereunder.

Section 9  Joinder; Additional Parties; Transfer of Registrable Securities.

(a) Joinder. The Company may from time to time (with the prior written consent of the holders of a majority of the Registrable Securities) and the MDP Investors or the Mudrick Investors, as applicable, may in connection with an in-kind distribution described in Section 4(d) permit any Person who acquires Common Stock (or rights to acquire Common Stock) to become a party to this Agreement and to be entitled to and be bound by all of the rights and obligations as a Holder by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit B attached hereto (a “Joinder”). Upon the execution and delivery of a Joinder by such Person, such Person shall be deemed the category of Holder (i.e. Tornante Holder, MDP Holder, Mudrick Holder, Management Holder or Other Investors), in each case as set forth on such Joinder, with respect to the acquired Common Stock, and the Company shall add such Person’s name and address to the appropriate schedule hereto and circulate such information to the parties to this Agreement. After the expiration of the Lock-Up Period applicable to a Holder, except in the case of (i) a transfer to the Company, (ii) a Public Offering, (iii) a sale pursuant to Rule 144 and/or (iv) a transfer in connection with a Sale of the Company, the transferor shall cause the prospective transferee to execute and deliver to the Company a Joinder. Any transfer or attempted transfer of Registrable Securities in violation of any provision of this Agreement will be void, and the Company will not record such transfer on its books or treat any purported transferee of such Registrable Securities as the owner thereof for any purpose (but the Company will be entitled to enforce against such Person the obligations hereunder).

(b) Lock-Up. (i) Each Holder (other than the Mudrick Holders), severally and not jointly, agrees that such Holder shall not Transfer, or make public any intention to Transfer, any Lock-Up Shares for 180-days following the Closing Date (“Holder Lock-Up Period”); provided that the Holder Lock-Up Period with respect to any shares of Class B Common Stock shall not end prior to the date that such shares of Class B Common Stock are converted to shares of Class A Common Stock or Class E Common Stock, as applicable, on the Class B Conversion Date as provided in the Charter; and (b) the Sponsor agrees (for itself and on behalf of its Affiliates) that it shall not Transfer, or make a public announcement of any intention to Transfer, (x) any of its private placement warrants of the Company until 30 days following the Closing Date and (y) any Lock-up Shares until the earlier of (1) one year following the Closing Date and (2) if the closing date price of the shares of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing not earlier than 150 days after the Closing Date (such applicable period, the “Sponsor Lock-up Period” and each of the Holder Lock-Up Period and the Sponsor Lock-Up Period, each a “Lock-up Period”). The foregoing restriction is expressly agreed to preclude each Holder during the applicable Lock-up Period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Holder’s shares of Common Stock even if such shares of Common Stock would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during the applicable Lockup Period would include without limitation any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Holder’s shares of Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of Common Stock. During the applicable Lock-Up Period, any purported Transfer of applicable Lock-Up Shares other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose. The foregoing notwithstanding, each executive officer and director of the Company shall be permitted to establish a plan to acquire and sell shares of Common Stock pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the Transfer of shares of Common Stock during the applicable Lock-up Period. The foregoing restrictions shall not apply to Transfers made: (i) pursuant to a bona fide gift or charitable contribution; (ii) under this Section 9(b) by will or intestate succession upon the death of a Holder; (iii) to any Permitted Transferee; (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; or (v) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the case of (i) or (iii), the recipient of such Transfer must enter into a Joinder. If the Company determines any additional legends are required, the Company may place customary restrictive legends on the certificate of book entries representing the shares the subject of this section and remove such restrictive legends at the time the applicable restrictions under this section are no longer applicable to such shares represented by such certificates or book entries. To the extent any of such shares are uncertificated, the Company shall give notice of the restrictions set forth in this section in accordance with applicable law. Notwithstanding the foregoing and for the avoidance of doubt, the restrictions on Transfer set forth in this section shall not prevent Lock-up Shares or warrants held by Holders from inclusion on a registration statement filed pursuant to this Agreement.

(c) Legend. Each certificate (if any) evidencing any Registrable Securities and each certificate issued in exchange for or upon the transfer of any Registrable Securities (unless such Registrable Securities would no longer be Registrable Securities after such transfer) will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT DATED AS OF _________ __, 2021 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S EQUITYHOLDERS, AS AMENDED. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company will imprint such legend on certificates evidencing Registrable Securities outstanding prior to the date hereof. The legend set forth above will be removed from the certificates evidencing any securities that have ceased to be Registrable Securities.

Section 10  General Provisions.

(a) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the holders of a majority of the Registrable Securities; provided that no such amendment, modification or waiver that would treat a specific Holder or group of Holders of Registrable Securities in a manner materially and adversely different than any other Holder or group of Holders will be effective against such Holder or group of Holders without the consent of the holders of a majority of the Registrable Securities that are held by the group of Holders that is materially and adversely affected thereby. The failure or delay of any Person to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement will not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.

(b) Remedies. The parties to this Agreement will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party will be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(c) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

(d) Entire Agreement. Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the Summary of Proposed Material Transaction Terms and Conditions).

(e) Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit and be enforceable by the Company and its successors and permitted assigns and the Holders and their respective successors and permitted assigns (whether so expressed or not).

(f) Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications will be sent to the Company at the address specified on the signature page hereto or any Joinder and to any holder, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. The Company’s address is:

One Whitehall Street

New York, NY 10004

Attn: [__________] Email: [__________]

With a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn: Robert M. Hayward; Elisabeth M. Martin

Email: robert.hayward@kirkland.com; elisabeth.martin@kirkland.com

The Mudrick Holders’ address is:

527 Madison Avenue, 6th Floor

New York, NY 10022

Attn: [__________]

Email: [__________]

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Jackie Cohen

Email: jackie.cohen@weil.com

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(g) Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period will automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

(h) Governing Law. The corporate law of the State of Delaware will govern all issues and questions concerning the relative rights of the Company and its equityholders. All other issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(i) MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(j) CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(k) No Recourse. Notwithstanding anything to the contrary in this Agreement, the Company and each Holder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, will be had against any current or future director, officer, employee, general or limited partner or member of any Holder or any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(l) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

(m) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

(n) Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same agreement.

(o) Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(p) Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Holder agrees to execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(q) Dividends, Recapitalizations, Etc. If at any time or from time to time there is any change in the capital structure of the Company by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment will be made in the provisions hereof so that the rights and privileges granted hereby will continue.

(r) No Third-Party Beneficiaries. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder, except as otherwise expressly provided herein.

(s) Current Public Information. At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Exchange Act, the Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as any holder or holders of Registrable Securities may reasonably request, all to the extent required to enable such holders to sell Registrable Securities pursuant to Rule 144.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

[COMPANY]

By:

Its:

TORNANTE HOLDERS:

[NAME]

By:
Its:
Address:

MANAGEMENT HOLDERS:

[NAME]

By:
Its:
Address:

MDP HOLDERS:

[NAME]

By:
Its:
Address:

[Signature Page to Registration Rights Agreement]

MUDRICK HOLDERS:

[NAME]

By:
Its:
Address:

OTHER INVESTORS:

Name:

Address:

Name:

Address:

[Signature Page to Registration Rights Agreement]

EXHIBIT A

DEFINITIONS

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person and, in the case of an individual, also includes any member of such individual’s Family Group; provided that the Company and its Subsidiaries will not be deemed to be Affiliates of any holder of Registrable Securities. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) will mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Agreement” has the meaning set forth in the recitals.

“Automatic Shelf Registration Statement” has the meaning set forth in Section 1(a).

“Business Day” means a day that is not a Saturday or Sunday or a day on which banks in New York City are authorized or requested by law to close.

“Charitable Gifting Event” means any transfer by a Demand Holder, or any subsequent transfer by such holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any underwritten offering.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Charter” means the Company’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time.

“Class A Common Stock” means the Company’s Class A common stock, par value $0.0001 per share.

“Class B Common Stock” means the Company’s Class B common stock, par value $0.0001 per share.

“Class B Conversion Date” has the meaning set forth in the Charter.

“Class E Common Stock” means the Company’s Class E Common Stock, par value $0.0001 per share.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Common Stock” means Class A Common Stock, Class B Common Stock and Class E Common Stock.

“Company” has the meaning set forth in the preamble and shall include its successor(s).

“Demand Holder” has the meaning set forth in Section 1(a).

“Demand Registration” has the meaning set forth in Section 1(a).

“End of Suspension Notice” has the meaning set forth in Section 1(h)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Excluded Registration” means any registration (i) pursuant to a Demand Registration (which is addressed in Section 1(a)), (ii) in connection with registrations on Form S-4 or S-8 promulgated by the SEC or any successor or similar forms or (iii) expressly contemplated by the PIPE Subscription Agreements.

“Family Group” means with respect to any individual, such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) and the spouses of such descendants, any trust, limited partnership, corporation or limited liability company established solely for the benefit of such individual or such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) or the spouses of such descendants.

“Family Member” means with respect to (i) any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary or (ii) any trust, any current or former employee of the Company and its subsidiaries who is a trustee or beneficiary of such trust, and any spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such current or former employee or any other trust created for the benefit of such current or former employee or of which any of the foregoing is a beneficiary.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

“Holdback Period” has the meaning set forth in Section 3.

“Holder” means a holder of Registrable Securities who is a party to this Agreement (including by way of Joinder), including the Other Investors; provided that for purposes of Section 9(b) hereof, a party hereto (including by Joinder) shall be deemed a “Holder” with respect to any Lock-Up Shares (and, in the case of the Mudrick Holders, Private Placement Warrants or Working Capital Warrants), in each case, whether or not such Lock-Up Shares, Private Placement Warrants or Working Capital Warrants constitute Registrable Securities.

“Indemnified Parties” has the meaning set forth in Section 6(a).

“Joinder” has the meaning set forth in Section 9(a).

“Lock-up Shares” means shares of Common Stock held by a Holder or, in respect of such shares, a Permitted Transferee thereof; provided that notwithstanding the foregoing, neither (i) shares of Class A Common Stock, which, prior to the Closing Date were shares of Class A Common Stock as a result of the Company’s initial public offering nor (ii) the PIPE Shares are Lock-Up Shares, and such shares are not subject to any Lock-Up Period under this Agreement.

“Long-Form Registrations” has the meaning set forth in Section 1(a).

“Losses” has the meaning set forth in Section 6(c).

“Management Holders” means each current or former employee of Topps or its subsidiaries, or any Family Member thereof, who holds equity securities of Topps immediately prior to the Closing Date and/or at any time receives Common Stock in a distribution from Topps, in each case, for so long as such Person remains a Holder.

“MDP Holders” means Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P. and Madison Dearborn Capital Partners V Executive-A, L.P. and each of their respective Permitted Transferees.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of April 6, 2021, by and among the Company, Titan Merger Sub I, Inc., Titan Merger Sub II, LLC, Topps Intermediate Holdco, Inc. and Tornante MDP Holding LLC.

“Mudrick Holders” means the Sponsor and its Permitted Transferees.

“Other Investors” means each Person listed on the signature pages under the caption “Other Investors.”

“Participating Demand Holders” means any Demand Holders participating in the request for a Demand Registration, Shelf Offering, Piggyback Registration or Underwritten Block Trade.

“Permitted Transferee” has the meaning set forth in the Charter.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Piggyback Registrations” has the meaning set forth in Section 2(a).

“PIPE Holders” mean the holders of PIPE Shares who have entered into a subscription agreement with the Company in connection with the PIPE Investment.

“PIPE Investment” means the private placement of the Company’s Class A Common Stock pursuant to the PIPE Subscription Agreements (as defined in the Merger Agreement).

“PIPE Shares” mean shares of the Company’s Class A Common Stock purchased in the PIPE Investment.

“Private Placement Warrants” means the warrants purchased by the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement between the Company and the Sponsor, dated as of December 7, 2020.

“Public Offering” means any sale or distribution by the Company, one of its Subsidiaries and/or Holders to the public of Common Stock or other securities convertible into or exchangeable for Common Stock pursuant to an offering registered under the Securities Act.

“Qualified Stockholder” has the meaning set forth in the Charter.

“Qualified Transferee” has the meaning set forth in the Charter.

“Registrable Securities” means (i) any Class A Common Stock and any Class A Common Stock issuable upon conversion of Class B Common Stock issued to the Holders pursuant to the Merger Agreement, (ii) any Class A Common Stock issued or issuable upon conversion of any Class E Common Stock issued to the Tornante Holders pursuant to the Merger Agreement, (iii) any other shares of Class A Common Stock held by the Mudrick Holders within 15 business days after closing, (iv) the Private Placement Warrants and any Working Capital Warrants (including any shares of Class A Common Stock issuable upon the exercise of any such Private Placement Warrants and any Working Capital Warrants) and (v) any common stock of the Company or any Subsidiary of the Company issued or issuable with respect to the securities referred to in clause (i), clause (ii), clause (iii) or clause (iv) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been (a) sold or distributed pursuant to a Public Offering, (b) sold in compliance with Rule 144 following the consummation of the business combination pursuant to the Merger Agreement, (c) distributed to the direct or indirect partners or members of a Demand Holder or (d) repurchased by the Company or a Subsidiary of the Company. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder; provided that a holder of Registrable Securities may only sell Registrable Securities pursuant to this Agreement in the form of Class A Common Stock (including Class A Common Stock issuable upon conversion or exchange of Class B Common Stock or Class E Common Stock).

“Registration Expenses” has the meaning set forth in Section 5.

“Rule 144”, “Rule 158”, “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the SEC, as the same will be amended from time to time, or any successor rule then in force.

“Sale of the Company” means any transaction or series of transactions pursuant to which any Person(s) or a group of related Persons (other than any Tornante Holder and/or its Affiliates) in the aggregate acquires: (i)  Common Stock of the Company entitled to vote (other than voting rights accruing only in the event of a default, breach, event of noncompliance or other contingency) to elect directors with a majority of the voting power of the Company’s board of directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s Common Stock) or (ii) all or substantially all of the Company’s and its Subsidiaries’ assets determined on a consolidated basis; provided that a Public Offering will not constitute a Sale of the Company.

“Sale Transaction” has the meaning set forth in Section 3.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning set forth in Section 3.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Shelf Offering” has the meaning set forth in Section 1(f)(i).

“Shelf Offering Notice” has the meaning set forth in Section 1(f)(i).

“Shelf Registration” has the meaning set forth in Section 1(a).

“Shelf Registrable Securities” has the meaning set forth in Section 1(f)(i).

“Shelf Registration Statement” has the meaning set forth in Section 1(f).

“Short-Form Registrations” has the meaning set forth in Section 1(a).

“Sponsor” means Mudrick Capital Acquisition Holdings II LLC.

“Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Suspension Event” has the meaning set forth in Section 1(h)(ii).

“Suspension Notice” has the meaning set forth in Section 1(h)(ii).

“Suspension Period” has the meaning set forth in Section 1(h)(i).

“Topps” means Topps Intermediate Holdco, Inc., a Delaware corporation.

“Tornante” means Tornante Topps LLC, a Delaware limited liability company.

“Tornante Holders” means Tornante and its Permitted Transferees.

“Transfer” has the meaning set forth in the Charter.

“Violation” has the meaning set forth in Section 6(a).

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

“Working Capital Warrants” means up to 1,500,000 warrants to purchase Class A Common Stock issuable in accordance with that certain Warrant Agreement, dated as of December 7, 2020, by and between the Company and Continental Stock Transfer & Trust Company.

EXHIBIT B

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement dated as of __________________, 2021 (as amended, modified and waived from time to time, the “Registration Agreement”), among Mudrick Capital Acquisition Corporation II, a [Delaware][corporation] (the “Company”), and the other persons named as parties therein (including pursuant to other Joinders). Capitalized terms used herein have the meaning set forth in the Registration Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of, the Registration Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Registration Agreement, and the undersigned will be deemed for all purposes to be a [Tornante Holder // MDP Holder // Management Holder // Mudrick Holder // Other Holder], and the undersigned’s ____ shares of Common Stock will be deemed for all purposes to be Registrable Securities under the Registration Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, 2021.

Signature

Print Name

Address:

Agreed and Accepted as of

________________, 20___:

[	]

By:

Its:

B-1

EXHIBIT E

SPONSOR SUPPORT AGREEMENT

Exhibit E

EXECUTION VERSION

April 6, 2021

Mudrick Capital Acquisition Corporation II

527 Madison Avenue, 6th Floor

New York, NY 10022

RE:     Sponsor Agreement

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), to be dated as of the date hereof, by and among Topps Intermediate Holdco, Inc., a Delaware corporation (the “Company”), Mudrick Capital Acquisition Corporation II, a Delaware corporation (“Buyer”), Titan Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Buyer, Titan Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer, and Tornante-MDP Joe Holdings, LLC, a Delaware limited liability company (“Holdings”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by Buyer and Mudrick Capital Acquisition Holdings II LLC, a Delaware limited liability company (the “Sponsor”), in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and the Sponsor hereby agree as follows:

1.	The Sponsor represents and warrants that it holds all of the issued and outstanding shares of Class B common stock, par value $0.0001 per share, of Buyer (the “Buyer Class B Common Stock”), as of the date of this Letter Agreement. As of the date hereof, there are 7,906,250 shares of Buyer Class B Common Stock issued and outstanding.

2.	The Sponsor hereby unconditionally and irrevocably agrees: (i) that, during the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article XII thereof, at any duly called meeting of the stockholders of Buyer (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Buyer requested by Buyer’s board of directors or undertaken as contemplated by the transactions contemplated by the Merger Agreement, the Sponsor shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its shares of Buyer Common Stock to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its shares of Buyer Common Stock (a) in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby and all other Buyer Stockholder Matters (and any actions required in furtherance thereof) and (b) against any proposal that would materially impede the transactions contemplated by the Merger Agreement, and (ii) not to redeem, elect to redeem or tender or submit any shares of Buyer Common Stock owned by it for redemption in connection with the transactions contemplated by the Merger Agreement, except to the extent expressly contemplated by the Merger Agreement and (iii) during the period commencing on the Closing Date and ending on the date that is the third (3rd) anniversary of the Closing Date, not to form a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of voting against any Persons nominated by the Holders for election as directors of Buyer.

3.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 11.01 and 11.02 of the Merger Agreement, effective immediately prior to the Closing, the Sponsor hereby waives any and all rights the Sponsor has or will have under Section 4.3(b)(ii) of Buyer’s Amended and Restated Certificate of Incorporation to receive, with respect to each share of Buyer Class B Common Stock held by the Sponsor, more than one (1) share of Buyer Class A Common Stock upon automatic conversion of each such share of Buyer Class B Common Stock in accordance with Buyer’s Amended and Restated Certificate of Incorporation in connection with the consummation of the Transactions. Without limitation of the foregoing, upon the consummation of the Transactions, the Sponsor hereby acknowledges and agrees that pursuant to Section 4.3(b) of Buyer’s Amended and Restated Certificate of Incorporation, each share of Buyer Class B Common Stock held by the Sponsor shall automatically convert into one (1) share of Buyer Class A Common Stock such that, except to the extent canceled in accordance with paragraph 4 of this Letter Agreement, the 7,906,250 shares of Buyer Class B Common Stock will convert into 7,906,250 shares of Buyer Class A Common Stock upon consummation of the Transactions.

4.	In the event the aggregate percentage of shares of Buyer Class A Common Stock redeemed in connection with the Buyer Stockholder Redemption exceeds twenty percent (20%) of the total number of shares of Buyer Class A Common Stock outstanding, as of 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting then immediately prior to the Closing and prior to the conversion referenced in paragraph 3 of this Letter Agreement, the Sponsor will surrender to Buyer for cancellation a number of shares of Class B Common Stock (rounded down to the nearest whole share) equal to the product of (i) one third (1/3) of the number of shares of Class B Common Stock then outstanding and (ii) the difference between (a) one (1) minus (b) the quotient obtained by dividing (I) the aggregate percentage of shares of Class A Common Stock not so redeemed by (II) eighty percent (80%). An illustrative example setting forth the foregoing calculation is set forth on Annex A attached hereto.

5.	The Sponsor hereby acknowledges that it has read the Merger Agreement and this Letter Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Section 10.03 (Exclusivity) and Section 10.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Merger Agreement with respect to such provisions, mutatis mutandis.

6.	Subject to the terms and conditions of this Letter Agreement, Buyer and the Sponsor agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

2

7.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article XII thereof, the Sponsor agrees not to (a) transfer any shares of Buyer Common Stock or (b) deposit any shares of Buyer Common Stock into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to the shares of Buyer Common Stock or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Letter Agreement); provided, that the Sponsor may transfer any such shares of Buyer Common Stock to any Affiliate of the Sponsor if, and only if, the transferee of such shares of Buyer Common Stock evidences in a writing reasonably satisfactory to Buyer and the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Sponsor and no such assignment shall relieve Sponsor of its obligations hereunder.

8.	During the period commencing on the date hereof and ending on the earlier of the Closing and the termination of the Merger Agreement pursuant to Article XII thereof, the Sponsor agrees that any shares of Buyer Common Stock that the Sponsor purchases or otherwise hereinafter acquires or with respect to which the Sponsor otherwise acquires sole or shared voting power after the execution of this Letter Agreement and prior to the earlier of the Closing and the termination of the Merger Agreement pursuant to Article XII thereof shall be subject to the terms and conditions of this Letter Agreement to the same extent as if they were owned by the Sponsor as of the date hereof.

9.	The Sponsor hereby represents and warrants to Buyer as follows:

(a)       The Sponsor has the full power and authority to make, enter into and carry out the terms of this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(b)       As of the date hereof, the Sponsor is the owner of 7,906,250 shares of Buyer Class B Common Stock and 11,237,500 Private Placement Warrants, free and clear of any and all Liens, other than those (i) created by this Letter Agreement, the Existing Buyer Certificate of Incorporation and the Buyer IPO Agreements or (ii) arising under applicable securities Laws, and the Sponsor does not own any other capital stock or other voting securities, or any rights to purchase or acquire any shares of capital stock or other equity securities of, Buyer. The “Buyer IPO Agreements” shall mean the agreements set forth on Annex B attached hereto, each of which were entered into in connection with the initial public offering of Buyer.

(c)          The execution and delivery of this Letter Agreement by the Sponsor does not, and the performance by the Sponsor of the obligations under this Letter Agreement and the compliance by the Sponsor with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to the Sponsor, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any Organizational Document of the Sponsor, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Buyer Common Stock owned by the Sponsor pursuant to any Contract to which the Sponsor is a party or by which the Sponsor is bound, except, in the case of clauses (i), (ii) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

3

10.	The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and to directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) the provisions hereof as if it was a party hereto. No amendment, assignment, modification, waiver or termination of this Letter Agreement or any rights or obligations hereunder may occur without the prior written consent of the Company.

11.	This Letter Agreement, together with the Merger Agreement and the other agreements referenced herein to the extent referenced herein and the Buyer IPO Agreements, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof; provided that upon the Effective Time to the extent any terms, conditions or provisions of any of the Transaction Agreements conflicts or is inconsistent with any terms, conditions or provisions of any of the Buyer IPO Agreements with respect to the rights or obligations of Buyer or Sponsor, the terms, conditions and provisions of the Transaction Agreements, as applicable, shall prevail and supersede to the extent of such conflict or inconsistency.

12.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

13.	This Letter Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Letter Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any principles of conflicts of law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. This Letter Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

4

14.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, with (a) notices to Buyer being sent to the addresses set forth therein, in each case with all copies as required thereunder and (b) notices to the Sponsor being sent to:

Mudrick Capital Acquisition Holdings II LLC

527 Madison Avenue, 6th Floor

New York, NY 10022

Attention: Secretary of Managing Member
Email: jocallaghan@mudrickcapital.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Jackie Cohen
Email: jackie.cohen@weil.com.

15.	This Letter Agreement shall terminate, and have no further force and effect, if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.

[The remainder of this page left intentionally blank.]

5

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

MUDRICK CAPITAL ACQUISITION HOLDINGS II LLC

By: MUDRICK CAPITAL MANAGEMENT, L.P.,
its managing member

By:
Name: John O’Callaghan
Title: Secretary

Acknowledged and agreed

as of the date of this Letter Agreement:

MUDRICK CAPITAL ACQUISITION CORPORATION II

By:
Name: Jason Mudrick
Title: Chief Executive Officer

[Signature Page to Letter Agreement]

ANNEX A

ILLUSTRATIVE FOUNDER SHARES FORFEITURE SCHEDULE

# of Class A Shares Not Redeemed	31,625,000	28,462,500	25,300,000	22,137,500	18,975,000	15,812,500	12,650,000	9,487,500	6,325,000	3,162,500	0
% of Class A Shares Not Redeemed	100%	90%	80%	70%	60%	50%	40%	30%	20%	10%	0%
% of Founder Shares Forfeited	0%	0%	0%	4.2%	8.3%	12.5%	16.7%	20.8%	25.0%	29.2%	33.	%
# of Founder Shares Forfeited	0	0	0	329,427	658,854	988,281	1,317,708	1,647,135	1,976,563	2,305,990	2,635,417

ANNEX B

Buyer IPO Agreements

•	Letter Agreement, dated December 7, 2020, by and among Buyer, its officers, its directors and the Sponsor.

•	Warrant Agreement, dated December 7, 2020, by and between Buyer and Continental Stock Transfer & Trust Company, as warrant agent.

•	Registration Rights Agreement, dated December 7, 2020, by and between Buyer, the Sponsor and Jefferies LLC.

•	Private Placement Warrant Purchase Agreement, dated December 7, 2020, by and between Buyer and the Sponsor.

•	Administrative Support Agreement, dated December 7, 2020, by and between Buyer and the Sponsor.

EXHIBIT F

FORM OF TAX RECEIVABLE AGREEMENT

Exhibit F

FINAL FORM

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], 2021, is hereby entered into by and among [●], a Delaware corporation (“Pubco”), Topps Intermediate Holdco, Inc., a Delaware corporation (the “Company”), Madison Dearborn Partners, LLC, a Delaware limited liability company (the “Shareholder Representative,” in its capacity as such), the persons listed on Schedule A hereto (each a “Shareholder” and collectively, the “Shareholders”) and each of the permitted successors and assigns thereto.

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Transaction Agreement”), dated as of [●], 2021, by and among Pubco, the Company, the Shareholders, Tornante-MDP Joe Holdings, LLC, a Delaware limited liability company, [●], a Delaware corporation and direct, wholly owned subsidiary of Pubco (“First Merger Sub”), and [●], a Delaware limited liability company and direct, wholly owned subsidiary of Pubco (“Second Merger Sub”), (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Business Combination”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, the Pre-Business Combination Tax Assets are held by the Company and its Subsidiaries and, after the Business Combination, Pubco and its Subsidiaries (including, for clarity, the Surviving Entity) (collectively, the “Pubco Group” and each a “Pubco Group Member”) will own the Pre-Business Combination Tax Assets;

WHEREAS, after the Business Combination, the Pre-Business Combination Tax Assets may reduce the liability for Taxes that the Pubco Group might otherwise be required to pay; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and to make certain arrangements with respect to the effect of the Pre-Business Combination Tax Assets on the liability for Taxes of the Pubco Group.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1           Definitions.

As used in this Agreement, the terms set forth in this Article I shall have the following meanings.

“Action” has the meaning set forth in Section 7.9(b).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Covered Taxes of the Pubco Group.

1

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this Agreement, no Shareholder shall be considered to be an Affiliate of any Pubco Group Member.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Applicable Percentage” means, with respect to any Shareholder, the percentage set forth opposite such Shareholder’s name on Schedule A, as amended from time to time to reflect any Permitted Assignment.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Change of Control” means:

(i) a merger, reorganization, consolidation, or similar form of business transaction directly involving Pubco or indirectly involving Pubco through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equity securities of Pubco resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly Pubco and all or substantially all of Pubco’s assets) is held by the existing equityholders of Pubco (determined immediately prior to such transaction and related transactions); or

(ii) a transaction in which Pubco, directly or indirectly, sells, assigns, conveys, transfers, leases, or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or

(iii) a transaction in which there is an acquisition of control of Pubco by a Person or group of Persons (other than existing stockholders and their Affiliates). For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (A) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (B) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute “control” for the purpose of this definition); or

(iv) the liquidation or dissolution of Pubco.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of (i) any transaction or series of integrated transactions immediately following which the record holders of the shares of Pubco immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of Pubco immediately following such transaction or series of transactions, or (ii) any transaction or transactions occurring pursuant to the Transaction Agreement..

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Taxation Group” means any affiliated, consolidated, combined or unitary group or any profit and/or loss sharing, affiliated group relief, group payment or similar group or fiscal unitary for income Tax purposes (by election or otherwise).

“Company” has the meaning set forth in the Preamble.

“Covered Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest related thereto.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Pubco Group, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same such Taxable Years. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Code Section 1313(a) or a similar applicable provision of state, local, or foreign income Tax law or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Divestiture” means the sale or other divestiture of any Pubco Group Member, other than any sale that is, or is part of, a Change of Control.

“Divestiture Acceleration Payment” has the meaning set forth in Section 4.3(c) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means a per annum rate of LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Expert” has the meaning set forth in Section 7.9(a).

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the Recitals.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Pubco Group for Covered Taxes calculated using the same methods, elections, conventions, and similar practices used in calculating the Actual Tax Liability, but calculated without regard to any Pre-Business Combination Tax Assets. If all or a portion of the liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of such Taxable Year, such liability shall not be included in determining the Hypothetical Tax Liability unless and until there has been a Determination.

“IRS” means the U.S. Internal Revenue Service.

“ITR Payment” means any Tax Benefit Payment, Divestiture Acceleration Payment, or Early Termination Payment required to be made by Pubco to the Shareholders under this Agreement.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source mutually selected by Pubco and the Shareholder Representative as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate mutually determined by Pubco and the Shareholder Representative at such time); provided, that at no time shall LIBOR be less than 0%. If Pubco and the Shareholder Representative have mutually made the determination that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then Pubco and the Shareholder Representative shall establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions in the U.S. loan market for loans in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark, including spread adjustments, giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as mutually selected from time to time by Pubco and the Shareholder Representative. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended, with the consent of Pubco and the Shareholder Representative (which consent shall not be unreasonably withheld or delayed), as necessary or appropriate, in the reasonable judgment of Pubco and the Shareholder Representative, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice, as mutually determined by Pubco and the Shareholder Representative.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b)(ii).

“Objection Notice” has the meaning set forth in Section 2.3(a).

“Permitted Assignment” has the meaning set forth in Section 7.6(b).

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Pre-Business Combination Tax Assets” means any U.S. federal, state, local, or non-U.S. net operating losses, losses, trading losses, capital losses, deferred business interest deductions by reason of Code Section 163(j), and income tax credits (which does not include, for the avoidance of doubt, any Overpayment Credit as defined in the Transaction Agreement) of the Company and its Subsidiaries relating to taxable periods (or portions thereof) ending on or prior to the day immediately prior to closing date of the Business Combination; provided that the aggregate amount of such Pre-Business Combination Tax Assets with respect to which payments, if any, are required to be made pursuant to this Agreement shall not exceed $70,000,000. With respect to any Taxable Year that includes but does not end immediately prior closing date of the Business Combination, the determination of whether any item is a Pre-Business Combination Tax Asset shall be determined based on an interim closing of the books as of the close of business on the day immediately prior to closing date of the Business Combination.

“Pubco” has the meaning set forth in the Preamble.

“Pubco Group” and “Pubco Group Member” have the meaning set forth in the Recitals.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment, unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9(a).

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).

“Schedule” means any of the following: (i) a Tax Benefit Schedule or (ii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Second Merger Sub” has the meaning set forth in the Recitals.

“Shareholder” and “Shareholders” have the meanings set forth in the Preamble.

“Shareholder Representative” has the meaning set forth in the Preamble.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in the Recitals.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

“Tax Claim” has the meaning set forth in Section 6.1(b).

“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with Taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated Tax.

“Taxable Year” means a taxable year of any Pubco Group Member as defined in Section 441(b) of the Code or comparable section of U.S. state, local, or foreign income Tax law, as applicable, (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), ending after the Business Combination.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to Tax matters.

“Ticker Amount” has the meaning set forth in Section 3.1(b)(iii).

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transferred Tax Asset” means, in the event of a Divestiture, the Pre-Business Combination Tax Assets attributable to the members of the Pubco Group that are sold in such Divestiture to the extent such Pre-Business Combination Tax Assets are transferred with such members of the Pubco Group under applicable Tax law following the Divestiture (disregarding any limitation on the use of such Pre-Business Combination Tax Assets as a result of the Divestiture) and do not remain under applicable Tax law with the Pubco Group (other than the members of the Pubco Group that are sold in such Divestiture).

“Valuation Assumptions” mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date:

(i) the Pubco Group will generate taxable income sufficient to fully utilize on a pro rata basis all of the Pre-Business Combination Tax Assets that are available and have not been previously utilized in determining a Tax Benefit Payment from such Early Termination Date through the earlier of (a) the scheduled expiration date (if any) of such Pre-Business Combination Tax Assets or (b) the 10th anniversary of the Early Termination Date;

(ii) (a) the U.S. federal and non-U.S. income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code or other applicable law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law, and (b) the combined U.S. state and local income tax rates (but not, for the avoidance of doubt, U.S. federal or non-U.S. income tax rates) for each such Taxable Year shall be the applicable rates for the Taxable Year that includes the Early Termination Date; and

(iii) in the event of a Change of Control or Divestiture, such assumptions shall not take into account any changes in any Pubco Group Member’s stand-alone Tax position that might result from the transaction giving rise to the Change of Control or Divestiture, including but not limited to changes pursuant to Code Section 382 or any analogous provisions of U.S. state, local, or non-U.S. Taw law.

Article II
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1           Pre-Business Combination Tax Assets. Pubco, on the one hand, and the Shareholders, on the other hand, acknowledge that the Pubco Group may utilize the Pre-Business Combination Tax Assets to reduce the amount of Taxes that the Pubco Group would otherwise be required to pay after the Business Combination.

Section 2.2           Tax Benefit Schedule.

(a)           Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the Pubco Group’s U.S. federal income Tax Return for a Taxable Year, Pubco shall provide to the Shareholder Representative a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit or the Realized Tax Detriment (if any) for such Taxable Year and (ii) the calculation of any Tax Benefit Payment (and any Realized Tax Benefit) or the lack of a Tax Benefit Payment (and any Realized Tax Detriment) to be made to the Shareholders pursuant to Article III with respect to such Taxable Year (collectively, a “Tax Benefit Schedule”). For purposes of clarity, each Tax Benefit Schedule (including Amended Schedules) shall be calculated in United States dollar. The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(a)).

(b)           Applicable Principles. The Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Pubco Group for such Taxable Year attributable to the Pre-Business Combination Tax Assets, determined using a “with and without” methodology. Except as otherwise contemplated by the Valuation Assumptions, carryovers or carrybacks of any Tax item attributable to any of the Pre-Business Combination Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of United States state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology.

Section 2.3           Procedures, Amendments.

(a)           Procedure. Each time Pubco delivers to the Shareholder Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and including any Early Termination Schedule or amended Early Termination Schedule, Pubco shall also (x) deliver to the Shareholder Representative supporting schedules and work papers, as determined by Pubco or as reasonably requested by the Shareholder Representative, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule and (y) allow the Shareholder Representative reasonable access during normal course business hours at no cost to the appropriate representatives at Pubco in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, Pubco shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to the Shareholder Representative, along with any supporting schedules, valuation reports and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties unless the Shareholder Representative, within thirty (30) calendar days after receiving any Schedule or amendment thereto, provides Pubco with a notice of a material objection made in good faith to such Schedule or amendment thereto (“Objection Notice”) or such earlier date as the Shareholder Representative provides written notice to Pubco that it has no material objections to the Schedule. If Pubco and Shareholder Representative, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days after the Shareholder Representative gives Pubco such Objection Notice, Pubco and the Shareholder Representative shall employ the reconciliation procedures described in Section 7.9(a) (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.9(a).

(b)           Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by Pubco (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Shareholder Representative, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, or (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”); provided, however, that an amendment under clause (i) attributable to an audit of a Tax Return by a Pubco Group Member shall not be made on an Amendment Schedule unless and until there has been a Determination with respect to such change. Pubco shall provide an Amended Schedule to the Shareholder Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence, and any such Amended Schedule shall be subject to the approval procedures similar to those described in Section 2.3(a).

Article III
TAX BENEFIT PAYMENTS

Section 3.1           Payments.

(a)           Timing of Payments. Within ten (10) Business Days of a Tax Benefit Schedule becoming final in accordance with Section 2.3(a), Pubco shall pay to each Shareholder for such Taxable Year its share (based on such Shareholder’s Applicable Percentage) of the Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the applicable Shareholder to Pubco, or as otherwise agreed by Pubco and such Shareholder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments. No Shareholder shall be required under any circumstances to make a payment or return a payment to Pubco in respect of any portion of any Tax Benefit Payment previously paid by Pubco to such Shareholder (including any portion of any Early Termination Payment); provided, however, that for the avoidance of doubt, if Pubco makes a payment to a Shareholder under this Agreement in an amount that exceeds the amount that should have been paid to such Shareholder, then the amount of such excess shall offset and reduce, dollar-for-dollar, any future payments payable to such Shareholder under this Agreement.

(b)           For purposes of this Agreement:

(i)            A “Tax Benefit Payment” means, in respect of a Shareholder for a Taxable Year, an amount, not less than zero, equal to the sum of (i) the Net Tax Benefit attributable to such Shareholder and (ii) the Ticker Amount.

(ii)           Subject to Section 3.6, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of Pubco’s Cumulative Net Realized Tax Benefit, as of the end of such Taxable Year, over the total amount of payments previously made with respect to a Net Tax Benefit under the first sentence of Section 3.1(a) (and excluding, for the avoidance of doubt, any payment previously made with respect to any Ticker Amount).

(iii)          The “Ticker Amount” shall equal an amount equivalent to interest on a sum equal to the Net Tax Benefit, calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) with respect to the U.S. Pubco Group Members for the applicable Taxable Year until the due date for payment under Section 3.1(a).

Section 3.2           No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Cumulative Net Realized Tax Benefits of the Pubco Group, and the Ticker Amounts thereon, being paid to the Shareholders pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

Section 3.3           Payments Not Ascertainable. The parties hereby acknowledge and agree that the timing, amounts, and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable. Notwithstanding the previous sentence, if any Shareholder notifies Pubco in writing of a stated maximum selling price, then the amount of the aggregate Tax Benefit Payments to such Shareholder shall not exceed such stated maximum selling price.

Section 3.4           Additional Consideration. The Pubco Group, on the one hand, and the Shareholder Representative and the Shareholders, on the other hand, acknowledge that each ITR Payment constitutes a payment of additional consideration in exchange for Company Common Stock pursuant to the Transaction Agreement.

Section 3.5           Payments in United States Dollars. All payments to be made under this Agreement shall be made in United States dollars. With respect to any Tax Benefit Payment relating to non-U.S. Pre-Business Combination Tax Assets, such amounts shall be converted to United States dollars for each applicable Taxable Year using the applicable spot rate in effect on the due date (without extensions) for filing IRS Form 1120 (or any successor form) with respect to the U.S. Company Group Members for the applicable Taxable Year.

Section 3.7           Payment Ordering. If for any reason Pubco does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then Pubco and the Shareholders agree that (i) Tax Benefit Payments for such Taxable year shall be allocated to all parties eligible for Tax Benefit Payments under this Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been attributable to each Shareholder if Pubco had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all Shareholders in respect of all prior Taxable Years have been made in full.

Section 3.8           Payments Under this Agreement. Notwithstanding any other provision of this Agreement, the total payments under this Agreement shall not exceed $16,000,000.

Article IV
TERMINATION

Section 4.1           Early Termination of Agreement; Breach of Agreement.

(a)           In General. This Agreement shall terminate at the time that all Tax Benefit Payments have been made to the Shareholders under this Agreement.

(b)           Early Termination. Notwithstanding Section 4.1(a), Pubco may terminate this Agreement by paying to the Shareholders the Early Termination Payment. Upon payment of the Early Termination Payment by Pubco, Pubco shall not have any further payment obligations under this Agreement, other than any (1) Tax Benefit Payment agreed to by Pubco and the Shareholder Representative as due and payable but unpaid as of the Early Termination Notice and (2) Tax Benefit Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment).

(c)           Acceleration Upon Material Breach of this Agreement. In the event that Pubco breaches any of its material obligations under this Agreement, whether as a result of a failure to make a payment when due, failure to honor any other material obligations required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under bankruptcy laws, or otherwise, then all obligations hereunder shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) an Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of the breach, (2) any Tax Benefit Payment that is due and payable but unpaid as of the date of the breach and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of the breach (except to the extent that such amount is included in the Early Termination Payment). In the event Pubco breaches this Agreement, the Shareholder Representative shall be entitled to elect to receive the amounts set forth in clauses (1), (2), and (3) above or to seek specific performance of the terms hereof. The Parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due; provided that in the event that payment is not made within three (3) months of the date such payment is due, the Shareholder Representative shall be required to give written notice to Pubco that Pubco has breached its material obligations and so long as such payment is made within ten Business Days of the delivery of such notice to Pubco, Pubco shall no longer be deemed to be in material breach of its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, it shall not be a material breach under this Agreement if Pubco fails to make any payment required under this Agreement to the extent Pubco has insufficient funds to make such payment; provided that the interest provisions of Section 5.1 shall apply to such late payment.

(d)           Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, but not be limited to, (1) an Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of the Change of Control, (2) any Tax Benefit Payment that is due and payable but unpaid as of the effective date of the Change of Control, and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the effective date of the Change of Control (except to the extent that such amount is included in the Early Termination Payment). In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions, substituting in each case the phrase “closing date of a Change of Control” for the phrase “Early Termination Date.” The Early Termination Payment arising as a result of a Change of Control shall be payable on the date of such Change of Control, and Pubco shall use all reasonable efforts to provide to the Shareholder Representative an Early Termination Schedule with respect to an expected Change of Control as far in advance as is reasonably practicable of such Change of Control (but no more than thirty (30) Business Days in advance) so as to enable the calculation of the Early Termination Payment to be finalized pursuant to Section 2.3(a) prior to the date of the Change of Control. Notwithstanding the foregoing, where the parties anticipate a Change of Control but are not certain of the date on which such Change of Control will occur, Pubco and the Shareholder Representative may agree to base the calculations contemplated by this Section 4.1(d) on a date other than the Change of Control.

(e)           Divestiture Acceleration Payment. In the event of a Divestiture, Pubco shall pay to the Shareholders, in accordance with their Applicable Percentages, the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated and finalized pursuant to this Article IV as if an Early Termination Notice had been delivered on the date of the Divestiture (but solely with respect to the Pubco Group Members sold in the Divestiture).

Section 4.2           Early Termination Notice. If Pubco chooses to exercise its right of early termination in accordance with Section 4.1 above, Pubco shall deliver to the Shareholder Representative written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the information required pursuant to Section 2.2 and the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties in accordance with the procedures contained in Section 2.3(a).

Section 4.3           Payment upon Early Termination.

(a)           Within ten (10) Business Days after agreement is reached between the Shareholder Representative and Pubco concerning the Early Termination Schedule, Pubco shall pay to each Shareholder its share (based on such Shareholder’s Applicable Percentage) of an amount equal to the Early Termination Payment or Divestiture Acceleration Payment, as applicable, and any other payment required to be made pursuant to Sections 4.1(b), (c), (d), and (e). Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Shareholder, or as otherwise agreed by Pubco and such Shareholder.

(b)           The “Early Termination Payment” means, as of the Early Termination Date, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by Pubco to the Shareholders beginning from the Early Termination Date, assuming the Valuation Assumptions are applied, provided that in the event of a Change of Control, the Early Termination Payment shall be calculated without giving effect to any limitation on the use of the Pre-Business Combination Tax Assets resulting from the Change of Control. For purposes of calculating, pursuant to this Section 4.3(b), the present value of all Tax Benefit Payments that would be required to be paid, it shall be assumed that, absent the Early Termination Notice, all Tax Benefit Payments would be paid on the due date (without extensions) as provided in Section 3.1(a).

(c)           (c) The “Divestiture Acceleration Payment” as of the date of any Divestiture shall equal the present value, discounted at the Early Termination Rate as of such date, of the Tax Benefit Payments resulting solely from the Transferred Tax Assets that would be required to be paid by Pubco to the Shareholders beginning from the date of such Divestiture assuming the Valuation Assumptions are applied (substituting the phrase “closing date of the Divestiture” for the phrase “Early Termination Date”); provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred Tax Assets resulting from the Divesture. For purposes of calculating the present value pursuant to this Section 4.3(c) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that, absent the Divestiture, all Tax Benefit Payments would be paid on the due date (without extensions) as provided in Section 3.1(a).

Article V
LATE PAYMENTS AND COMPLIANCE WITH INDEBTEDNESS

Section 5.1           Late Payments. The amount of all or any portion of any ITR Payment not made to the Shareholders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate, and commencing from the date on which such ITR Payment was due and payable.

Section 5.2           Subordination. Notwithstanding any other provision of this TRA Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Pubco Group to any Shareholder under this TRA Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Pubco Group (the “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Pubco Group that are not Senior Obligations. To the extent that any payment under this TRA Agreement is not permitted to be made at the time payment is due as a result of this Section 5.2 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of Shareholders and the Pubco Group shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this TRA Agreement to the contrary, to the extent that Pubco or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), Pubco shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this TRA Agreement are senior in priority in all respects to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

Section 5.3           Compliance with Indebtedness. Notwithstanding anything to the contrary provided herein, if at the time any amounts become due and payable hereunder Pubco is not permitted, pursuant to the terms of the Pubco Group’s debt documentation, to pay such amounts, or the Pubco Group Members are not permitted, pursuant to the terms of the Pubco Group’s debt documentation, to make payments to Pubco to allow Pubco to pay such amounts, then Pubco shall by written notice to the Shareholder Representative be permitted to defer the payment of such amounts until each condition rendering the payment of such amounts impermissible as described in this Section 5.2 is no longer applicable. At the time such condition is no longer applicable and no other such condition exists, such amounts (together with accrued and unpaid interest thereon as described in the immediately following sentence) shall become due and payable within ten (10) Business Days of such time. If Pubco defers the payment of any such amounts pursuant to the first sentence in this Section 5.2, such amounts shall accrue interest at the Agreed Rate per annum from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts were paid. For the avoidance of doubt, any payment not made due to the preceding sentence shall not be deemed a breach under Section 4.1(c) of this Agreement unless and until such payment remains unpaid thirty (30) calendar days after the date on which such condition described in this Section 5.3 is no longer applicable.

Article VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1           Participation in Pubco’s Tax Matters.

(a)           Except as otherwise provided in this Agreement or the Transaction Agreement, Pubco shall have full responsibility for, and sole discretion over, all Tax matters concerning the Pubco Group, including the preparation, filing, or amending of any Tax Return and defending, contesting, or settling any issue pertaining to Taxes, subject to a requirement that Pubco act in good faith in connection with its control of any matter which is reasonably expected to affect any Shareholder’s rights and obligation under this Agreement.

Notwithstanding the foregoing, Pubco shall notify the Shareholder Representative in writing of, and keep the Shareholder Representative reasonably informed with respect to, the portion of any Tax audit or Tax administrative or judicial proceeding of any Pubco Group Member by a Taxing Authority the outcome of which could reasonably be expected to affect any Shareholder’s rights and obligations under this Agreement , and shall give the Shareholder Representative reasonable opportunity to provide information and or other input to Pubco and its advisor concerning the conduct of any such portion of such audit or proceeding (at the Shareholder Representative’s sole cost).

Section 6.2           Consistency. Pubco and the Shareholder Representative acknowledge and agree that for U.S. federal, state, and local income Tax purposes, the ITR Payments are intended to be treated as additional contingent consideration to the Shareholders with respect to the consummation of the transactions contemplated by the Transaction Agreement in accordance with the Intended Income Tax Treatment (as defined in the Transaction Agreement) of the Business Combination. The Pubco Group and the Shareholders shall not take any position on any Tax Return, or in front of any Tax Authority, or in connection with any Tax audit, enquiry, assessment, or Tax administrative or judicial proceeding, inconsistent with such intended tax treatment unless otherwise required by a contrary Determination. In addition, Pubco shall, and shall cause the Pubco Group Members to, use reasonable best efforts to defend such intended tax treatment in any Tax audit, enquiry, assessment, or Tax administrative or judicial proceeding.

Section 6.3           Cooperation. Each of Pubco and the Shareholders (through the Shareholder Representative) shall (a) furnish to the other party in a timely manner such information, documents, and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return, or contesting or defending any audit, examination, or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

Article VII
MISCELLANEOUS

Section 7.1           Notices. All notices, requests, claims, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed (provided that no “bounce-back” or similar message is received). Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:

If to Pubco, to:

[____]

[____]

Attn:

Email:

with a copy, in any case, to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153Attn: Jackie Cohen

Graham Magill

Email: jackie.cohen@weil.com

graham.magill@weil.com

If to the Shareholder Representative, to:

[____]

[____]

Attn:

Email:

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Richard J. Campbell, P.C. and Aisha P. Lavinier
Email: richard.campbell@kirkland.com and aisha.lavinier@kirkland.com

Section 7.2           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.3           Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4           Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 7.5           Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, all other provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6           Successors; Assignment; Amendments; Waivers.

(a)           Shareholder Representative Assignment. The Shareholder Representative, in its capacity as the Shareholder Representative, may assign this Agreement to any Person without the prior written consent of Pubco or the Shareholders, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement agreeing to serve as the Shareholder Representative, in form and substance reasonably satisfactory to Pubco, agreeing to be bound by all provisions of this Agreement, except as otherwise provided in such joinder.

(b)           Shareholder Assignment. Each Shareholder may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any payment (or any portion of any payment) without the consent of Pubco, the Shareholder Representative, or any other Shareholder, provided, that, such Person shall execute and deliver a joinder in the form attached hereto as Exhibit A agreeing to the applicable portion of such Shareholder’s interest in this Agreement and to become a party and Shareholder for purposes of this Agreement. Any assignment of a Shareholder’s rights meeting the requirements of this paragraph shall be referred to herein as a “Permitted Assignment” and Schedule A hereto shall be amended to reflect such Permitted Assignment and the change in the Applicable Percentage of the assignor and assignee.

(c)           Amendments; Waivers. No provision of this Agreement may be amended unless such amendment is approved in writing by Pubco and the Shareholders (through the Shareholder Representative). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d)           Successors. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives, including any permitted assignee pursuant to a Permitted Assignment. Pubco shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Pubco, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Pubco would be required to perform if no such succession had taken place.

Section 7.7           Headings, Titles, and Subtitles. The headings, titles, and subtitles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8           Waiver of Jury Trial; Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (B) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 7.9           Reconciliation; Disputes.

(a)           Reconciliation. In the event that Pubco and the Shareholder Representative are unable to resolve a disagreement with respect to the calculation of amounts owed hereunder (including the matters governed by Section 2.3, Section 4.2, Section 4.3, and Section 6.2) within the relevant period designated in this Agreement (or the amount of a payment in the case of an early termination, breach of agreement, or Change of Control to which Article IV applies) (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement (the “Expert”) mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Pubco or the Shareholder Representative or any other actual or potential conflict of interest. If Pubco and the Shareholder Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then Pubco and the Shareholder Representative shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9(a). The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. If the Reconciliation Dispute is not resolved before any payment that is the subject of the Reconciliation Dispute is due or any Tax Return reflecting the subject of the Reconciliation Dispute is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Pubco, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or the amendment of any Tax Return shall be borne by Pubco and the Shareholder Representative. The costs, expenses and fees of the Expert shall be borne by Pubco and the Shareholder Representative based upon the percentage that the amount actually contested but not awarded to Pubco or Shareholder Representative, respectively, bears to the aggregate amount of the unresolved disputed amounts. For example, if the parties dispute an amount with a $100 aggregate value and the Expert find $25 in favor of Pubco and $75 in favor of the Shareholder Representative. As such, Pubco pays 75% (i.e., $75 not awarded to Pubco divided by the $100 aggregate value of the disputed amount) of the Expert’s fees and expenses and Shareholder Representative pays 25% of the Expert’s fees and expenses. Any dispute as to whether a dispute is a Reconciliation Dispute, within the meaning of this Section 7.9(a) shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9(a) shall be binding on Pubco and the Shareholder Representative and may be entered and enforced in any court having jurisdiction.

(b)           Disputes. Any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration (an “Action”), based upon, arising out of or related to this Agreement or the transactions contemplated hereby (in each case other than a Reconciliation Dispute) may be brought in federal and state courts located in the State of Delaware, and Pubco, each Shareholder, and the Shareholder Representative irrevocably submit to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of Pubco, the Shareholders, or the Shareholder Representative to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against Pubco, the Shareholders, or the Shareholder Representative (as applicable) in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 7.9(b).

Section 7.10         Withholding. Pubco shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Pubco is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local, or non-U.S. Tax law. Pubco shall notify the Shareholder Representative in advance of its intention to make such withholding and shall reasonably cooperate with the Shareholder Representative to minimize any such withholding. To the extent that amounts are so withheld and timely paid over to the appropriate Taxing Authority by Pubco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Shareholder. Pubco shall provide evidence of such payments to the applicable Shareholder (through the Shareholder Representative) to the extent that such evidence is available.

Section 7.11         Combined Taxation Groups; Transfers of Assets.

(a)           If any Pubco Group Member is or becomes a member of a Combined Taxation Group for purposes of U.S. federal, state, local, or non-U.S. income Tax purposes Tax purposes then (i) the provisions of this Agreement shall be applied with respect to the group as a whole, and (ii) Tax Benefit Payments shall be computed with reference to the combined taxable income of the group as a whole.

(b)           If any Person the income of which is included in the income of any Pubco Group Member’s Combined Taxation Group transfers one or more assets to any other Person that is not part of such Pubco Group Member’s Combined Taxation Group in a non-taxable transaction, then, for purposes of calculating the amount of any ITR Payment due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12         Confidentiality.

(a)           Each Shareholder acknowledges and agrees that the information of Pubco Group is confidential and, except in the course of performing any duties as necessary for the Pubco Group, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in confidence and not disclose to any Person any confidential matters of the Pubco Group acquired pursuant to this Agreement.

(b)           This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Pubco Group, becomes public knowledge (except as a result of an act of the Shareholder or its Affiliates in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent reasonably necessary for the Shareholder or its Affiliates to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns, or (iii) the disclosure of information to any direct or indirect limited partners of any Shareholder for fundraising purposes so long as such Persons are apprised of the confidential nature thereof. Notwithstanding anything to the contrary in this Agreement, each Shareholder (and each employee, representative, or other agent of the Shareholder, as applicable) may disclose the Tax treatment and Tax structure of (A) the Pubco Group, (B) the transactions entered into pursuant to the Transaction Agreement, (C) this Agreement, and (D) any of the transactions of the Pubco Group, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Shareholder relating to such Tax treatment and Tax structure.

(c)           If a Shareholder breaches any of the provisions of this Section 7.12, Pubco shall have the right to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Pubco Group and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13         Shareholder Representative.

(a)           Appointment. Without further action of any of Pubco, the Shareholder Representative or any Shareholder, and as partial consideration of the benefits conferred by this Agreement, the Shareholder Representative is hereby irrevocably constituted and appointed to act as the sole representative, agent, and attorney-in-fact for the Shareholders and their successors and assigns with respect to the taking by the Shareholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Shareholder Representative under this Agreement, including but not limited to, and unless otherwise provided by this Agreement: (i) execution of the documents and certificates required pursuant to this Agreement; (ii)  receipt and forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of the Shareholders, any and all consents, waivers, amendments, or modifications deemed by the Shareholder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) taking actions the Shareholder Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (vii) negotiating and compromising, on behalf of the Shareholders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of the Shareholders, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of the Shareholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Shareholder Representative. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for its services.

(b)           Expenses. If at any time the Shareholder Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to Pubco from the Shareholder Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Shareholder Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, Pubco shall reduce any future payments (if any) due to the Shareholders hereunder pro rata (based on their respective Applicable Percentages) by the amount of such expenses which it shall instead remit directly to the Shareholder Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Shareholder Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c)           Limitation on Liability. The Shareholder Representative shall not be liable to any Shareholder for any act of the Shareholder Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost, or expense is actually incurred by such Shareholder as a proximate result of the gross negligence, bad faith, or willful misconduct of the Shareholder Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel, accountants, or other experts selected by it shall be conclusive evidence of such good faith and reasonable judgment).

(d)           Actions of the Shareholder Representative. Any decision, act, consent, or instruction of the Shareholder Representative shall constitute a decision of all Shareholders and shall be final, binding, and conclusive upon each Shareholder, and Pubco may rely upon any decision, act, consent, or instruction of the Shareholder Representative as being the decision, act, consent, or instruction of each Shareholder. Pubco is hereby relieved from any liability to any person for any acts done by Pubco in accordance with any such decision, act, consent, or instruction of the Shareholder Representative.

[Signature Page Follows]

The undersigned executed this Agreement as of the date first written above.

PUBCO:

[·]

By:
Name:
Title:

THE COMPANY:

TOPPS INTERMEDIATE HOLDCO, INC.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE:

MADISON DEARBORN PARTNERS, LLC

By:
Name:
Title:

SHAREHOLDERS

[·]

By:
Name:
Title:

Schedule A

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _________________, 20___ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [·] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among [●], a Delaware corporation (the “Corporation”), [Madison Dearborn Partners, LLC, a Delaware limited liability company] in its capacity as the shareholder representative (the “Shareholder Representative”), and each Shareholder (as defined therein) from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.	Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Shareholder under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a Shareholder thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:

The undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

EXHIBIT G

FORM OF FIRST MERGER CERTIFICATE

Exhibit G

FINAL FORM

CERTIFICATE OF MERGER

MERGING

Titan Merger Sub I, Inc.

WITH AND INTO

TOPPS INTERMEDIATE HOLDCO, Inc.

___________________________________________

Pursuant to Title 8, Section 251 of the

General Corporation Law of the State of Delaware

___________________________________________

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

FIRST:            The surviving corporation is Topps Intermediate Holdco, Inc., a Delaware corporation (the “Company”), and the name of the corporation being merged into this surviving corporation is Titan Merger Sub I, Inc., a Delaware corporation (“Merger Sub”).

SECOND:            An Agreement and Plan of Merger, dated April 6, 2021 (as the same may be amended from time to time, the “Merger Agreement”), by and among Mudrick Capital Acquisition Corporation II, Merger Sub, Titan Merger Sub II, LLC, the Company, and Tornante-MDP Joe Holding LLC, setting forth, among other things, the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, executed and acknowledged by each of the Company and Merger Sub in accordance with Title 8, Section 251 of the DGCL.

THIRD:            The name of the corporation surviving the Merger (the “Surviving Corporation”) is Topps Intermediate Holdco, Inc.

FOURTH:            Upon the effectiveness of the merger in accordance with Section 251 of the DGCL and Section 103 of the DGCL (the “Effective Time”), the certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit A attached hereto and, as so amended shall be the Certificate of Incorporation of the Surviving Corporation at (and with effect from and after) the Effective Time until further amended pursuant to the DGCL.

FIFTH:            The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH:            An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation at the following address:

Topps Intermediate Holdco, Inc.

One Whitehall Street

New York, NY 10004

SEVENTH:            A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be signed by an authorized officer as of the _____ day of __________, 2021.

TOPPS INTERMEDIATE HOLDCO, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO CERTIFICATE OF MERGER – FIRST MERGER]

Exhibit A

Certificate of Incorporation of Surviving Corporation

[See Attached.]

EXHIBIT H

FORM OF SECOND MERGER CERTIFICATE

Exhibit H

FINAL FORM

CERTIFICATE OF MERGER
MERGING
TOPPS INTERMEDIATE HOLDCO, INC.
WITH AND INTO
TITAN MERGER SUB II, LLC

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST:            The surviving limited liability company is Titan Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), and the name of the corporation being merged into this surviving limited liability company is Topps Intermediate Holdco, Inc., a Delaware corporation (“Topps”).

SECOND:            An Agreement and Plan of Merger, dated April 6, 2021, (the “Merger Agreement”), by and among Mudrick Capital Acquisition Corporation II, Titan Merger Sub I, Inc., Second Merger Sub, Tornante-MDP Joe Holding LLC and Topps, setting forth, among other things, the terms and conditions of the merger of Topps with and into Second Merger Sub (the “Merger”), has been approved, adopted, certified, executed and acknowledged by Second Merger Sub and Topps.

THIRD:            The name of the surviving limited liability company in the Merger (the “Surviving LLC”) is Titan Merger Sub II, LLC.

FOURTH:            The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH:            An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving LLC at the following address:

Titan Merger Sub II, LLC

One Whitehall Street

New York, NY 10004

SIXTH:            A copy of the Merger Agreement will be furnished by the Surviving LLC, on request and without cost, to any to any member of any constituent limited liability company or stockholder of any constituent corporation.

IN WITNESS WHEREOF, said limited liability company has caused this Certificate of Merger to be signed by an authorized person on the _____ of _____, 2021.

Titan Merger Sub II, LLC

By
Name:
Title:

[SIGNATURE PAGE TO Certificate of MERGER – Second Merger]

EXHIBIT I

ACCREDITED INVESTOR QUESTIONNAIRE

Exhibit I

ACCREDITED INVESTOR QUESTIONNAIRE1

Part I

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person.

(a)           The undersigned subscriber (the “Subscriber”) has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

Entities:

_____	☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

_____	☐ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

_____	☐ Any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;

_____	☐ Any investment adviser relying on the exemption from registering with the Securities and Exchange Commission under section 203(l) or (m) of the Investment Advisers Act of 1940;

_____	☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

_____	☐ Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or a business development company as defined in section 2(a)(48) of the Investment Company Act;

_____	☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

_____	☐ Any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

_____	☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

[1]	For purposes hereof, the “Company” means Mudrick Capital Acquisition Corporation II, a Delaware corporation.

_____	☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (i) if the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, or (ii) if the employee benefit plan has total assets in excess of $5,000,000 or, (iii) if such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

_____	☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

_____	☐ Any organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquired the securities offered, with total assets in excess of $5,000,000;

_____	☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D;

_____	☐ Any entity in which all of the equity owners are “accredited investors”;

_____	☐ Any entity of a type not listed above, that is not formed for the specific purpose of acquiring the securities offered and owns investments in excess of $5,000,000; or

_____	☐ Any “family office,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, that (i) has assets under management in excess of $5,000,000; (ii) is not formed for the specific purpose of acquiring the securities offered and (iii) has a person directing the prospective investment who has such knowledge and experience in financial and business matters so that the family office is capable of evaluating the merits and risks of the prospective investment;

Natural Persons:

_____	☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

_____	☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000[2];

[2]	For purposes of this item, “net worth” means the excess of total assets at fair market value (excluding the value of the primary residence of such natural person) over total liabilities (excluding the amount of indebtedness secured by the primary residence of such natural person up to such primary residence’s estimated fair market value, except that if the amount of such indebtedness outstanding at the time of investment in the Company exceeds the amount outstanding 60 days before such time (the “additional indebtedness”), other than as a result of the acquisition of the primary residence, the amount of such additional indebtedness shall be included as a liability).

_____	☐ Any natural person who had an individual income[3] in excess of $200,000 in each of the two most recent years, or joint income[4] with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

_____	☐ Any natural person who holds, in good standing, one of the following professional licenses: the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65); or

_____	☐ Any “family client,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office meeting the requirements of immediately preceding paragraph and whose prospective investment in the Company is directed by that family office pursuant to clause (iii) of the immediately preceding paragraph.

(b)	The Subscriber:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

[3]	For purposes of this item, “individual income” means adjusted gross income as reported for U.S. federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any interest income received which is tax-exempt under §103 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040), (iii) any deduction claimed for depletion under Code §611 et seq., and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Code §1202 prior to its repeal by the Tax Reform Act of 1986.

[4]	For purposes of this item, “joint income” means adjusted gross income as reported for U.S. federal income tax purposes, including any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any interest income received which is tax-exempt under §103 of the Code, (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040), (iii) any deduction claimed for depletion under Code §611 et seq., and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Code §1202 prior to its repeal by the Tax Reform Act of 1986.

IN WITNESS WHEREOF, the Subscriber has executed this Accredited Investor Questionnaire on the date set forth below.

Dated ____________ ___, 2021

For Subscribers That Are Natural Persons:

Subscriber’s Name:
(print or type)
Subscriber’s Signature:
(signature)

Spouse’s Signature:
(only required if subscription is being made by a married couple as joint tenants)	(signature)

For Subscribers That Are Alter-Egos of Natural Persons (e.g., individual retirement accounts, self-directed retirement plans and certain revocable grantor trusts):

Subscriber’s Name:
(print or type)
By:
(signature of authorized representative)
Name:
(print or type name of authorized representative)
Title:
(print or type title of authorized representative)

For Subscribers That Are Entities:

Subscriber’s Name:
(print or type)
By:
(signature of authorized signatory)
Name:
(print or type name of authorized signatory)
Title:
(print or type title of authorized signatory)